Filed pursuant to Rule 424(b)(2)
Registration No. 333-156914
INFORMATION STATEMENT/PROSPECTUS
FEBRUARY 9, 2009
4929 West Royal Lane
Irving, Texas 75063
February 9, 2009
To the shareholders of Access Plans USA, Inc.:
     The Board of Directors of Access Plans USA, Inc. has approved a merger agreement that will result in Access Plans USA becoming a wholly-owned subsidiary of Alliance HealthCard, Inc. (OTCBB trading symbol: ALHC). The Board has determined that it is desirable and in the best interests of Access Plans USA and its shareholders that Access Plans USA proceed with the merger and that the terms of the merger are fair to you and our other shareholders.
     Before we can complete this merger, the merger agreement must be approved by a majority vote of our shareholders and the registration of the Alliance HealthCard common stock shares must be completed. Following completion of that registration, pursuant to shareholder consents, the holders of a majority of our common stock shares are expected to approve the merger during March 2009 by execution of shareholder consents and without a meeting of our shareholders. Let me tell you a few things about Alliance HealthCard and the merger.
     Alliance HealthCard provides product enhancement or “membership benefits” to financial institutions, rental purchase dealers, consumer finance companies, retail outlets, employee groups, and member-based associations. Alliance HealthCard is the largest membership plan provider in the specialty rent-to-own market space and over the past year has diversified and grown its revenue by broadening its distribution of membership benefits and medical discount programs through new wholesale and retail relationships. For the year ended September 30, 2008, Alliance HealthCard generated revenues of $21 million and recorded $2.7 million of net income. You can find more information on products and services of Alliance HealthCard beginning on page 31 of the Information Statement/Prospectus.
     We are excited by the opportunities we envision for the combined companies. Anticipated gains from this merger include:
•	Strengthening our sales and marketing organization and providing additional financial support to fund growth — Alliance has a strong sales and marketing management team with an excellent track record in the membership and discount medical savings market;

•	Leveraging each company’s respective markets and provider relationships to generate additional revenue and earnings growth;

•	The opportunity to reduce costs through consolidation of overhead and operational functions; and

•	Creating a larger company with the platform and management expertise to generate continued revenue and earnings growth, along with the opportunity to pursue accretive acquisitions.
     We expect our shareholders will be issued 6,800,000 Alliance HealthCard common stock shares in exchange for the outstanding common stock shares of Access Plans USA. For more information on how the merger consideration will be issued to you and our other shareholders, please see pages 17 thru 30 of the Information Statement/Prospectus.
     Our operations will be a part of the combined companies. We expect the merger will return us to profitability. The summary impact of the pro forma financial statements of the combined companies show pro-forma equivalent Access Plans USA basic earnings per share of $0.04 for the year ended September 30, 2008, assuming the merger had occurred on October 1, 2007, in contrast to the actual $(0.05) loss per share from continuing operations for Access Plans USA for this period (see page 15 of the Information Statement/Prospectus).
     Under the Oklahoma General Corporation Act and our bylaws, shareholder action may be taken by written consent without a meeting of shareholders. The written consent of the holders of a majority of our outstanding common stock is sufficient under the Oklahoma General Corporation Act and our bylaws to approve the actions described above. Accordingly, the actions described above will not be submitted to you and our other shareholders for a vote. This letter is the notice required by Section 1073 of the Oklahoma General Corporation Act.
WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY
     The Information Statement/Prospectus provides you with detailed information about the proposed merger. We encourage you to read it carefully.
     We are enthusiastic about the pending merger with Alliance HealthCard and the accompanying opportunities. and thank you for your support of Access Plans USA and our proposed merger with Alliance HealthCard.
J. French Hill
/s/ J. French Hill
Chairman of the Board of Directors
Neither the Securities and Exchange Commission nor any state securities commission has approved of the securities to be issued under the Information Statement/Prospectus or determined if the Information Statement/Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
     This Information Statement/Prospectus was first mailed on or about February 19, 2009 to Access Plans USA shareholders as of the record date of February 4, 2009.

REFERENCES TO ADDITIONAL INFORMATION
          Each of Alliance HealthCard and Access Plans USA is a “small reporting company” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This information statement/prospectus incorporates by reference important business and financial information about Alliance HealthCard and Access Plans USA from reports and documents that they have filed with the United States Securities and Exchange Commission, but are not included in, or delivered with, this information statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents related to Alliance HealthCard and Access Plans USA, respectively that are incorporated in this information statement/prospectus by requesting them in writing, or by telephone, from:

ALLIANCE HEALTHCARD, INC.	ACCESS PLANS USA INC.
900 36TH AVENUE NW, SUITE 105	4929 WEST ROYAL LANE, SUITE 200
NORMAN, OKLAHOMA 73072	IRVING, TEXAS 75063
ATTN: BRADLEY DENISON	ATTN: ELISEO RUIZ III
TEL NO.: (405) 579-8525	TEL NO.: (972) 915-3203
See also “Where You Can Find More Information,” below.

WHERE YOU CAN FIND MORE INFORMATION
          Alliance HealthCard and Access Plans USA file annual, quarterly and special reports, proxy and information statements and other information with the United States Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended. You may read and copy this information at, or obtain copies of this information by mail from, the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates on official business days during the hours of 10 a.m. to 3 p.m. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.
          The filings of Alliance HealthCard and Access Plans USA with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. These filings with the SEC are made through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system and are publicly available through the SEC’s web site. The registration statement, including all exhibits thereto and amendments thereof, and our reports have been filed with the Commission through EDGAR. We will provide without charge to each person who receives this prospectus, upon written or oral request, a copy of any information incorporated by reference in this prospectus (excluding exhibits to information incorporated by reference unless such exhibits are themselves specifically incorporated by reference). Such requests should be directed to Access Plans USA, Inc. at 4929 West Royal Lane, Suite 200, Irving, Texas 75063, Attention: Corporate Secretary, (telephone: (972) 915-3203).
          Alliance HealthCard filed a registration statement on Form S-4, of which this information statement/prospectus is a part, to register with the SEC the shares of Alliance Healthcare common stock to be delivered in connection with the merger. This information statement/prospectus is a part of that registration statement and constitutes a prospectus of Alliance HealthCard, in addition to being an information statement of Access Plans USA. As allowed by SEC rules, this information statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. You may obtain copies of the Form S-4 (and any amendments to that document) in the manner described above.
          This information statement/prospectus incorporates by reference the following documents that Alliance HealthCard and Access Plans USA have previously filed with the SEC:

Alliance HealthCard SEC Filings
(File No. 000-30099)	Period or Filing Date
Annual Report on Form 10-K	Fiscal Year Ended September 30, 2008
Current Reports on Form 8-K	Filed on December 30, 2008 and November 18, 2008
The description of Alliance HealthCard as set forth in its Form 10-SB Registration Statement	Filed March 24, 2000

Access Plans USA SEC Filings
(File No. 001-15667)	Period or Filing Date
Annual Report on Form 10-K	Fiscal Year Ended December 31, 2007
Annual Report on Form 10-K/A	Fiscal Year Ended December 31, 2007
Quarterly Report on Form 10-Q	Quarter Ended March 31, 2008
Quarterly Report on Form 10-Q/A	Quarter Ended March 31, 2008
Quarterly Report on Form 10-Q	Quarter Ended June 30, 2008
Quarterly Report on Form 10-Q	Quarter Ended September 30, 2008
Current Reports on Form 8-K	Filed on January 20, 2009, January 5, 2009, December 30, 2008, November 17, 2008, November 14, 2008, August 14, 2008, July 3, 2008, May 29, 2008, May 16, 2008, and May 9, 2008
The description of Access Plans USA as set forth in its Form 8-A Registration Statement	Filed July 31, 2001
 i

          Alliance HealthCard and Access Plans USA are incorporating by reference additional documents that they file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act between the date of this information statement/ prospectus and the date of the receipt of this information statement/prospectus by the shareholders of Access Plans USA. The information incorporated by reference is considered to be part of this information statement/ prospectus, except for any information that is superseded by information that is included in this information statement/prospectus.
          Alliance HealthCard has supplied all information contained or incorporated by reference in this information statement/ prospectus relating to Alliance HealthCard, and Access Plans USA has supplied all information contained or incorporated by reference in this information statement/ prospectus relating to Access Plans USA.
          As a result, you should rely only on the information contained or incorporated by reference in this information statement/ prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this information statement/prospectus. This information statement/ prospectus is dated February 9, 2009. You should not assume that the information contained in this information statement/prospectus is accurate as of any date other than this date, and neither the mailing of this information statement/prospectus nor the delivery of shares of Alliance HealthCard common stock in connection with the merger will create any implication to the contrary.

QUESTIONS AND ANSWERS ABOUT THE MERGER
Q:	What is the proposed transaction and what are the reasons for it?

A:	Alliance HealthCard will acquire Access Plans USA by merging a wholly-owned subsidiary of Alliance HealthCard into Access Plans USA. As a result of the merger, Access Plans USA will become a wholly-owned subsidiary of Alliance HealthCard. For shareholders of Access Plans USA, the merger will allow participation in a larger and more diversified public company and will provide more resources for Access Plans USA to expand its business and its market presence. The reasons Access Plans USA and Alliance HealthCard are proposing the merger are discussed in more detail later in this information statement/prospectus. See “The Merger — Reasons For and Advantages of the Merger,” beginning on page 20.

Q.	What will Access Plans USA shareholders receive in the merger?

A:	Upon completion of the merger, Access Plans USA shareholders will be entitled to receive up to 6,850,000 shares of Alliance HealthCard common stock or a 0.337952 partial share of Alliance HealthCard per share of Access Plans USA. The 6,850,000 shares will be reduced by one share for each $2.00 of the aggregate net cost, if any, attributable to the divesture of Access Plans USA’s subsidiary, Access HealthSource. (the intermediate holding company which formerly owned our El Paso, Texas third-party administration company). The estimated cost attributable to the divesture of Access Healthsource is $100,000 and accordingly, we expect that Alliance HealthCard will issue 6,800,000 shares to Access Plans USA shareholders, or a 0.335485 partial share of Alliance HealthCard per share of Access Plans USA. Alliance HealthCard will issue only whole shares for any fractional share that an Access Plans USA shareholder will be entitled to receive based upon the shareholder’s aggregate share ownership of Access Plans USA common stock.

In addition, Alliance HealthCard will assume employee stock options to purchase shares of Access Plans USA common stock that are outstanding and not exercised immediately before the merger. Assumed options will become exercisable to purchase shares of Alliance HealthCard common stock and will generally have the same terms and conditions, including vesting provisions, as were applicable under the Access Plans USA option plans, except that the number of common shares subject to the stock options and the exercise price of the stock options will each be adjusted by the final exchange ratio in the merger. See “The Merger — Material Interests of Management Members,” page 23 of this information statement/prospectus.

Q.	Will Access Plans USA shareholders be able to trade the Alliance HealthCard stock that they receive in the merger?

A:	Yes, the shares of Alliance HealthCard common stock you receive in the merger will be quoted on the OTC Bulletin Board under the symbol “ALHC.” Certain persons who are deemed affiliates of Access Plans USA will be required to comply with Rule 145 promulgated under the Securities Act of 1933, as amended, which we refer to as the Securities Act, if they sell their shares of Alliance HealthCard common stock received in the merger.

Q.	What are the United States federal income tax consequences to me because of the merger?

A:	It is expected that, for United States federal income tax purposes, the merger will be treated as a reorganization and the Access Plans USA shareholders and Alliance HealthCard will not recognize any gain or loss. However, those Access Plans USA shareholders that exercise and perfect their appraisal rights will recognize gain or loss equal to the difference between their adjusted income tax basis in their shares and the amount received pursuant to their appraisal rights. See “The Merger — Federal Income Tax Consequences of the Merger,” beginning on page 24 of this information statement/prospectus.

Q.	When do you expect to complete the merger?

A:	The merger is subject to various conditions described in the merger agreement. We anticipate that the last of these conditions to be satisfied will be the execution of the shareholder consents by the holders of a majority of the outstanding Access Plans USA common stock described in this information statement/prospectus. Accordingly, we expect to complete the merger shortly after the majority shareholder approval is obtained by execution of the shareholder consents, which is anticipated to occur on April 1, 2009.

Q.	What shareholder approval is required to approve the merger?

A:	We cannot complete the merger unless, among other things, shareholders owning more than 50% of the shares of Access Plans USA common stock outstanding and entitled to vote, approve and adopt the merger agreement and the merger. As of the date of this information statement/prospectus, nine Access Plans USA shareholders, who collectively control approximately 55% of Access Plans USA’s outstanding common stock, have advised that they intend to execute shareholder consents approving and adopting the merger agreement and the merger. The approval of Alliance HealthCard’s stockholders is not required in connection with the merger.

The distribution of this information statement/prospectus to all Access Plans USA shareholders provides notice that nine shareholders who collectively control approximately 55% of the outstanding shares intend, upon the completion of all the conditions to the merger, to execute consents that will result in the approval of the merger. See “Summary of the Agreement and Plan of Merger — Conditions to the Merger — Shareholder Approval,” page 28 of this information statement/prospectus and “The Merger — Required Affirmative Vote,” page 25 of this information statement/prospectus.

Q.	What does Access Plans USA’s board of directors recommend?

A:	After careful consideration of numerous factors, but without having obtained a fairness opinion from an independent investment banking firm, the board of directors unanimously determined that the proposed merger is desirable and in the best interests of Access Plans USA and its shareholders, that Access Plans USA proceed with the merger and that the terms of the merger are believed fair to you, and unanimously recommends shareholder approval and adoption of the merger agreement and the merger.

Q.	Am I entitled to rights of appraisal in connection with the merger?

A:	Yes. You are entitled to dissent to the merger and you may exercise and perfect your rights of appraisal under Oklahoma law. See “The Merger — Appraisal Rights” beginning on page 21 of this information statement/ prospectus.

Q.	Are there risks associated with the merger?

A:	Yes. You should consider carefully the risk factors set out in the section entitled “Risk Factors” beginning on page 7 of this information statement/prospectus.

Q.	Where can I find more information about Alliance HealthCard and Access Plans USA?

A:	You can find more information about Alliance HealthCard and Access Plans USA from reading this information statement/ prospectus and the various sources described in this information statement/prospectus under the section entitled “Where You Can Find More Information” beginning on page i, above.

Q.	Will a special meeting of shareholders be held?

A:	Neither a special meeting of the Access Plans USA shareholders nor Alliance HealthCare shareholders is required and will not be held. Access Plans USA shareholders approval and adoption of the merger agreement and merger is expected to be obtained by certain shareholders signing shareholder consents as described in this information statement/prospectus under the section entitled “The Merger — Appraisal Rights” beginning on page 21 of this information statement/ prospectus.

Q.	Should I send in my Access Plans USA stock certificates now?

A:	No. If Access Plans USA shareholders approve and adopt the merger agreement and the merger, shortly after the merger is completed, Alliance HealthCard will send you written instructions, including a letter of transmittal that will explain how to exchange your Access Plans USA stock certificates for Alliance HealthCard stock certificates and cash in elimination of a fractional share. Please do not send in any Access Plans USA stock certificates until you receive these written instructions and the letter of transmittal.

Q.	Who can help answer my questions?

A:	If you have any questions about the merger or if you need additional copies of this information statement/ prospectus, you should contact:
Access Plans USA, Inc.
4929 West Royal Lane, Suite 200
Irving, Texas 75063
Attention: Eliseo Ruiz III, Corporate Secretary and General Counsel
Telephone: (972) 915-3203
 v

SUMMARY
          This summary highlights selected information from this information statement/ prospectus and may not contain all of the information that is important to you. To better understand the merger and for a more complete description of the legal terms of the merger, you should read carefully this entire information statement/ prospectus and the other documents to which you have been referred. See “Where You Can Find More Information” on page i, above.
     This document is known as an information statement/prospectus. Throughout this information statement/ prospectus the first personal plural pronoun in the nominative case form “we” and its objective case form “us”, its possessive and the intensive case forms “our” and “ourselves” and its reflexive form “ourselves” refer collectively to Access Plans USA, Inc., its subsidiaries and its executive officers and directors, unless the context suggests otherwise. Furthermore, throughout this information statement/prospectus references to Alliance HealthCard are to Alliance HealthCard, Inc., its subsidiaries and its executive officers and directors, unless the context suggests otherwise.
     Under the Oklahoma General Corporation Act and the Access Plans USA bylaws, shareholder action may be taken by written consent without a meeting of shareholders. The written consent of the holders of a majority of our outstanding common stock is sufficient under the Oklahoma General Corporation Act and our bylaws to approve the actions described above. Accordingly, the actions described above will not be submitted to you and our other shareholders for a vote.
WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY
The Companies
          On November 13, 2008, we at Access Plans USA entered into an Agreement and Plan of Merger with Alliance HealthCard, Inc., a Georgia corporation.
Alliance HealthCard, Inc.
900 36th Avenue NW, Suite 105
Norman, Oklahoma 73072
(405) 579-8525
          Alliance HealthCard is the largest membership plan provider to dealers in the rental purchase industry and one of the largest providers of value added membership plans sold in conjunction with point-of-sale transactions. These membership plans provide discount savings on dining and entertainment, automotive, legal and financial, as well as insurance programs for leased property, involuntary unemployment, accidental death and dismemberment, and extended service plans. In addition, Alliance HealthCard offers discount medical plans focusing on creating, marketing, and distributing membership savings programs primarily to the underserved markets in the United States. These plans provide attractive savings in approximately 16 areas of healthcare, including physician visits, chiropractics, vision, dental, pharmacy, hearing, and patient advocacy, among others. Alliance HealthCard maintains web-site information at www.alliancehealthcard.com.
          Shares of Alliance HealthCard common stock are quoted for trading on OTC Bulletin Board under the symbol “ALHC.”
          For additional information regarding the business of Alliance HealthCard, please see its Annual Report on Form 10-K for the year ended September 30, 2008 and other filings of Alliance HealthCard with the SEC that are incorporated by reference into this information statement/prospectus. See “Where You Can Find More Information” on page i, above.

Access Plans USA, Inc.
4929 West Royal Lane, Suite 200
Irving, Texas 75063
(866) 578-1665
          We at Access Plans USA, Inc. (formerly Precis, Inc.), develop and distribute quality affordable consumer driven healthcare programs for individuals and families across the nation. Our products and programs are designed to deal with the rising costs of healthcare. They include health insurance plans and non-insurance healthcare discount programs that provide solutions for the millions of Americans who need access to affordable healthcare. We maintain web-site information at www.accessplansusa.com
          Our common stock shares are listed and quoted for trading on NASDAQ Capital Market under the symbol “AUSA.”
          For additional information regarding our business, please see our filings with the SEC that are incorporated by reference into this information statement/prospectus. See “Where You Can Find More Information” on page i.
The Merger (page 17)
          The proposed merger is to be completed pursuant to a merger agreement among Alliance HealthCard and its wholly-owned subsidiary, Alliance/Access Acquisition Corp, an Oklahoma corporation, and us. Alliance/Access Acquisition Corp will merge with and into us and we will become a wholly-owned subsidiary of Alliance HealthCard. A copy of the Agreement and Plan of Merger is incorporated by reference to our Report on Form 8-K filed with the SEC on November 14, 2008. See “Where You Can Find More Information” on page i, above.
          The Exchange Ratio; Merger Consideration (page 25)
          Upon completion of the merger, we expect Access Plans USA shareholders will receive 6,800,000 shares of Alliance HealthCard common stock or a 0.335485 partial share of Alliance HealthCard per share of Access Plans USA. The 6,800,000 shares comprise the maximum number of shares issuable of 6,850,000 less an estimated 50,000 share reduction arising from the net cost of divesture of Access Healthsource. The merger agreement provides for a one share reduction for each $2.00 of the aggregate costs and expenses of the divesture of Access Plans USA’s subsidiary, Access HealthSource, and certain liabilities of Access Plans USA in excess of the divesture proceeds received by Access Plans USA. The estimated aggregate net cost of divesture is $100,000. Alliance HealthCard will issue only whole shares for any fractional share that an Access Plans USA shareholder will be entitled to receive based upon the shareholder’s aggregate share ownership of Access Plans USA common stock.
          On November 12, 2008, the last trading day before we announced the merger, our common stock closed at $0.65 per share and the common stock of Alliance HealthCard closed at $0.70. On February 6, 2009, the closing sale price of our common stock shares was $0.23 and that of Alliance HealthCard was $0.55.
          Access Plans USA Stock Options (page 22)
          Upon completion of the merger, Alliance HealthCard will assume the stock options exercisable for the purchase shares of Access Plans USA common stock that are outstanding and not exercised immediately before the merger. Assumed options will become exercisable to purchase shares of Alliance HealthCard common stock and will generally have the same terms and conditions as were applicable under the Access Plans USA stock option plans, except that the number of common shares subject to those stock options, and the exercise price of those stock options, will each be adjusted according to the final exchange ratio in the merger.
          Opinion of Financial Advisor (page 21)
          In merger transactions, the respective companies in many cases obtain opinions of investment banking or financial adviser firms. We have not obtained and will not obtain a valuation report from a financial adviser firm regarding the merger. However, without reliance on an independent third-party fairness opinion, our board of directors concluded that the consideration to be received by our shareholders in the merger is reasonable and fair to our shareholders from a financial viewpoint. However, the members of our board of directors are not experts in the valuation of businesses from a financial viewpoint. See “The Merger — Lack of Financial Advisor Opinion” beginning on page 21 of this information statement/prospectus.
          Appraisal Rights (page 21)
          Under Oklahoma law, Access Plans USA shareholders will have the right of appraisal as a result of the merger. See “The Merger — Appraisal Rights” beginning on page 21 of this information statement/ prospectus for a description of the appraisal rights.
          No Restrictions on the Ability to Resell Shares of Alliance HealthCard Common Stock (page 24)
          All shares of Alliance HealthCard common stock received by our shareholders in connection with the merger will be freely transferable, except for shares of Alliance HealthCard common stock received by our shareholders who are considered to be “affiliates” under the Securities Act of 1933 immediately prior to the effective time of the merger. See “The Merger — Federal Securities Law Consequences” on page 24 of this information statement/prospectus. These persons may sell Alliance HealthCard common stock they receive in the merger in accordance with the volume and other limitations prescribed by Rule 145 adopted under the Securities Act and all other legal requirements.
          Federal Income Tax Consequences (page 24)
          It is expected that, for United States federal income tax purposes, the merger will be tax-free and our shareholders who do not exercise and perfect their rights of appraisal will not recognize any gain or loss. See “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” on page 24 of this information statement/prospectus.
Conditions to the Merger (page 28)
Completion of the merger depends upon satisfaction of a number of conditions, including:
•	continuing effectiveness of the registration statement of which this information statement/prospectus is a part;

•	approval and adoption, by a majority of the Access Plans USA shareholders, of the merger agreement and the merger;

•	the absence of legal restraints to completion of the merger;

•	the receipt of all necessary regulatory or governmental clearances;

•	the divesture of Access Plans USA’s subsidiary, Access HealthSource (the intermediate holding company which owns our El Paso, Texas third-party administration company), which was effectively completed on December 30, 2008;

•	the absence of any material adverse changes in the businesses of Access Plans USA since November 13, 2008; and

•	that certain third party consents obtained by Access Plans USA continue to be in full effect.
          For further details of all of the closing conditions, see “Summary of the Agreement and Plan of Merger — Conditions to the Merger” beginning on page 28 of this information statement/prospectus.

          Termination of the Merger (page 29)
Either of Alliance HealthCard or Access Plans USA may terminate the merger agreement if:
•	both parties consent in writing;

•	the merger is not completed by February 28, 2009 through no fault of the party seeking to terminate the merger;

•	our shareholders do not approve and adopt the merger agreement and the merger;

•	there are legal restraints preventing the merger;

•	a representation or warranty of the other party in the merger agreement fails to be true and correct in all material respects; provided that each party has the right to cure this type of failure and exercises reasonable efforts to cure; or

•	the other party fails to perform or comply in all material respects with a covenant, obligation or condition contained in the merger agreement and the failure to cure or exercise reasonable efforts to cure.
     We may terminate the merger agreement to accept an alternative acquisition proposal if:
•	our board of directors determines in good faith, after consultation with independent financial and legal advisors, that the alternative proposal (i) is reasonably capable of being completed on the terms proposed and (ii) would result in a transaction more favorable to our shareholders from a financial point of view than the proposed merger with Alliance HealthCard; and

•	we give Alliance HealthCard notice that we intend to enter into an agreement or letter of intent regarding the alternative acquisition, in which event we will negotiate with Alliance HealthCard in good faith until the expiration of such 72 hour period.
          No Solicitation Provisions (page 29)
          We have agreed that we will not solicit or encourage the initiation of any inquiries or proposals regarding any alternative acquisition transactions with third parties. However, we may respond to unsolicited acquisition proposals if required by the fiduciary duties of our board of directors, but we must promptly notify Alliance HealthCard if we receive a proposal for any alternative acquisition transactions. See “Summary of the Agreement and Plan of Merger — Termination” beginning on page 29 of this information statement/prospectus. The no-solicitation provisions may have the effect of discouraging persons who might be interested in entering into an acquisition transaction with us from proposing an alternative acquisition transaction.
          Accounting Treatment (page 23)
          The merger will be accounted for as a purchase by Alliance HealthCard in accordance with accounting principles generally accepted in the United States of America.
          Recommendation of Access Plan USA’s Board of Directors (page 21)
          After careful consideration of numerous factors, our board of directors determined that the proposed merger is desirable and in the best interests of our shareholders, that we proceed with the merger and that the terms of the merger are fair to you and our other shareholders. Accordingly, our board of directors unanimously recommended approval and adoption of the merger agreement and the merger.

          Shareholder Approval (page 29)
          In order to complete the merger, the holders of more than 50% of the outstanding shares of Access Plans USA common stock must approve and adopt the merger agreement and the merger. Alliance HealthCard stockholders are not required to approve and adopt the merger agreement or the merger. As of the date of this information statement/prospectus, the holders of approximately 55% of our common stock have advised that they intend to execute shareholder consents approving and adopting the merger agreement and merger, upon satisfactory completion of the other matters set forth in “The Merger — Conditions to the Merger — Shareholder Approval,” page 29 of this information statement/prospectus.
          Comparison of Rights of Alliance HealthCard and Access Plans USA Shareholders (page 62)
          The rights of Access Plans USA shareholders are governed by Oklahoma law and our amended and certificate of incorporation and bylaws. The rights of Alliance HealthCard shareholders are governed by Georgia law and Alliance HealthCard’s articles of incorporation and its bylaws. For a summary of material differences between the rights of our shareholders and Alliance HealthCard shareholders, see “Comparison of Rights of Shareholders of Access Plans USA and Shareholders of Alliance HealthCard and Description of Securities” beginning on page 62 of this information statement/prospectus.
          Risk Factors (page 7)
          You and our other shareholders should consider risks related to the merger and other risks related to Alliance HealthCard. See “Risk Factors,” beginning on page 7 of this information statement/prospectus.

FORWARD LOOKING INFORMATION
          Some statements contained in or incorporated by reference into this information statement/prospectus are “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements can sometimes be identified by the use of forward-looking words including “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “will” and similar expressions. All forward-looking statements involve risks and uncertainties. In particular, any statements regarding the timing or benefits of the merger and the value of the shares of Alliance HealthCard common stock to be received by Access Plans USA shareholders as consideration for the merger, as well as expectations with respect to future sales and other results of operations, operating efficiencies and product expansion, are subject to known and unknown risks, uncertainties and contingencies. Many of these risks, uncertainties and contingencies are beyond the control of Alliance HealthCard and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Factors that might affect these forward-looking statements include, among other things:
•	the impact of fluctuations in the share price of shares of Alliance HealthCard common stock;
•	overall economic and business conditions;
•	the demand for the products and services of Alliance HealthCard and Access Plans USA;
•	competitive factors in the industries in which Alliance HealthCard and Access Plans USA compete;
•	changes in federal and state governmental regulations;
•	changes in tax requirements (including tax rate changes, new tax laws and revised tax law interpretations);
•	results of litigation;
•	interest rate fluctuations and other capital market conditions;
•	the ability of Alliance HealthCard to achieve anticipated benefits in connection with the acquisition of Access Plans USA; and
•	the other risk factors described below under the heading “Risk Factors.”
          Accordingly, you should not place undue reliance on the forward-looking statements contained in this information statement/prospectus. These forward-looking statements speak only as of the date on which the statements were made. In evaluating forward-looking statements, you should consider these risks and uncertainties, together with the other risks described from time to time in reports and documents filed with the SEC by Alliance HealthCard and Access Plans USA, and you should not place undue reliance on these statements.
          All subsequent written and oral forward-looking statements attributable to Alliance HealthCard or Access Plans USA or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither Alliance HealthCard nor Access Plans USA assumes any greater obligation to update any of the forward-looking statements to reflect events or circumstances after the date of this information statement/prospectus than that imposed by the Exchange Act.
          For additional factors that might affect these forward-looking statements with respect to Alliance HealthCard, see “Risk Factors” below. For additional factors that might affect these forward-looking statements with respect to Access Plans USA, see the factors identified under the heading “Item 1A. Risk Factors” in its Annual Report on Form 10-K/A for the year ended December 31, 2007 that accompanied our Proxy Statement distributed to our shareholders in December 2008. See “Where You Can Find More Information” on page i, above.

RISK FACTORS
          Without your approval and vote as a Access Plans USA shareholder, we anticipate that the holders of a majority of our outstanding common stock shares will execute shareholder consents approving and adopting the merger agreement and the merger, and you and our other shareholders will become shareholders of Alliance HealthCard and receive common stock shares of Alliance HealthCard in exchange for the Access Plans USA common stock shares. In addition to reading and considering the other information we have included or incorporated by reference in this information statement/prospectus, you should carefully read and consider the following factors in evaluating the merger and Alliance HealthCard.
Risks Related to the Merger
The expected benefits of the merger may not be realized.
          We cannot assure you and our other shareholders that our two companies will be successfully combined into a single business. If we cannot successfully combine our operations, Alliance HealthCard may experience a material adverse effect on its business, financial condition or results of operations. The merger involves combining two companies that have previously operated separately. The combining of companies much like Alliance HealthCard and us involves a number of risks, including:
•	the diversion of management’s attention to the combining of operations;
•	difficulties in the combining of operations and systems, particularly sales and marketing organizations;
•	difficulties in the assimilation and retention of employees;
•	challenges in keeping existing clients and customers and obtaining new clients and customers; and
•	potential adverse short-term effects on operating results.
Because of difficulties in combining operations, Alliance HealthCard may not be able to realize the cost savings, revenue growth and other benefits that it hopes to achieve after completion of the merger. In addition, Alliance HealthCard may be required to spend additional time or capital resource on integration that would otherwise be spent on the development of its business and services.
The trading price of Alliance HealthCard common stock may be affected by factors different from those affecting the price of our common stock; the price of Alliance HealthCard common stock could decline following the merger.
          Upon completion of the merger, holders of our common stock will become holders of Alliance HealthCard common stock. Alliance HealthCard’s business differs from ours. Accordingly, Alliance HealthCard’s results of operations, as well as the trading price of shares of Alliance HealthCard common stock, may be affected by factors different from those affecting our results of operations and the price of our common stock.
Risk Factors Related to Alliance HealthCard
A significant portion of Alliance HealthCard’s revenues is dependent on one client.
          Revenue attributable to one contract totaled $11,557,715, $10,982,394 and $9,843,860, or 55%, 62% and 70% of total revenue for 2008, 2007 and 2006, respectively. Although Alliance HealthCard has a long-term contract, loss of this one client would have a significant adverse effect on revenues and profitability of Alliance HealthCard and possibly its ability to negotiate discounts with vendors.

Alliance HealthCard depends on various third-party vendors to supply certain products and services that are marketed by Alliance HealthCard.
          Alliance HealthCard depends on various third-party vendors to supply the products and services that are marketed by Alliance HealthCard. Many of these third-party vendors are independent contractors. As a result, the quality of services they provide is not entirely within our control. If any third-party vendor were to cease operations, or terminate, breach or not renew its contract with Alliance HealthCard, or suffer interruptions, delays or quality problems, Alliance HealthCard may not be able to substitute a comparable third-party vendor on a timely basis or on terms favorable to Alliance HealthCard. With respect to the insurance programs offered by Alliance HealthCard, it is dependent on the insurance carriers that underwrite the insurance to obtain appropriate regulatory approvals. If Alliance HealthCard were required to use an alternative insurance carrier, this may materially increase the time required to bring an insurance related product to market. Because Alliance HealthCard is generally obligated to continue providing its products and services to its customers even if Alliance HealthCard were to lose a third-party vendor, any disruption in Alliance HealthCard’s product offerings could harm its reputation and result in customer dissatisfaction. Replacing existing third-party vendors with more expensive third-party vendors could increase Alliance HealthCard’s costs and reduce its profitability.
Alliance HealthCard faces competition for clients to market its programs as well as competitive offerings of consumer benefit programs.
          There is significant competition for clients and members in Alliance HealthCard’s industry. Alliance HealthCard offers programs that provide products and services similar to or directly in competition with products and services offered by its competitors as well as the providers of those products and services through other channels of distribution.
          Alliance HealthCard provides no assurance that its competitors will not provide benefit programs comparable or superior to Alliance HealthCard’s programs at lower membership prices or adapt more quickly to evolving industry trends or changing industry requirements. Increased competition may result in price reductions, reduced gross margins, and loss of market share, any of which could adversely affect Alliance HealthCard’s business, financial condition and results of operations. There is no assurance that Alliance HealthCard will be able to compete effectively with its current and future competitors.
Alliance HealthCard has many competitors and may not be able to compete effectively which may lead to a lack of revenues and discontinuance of its operations.
          Alliance HealthCard competes with numerous well-established companies that design and implement membership programs and other healthcare programs. Some of its competitors may be companies that have programs that are functionally similar or superior to Alliance HealthCard’s programs. Most of these competitors possess substantially greater financial, marketing, personnel and other resources than Alliance HealthCard. Furthermore, these competitors may have more established reputations relating to their programs and the products offered.
          Due to competitive market forces, Alliance HealthCard may experience price reductions, reduced gross profit margins and loss of market share in the future, any of which would result in decreases in sales and revenues. These decreases in revenues would adversely affect Alliance HealthCard’s business and results of operations and could lead to discontinuance of operations. There can be no assurance that:
•	Alliance HealthCard will be able to compete successfully;
•	Alliance HealthCard’s competitors will not develop programs that render Alliance HealthCard’s programs less marketable or even obsolete; or
•	Alliance HealthCard will be able to successfully enhance Alliance HealthCard’s programs when necessary.
Government regulation may adversely affect or limit the operations of Alliance HealthCard.

          Most of the discount medical programs offered by Alliance HealthCard are sold without the need for an insurance license by any federal, state or local regulatory licensing agency or commission. In comparison, companies that provide insurance benefits and operate healthcare management organizations and preferred provider organizations are regulated by state licensing agencies and commissions. These regulations extensively cover operations, including scope of benefits, rate formula, delivery systems, utilization review procedures, quality assurance, enrollment requirements, claim payments, marketing and advertising. Several states have enacted laws and regulations overseeing discount medical plans. Alliance HealthCard does not know the full extent of these regulations and additional states may also impose regulation. Alliance HealthCard’s need to comply with these regulations may adversely affect or limit its future operations. The cost of complying with these laws and regulations has and will likely continue to have a material effect on the results of operations and financial position of Alliance HealthCard.
          Government regulation of insurance and healthcare coverage and health plans is a changing area of law and varies from state to state. Although Alliance HealthCard is not an insurance company, the insurance companies from which Alliance HealthCard obtains its products and financial services are subject to various federal and state regulations applicable to their operations. These insurance companies must comply with constantly evolving regulations and make changes occasionally to services, products, structure or operations in accordance with the requirements of those regulations. Alliance HealthCard may also be limited in how Alliance HealthCard markets and distributes its products and financial services as a result of these laws and regulations.
Alliance HealthCard may have exposure and liability relating to non-compliance with insurance portability and accountability Act of 1996 and the cost of compliance could be material.
          In April 2003, privacy regulations were promulgated by The Department of Health and Human Services pursuant to the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). HIPAA imposes extensive restrictions on the use and disclosure of individually identifiable health information by certain entities. Also as part of HIPAA, the Department of Health and Human Services has regulations standardizing electronic transactions between health plans, providers and clearinghouses. Healthcare plans, providers and claims administrators are required to conform their electronic and data processing systems to HIPAA electronic transaction requirements. While Alliance HealthCard believes it is currently compliant with these regulations, Alliance HealthCard cannot be certain of the extent to which the enforcement or interpretation of these regulations will affect its business. Alliance HealthCard’s continuing compliance with these regulations, therefore, may have a significant impact on its business operations and may be a material cost in the event Alliance HealthCard is subject to these regulations. Sanctions for failing to comply with standards issued pursuant to HIPAA include criminal and civil sanctions.
The failure to comply with federal and state regulation could result in enforcement action and imposition of penalties, required modifications of Alliance HealthCard’s operations and negative publicity.
          Alliance HealthCard’s operation are regulated by federal and state laws and regulations administered by various state agencies. These laws and regulations cover the areas of insurance, discount medical plans, associations, and extended service. Compliance with all of the applicable regulations and laws is uncertain because of the evolving interpretations of existing laws and regulations, and the enactment of new laws and regulations. Accordingly, there is the risk that Alliance HealthCard’s operations could be found to not comply with applicable laws and regulations that could:
•	result in enforcement action and imposition of penalty,
•	require modification of our operations or programs,
•	result in negative publicity.
Any of these consequences could have a material adverse effect on our results of operations as well as our financial condition.

The goodwill and other intangible asset resulting from Alliance HealthCard’s merger-acquisition of Access Plans USA as well as its prior acquisitions may become impaired and require a write-down and the recognition of an impairment expense that may be substantial.
          In connection with Alliance HealthCard’s merger-acquisition of BMS Holding Company, Alliance HealthCard recorded goodwill and other intangible assets that had an aggregate asset value of $4,243,035 at September 30, 2008. Furthermore, upon completion of Alliance HealthCard’s merger-acquisition of us, Alliance HealthCard anticipates that it will record additional goodwill and intangible assets. If the merger had been completed as of September 30, 2008, the estimated additional goodwill and intangible asset that would be recorded is $4,116,000, to give a total of $8,359,035 as of that date (see “Unaudited Pro Forma Condensed Combining Financial Statements,” below). In the event that this balance is determined to be impaired for any reason, Alliance HealthCard will be required to write-down or reduce the value of the goodwill and intangible asset and recognize an impairment expense. The impairment expense may be substantial in amount and, in such case, adversely affect the results of Alliance HealthCard’s operations for the applicable period and may negatively affect the market value of the Alliance HealthCard common stock.
Our failure to protect private data could subject Alliance HealthCare to penalties, damage our reputation, cause us to be in breach of contracts and cause us to expend capital on other resources to protect against future security breaches.
          Certain of Alliance HealthCard’s services are based upon the collection, distribution and protection of sensitive private data. Alliance HealthCard’s contracts with certain clients place a duty on Alliance HealthCard to protect certain confidential information and to comply with certain provisions of privacy laws including the Gramm-Leach-Bliley Act. Unauthorized users might access that data and human error or technological failures might cause the wrongful dissemination of that data. If Alliance HealthCard experiences a security breach, the integrity of certain of its services may be affected and the breach could violate certain of its client agreements. Alliance HealthCard has incurred, and may incur in the future, significant costs to protect against the threat of a security breach. Alliance HealthCard may also incur significant costs to alleviate problems that may be caused by future breaches. Any breach or perceived breach could subject Alliance HealthCard to government fines or sanctions, legal claims from clients or customers under that govern the security non-public personal information. There is no assurance that Alliance HealthCard would prevail in any related litigation. Moreover, any public perception that Alliance HealthCard has engaged in the unauthorized release of, or have failed to adequately protect, private information could adversely affect its ability to attract and retain members and end-customers. In addition, unauthorized third parties might alter information in Alliance HealthCard’s databases that would adversely affect both its ability to market Alliance HealthCard’s services and the credibility of its information.
Alliance HealthCard is dependent on certain executive officers and directors.
          Alliance HealthCard operations currently depend on the continued efforts of its executive officers, particularly Danny C. Wright, its Chairman and Chief Executive Officer, Brett Wimberley, its President and Chief Operating Officer, and Susan Matthews, its Executive Vice President of Sales and Marketing. Alliance HealthCard also is highly dependent on the quality and efforts of its staff to provide services and to attract and retain clients and customers. Competition for qualified management and professional employees is currently intense. Alliance HealthCard’s business could be materially and adversely affected if its executive officers unexpectedly become unable or decide not to continue in their present positions, or if other employees and staff fail to continue with Alliance HealthCard and it is unable to attract and retain qualified replacements.
Following the merger, Alliance HealthCard officers and directors will continue to have control.
          After the merger, Alliance HealthCard’s officers and directors are expected to control approximately 73% of Alliance HealthCard’s outstanding common stock shares and effectively will be able to control most matters requiring approval by shareholders, including the election of directors.

It is anticipated that dividends on the Alliance HealthCard common stock shares will not be declared.
          Alliance HealthCard does not anticipate paying any dividends on its common stock shares in the foreseeable future.
Risk Factors Related to Access Plans USA
          Certain risk factors are attendant to our business and operations. See “Item 1A. Risk Factors” in the Annual Report on Form 10-K/A for the year ended December 31, 2007 of Access Plans USA that is incorporated by reference in this information statement/prospectus together with the liquidity discussion appearing in Part I, Item 2 (Management’s Discussion and Analysis) of the Quarterly Report on Form 10-Q for the nine month period ended September 30, 2008. See “Where You Can Find More Information” on page i. These risks are relevant if Access Plans USA were to continue business as usual without giving effect to the proposed merger and also if the merger occurs and Access Plans USA becomes a material part of the business and operations of Alliance HealthCard.
SUMMARY FINANCIAL INFORMATION OF
ALLIANCE HEALTHCARD AND ACCESS PLANS USA
          The following information is being provided to assist in analyzing the financial aspects of the merger.
Alliance HealthCard
          The summary selected consolidated historical financial information presented for Alliance HealthCard for the years ended September 30, 2008 and 2007 was derived from Alliance HealthCard’s audited consolidated financial statements appearing elsewhere in this information statement/prospectus. This information should be read in conjunction with the historical financial statements and related notes contained in this information statement/prospectus and in the annual, quarterly and other reports filed by Alliance HealthCard with the SEC that are incorporated by reference in this information statement/prospectus. See “Where You Can Find More Information” on page i, above.
          The unaudited pro forma data for the year ended September 30, 2008 were prepared as though the proposed merger with Alliance HealthCard occurred on October 1, 2007.
Access Plans USA
          The following summary selected consolidated historical financial data should be read in conjunction with our consolidated financial statements for the years ended December 31, 2007, 2006 and 2005 and related notes thereto appearing elsewhere in this information statement/prospectus and our condensed consolidated financial statements for the nine month periods ended September 30, 2008 and 2007 and related notes thereto appearing elsewhere in this information statement/prospectus. See “Where You Can Find More Information” on page i, above. The statements of operations data for the years ended December 31, 2007, 2006 and 2005 and the balance sheet data as of December 31, 2007 and 2006 are derived from our audited consolidated financial statements. The statement of operations data for the nine months ended September 30, 2008 and 2007, and the balance sheet data as of September 30, 2008, are derived from the unaudited interim consolidated financial statements and the related notes to those consolidated financial statements. The summary selected consolidated historical financial data provided below is not necessarily indicative of our future results of operations or financial performance.

Summary Selected Consolidated Historical Financial Information of Alliance HealthCard
(dollars in thousands, except per share data)

	For the Year Ended September 30,
	2008	2007	2006
Net revenues	$20,913	$17,609	$14,157
Direct costs	11,113	11,542	10,048

Gross profit	9,800	6,067	4,109

Marketing and sales expenses	1,252	917	694
Depreciation and amortization expense	551	344	41
General and administrative expenses	3,115	2,877	1,190

Total operating expenses	4,918	4,138	1,925

Operating income	4,882	1,929	2,184

Other income (expense):
Other income	164	71	80
Other expense, net	(149)	(149)	(13)

	15	(78)	67

Net income before income taxes	4,897	1,851	2,251

Provision for income taxes
Current	2,140	589	—
Deferred tax (benefit)	49	(134)	—

Total provision for income taxes	2,189	455	—

Net income	2,708	1,396	2,251
Less dividends and distributions	—	(8,243)	1,130

Net income (loss) available for common stock	$2,708	$(6,847)	$1,121

Per share data:
Basic income (loss)	$0.18	$(0.47)	$0.11

Diluted income (loss)	$0.18	$(0.47)	$0.11

Basic weighted average shares outstanding	14,798	14,549	10,000

Diluted weighted average shares outstanding	15,263	14,549	10,000

Cash Flows Data:
Net cash provided by operating activities	$3,321	$2,042	$2,487
Net cash provided by (used in) investing activities	(237)	985	(523)
Net cash used in financing activities	(2,346)	(2,693)	(1,130)

Total change in cash	$738	$334	$834

Balance Sheet Data:
Cash and cash equivalents	$3,013	$2,274	$1,940
Restricted cash	$157	$—	$—
Current assets	$5,688	$4,698	$3,504
Working capital (deficit)	$(631)	$(1,901)	$1,293
Total assets	$10,524	$10,232	$4,362
Current liabilities	$6,319	$6,599	$2,211
Total liabilities	$7,251	$9,799	$2,211
Stockholders’ equity	$3,273	$433	$2,151
Total liabilities and stockholders’ equity	$10,524	$10,232	$4,362

Summary Selected Consolidated Historical Financial Information of Access Plans USA, Inc.
(dollars in thousands, except per share data)

	For The Nine Months
	Ended September 30,		For The Year Ended December 31,
	2008	2007	2007	2006	2005
Statement of Operations Data:
Product and service revenues	$26,857	$20,279	$28,972	$14,525	$21,301
Direct costs	18,834	13,211	19,080	7,015	10,449

Gross margin	8,023	7,068	9,892	7,510	10,852

Operating expenses
Personnel costs, including benefits	4,752	3,875	5,383	4,475	6,701
Other sales, general and administrative	3,446	4,293	5,548	4,181	4,491
Depreciation and amortization	761	554	809	669	1,461
Restructuring and severance charges	164	696	696	269	94
Goodwill impairment charges	—	3,978	3,978	2,800	12,900

Total operating expenses	9,123	13,396	16,414	12,394	25,647

Operating loss	(1,100)	(6,328)	(6,522)	(4,884)	(14,795)
Other income (expense)
Interest income (expense), net	27	71	79	241	49

Loss from continuing operations before income taxes	(1,073)	(6,257)	(6,443)	(4,643)	(14,746)
Provision for income tax expense (benefit)	39	(460)	(656)	14	47

Loss from continuing operations	(1,112)	(5,797)	(5,787)	(4,657)	(14,793)
Income (loss) from discontinued operations, net	(1,085)	(7,743)	(7,368)	(3,067)	1,422

Net loss	$(2,197)	$(13,540)	$(13,155)	$(7,724)	$(13,371)

Basic and diluted net income (loss) per share:
Continuing operations	$(0.06)	$(0.31)	$(0.30)	$(0.35)	$(1.19)
Discontinued operations	(0.05)	(0.42)	(0.39)	(0.22)	0.11

Total	$(0.11)	$(0.73)	$(0.69)	$(0.57)	$(1.08)

Weighted average number of common shares outstanding, basic and diluted (in ’000)	20,269	18,551	18,984	13,487	12,433

Cash Flow Data:
Net cash provided by (used in):
Continuing operating activities	$(1,085)	$136	$513	$(447)	$(284)
Discontinued operating activities	(592)	553	922	1,172	798

Total operating activities	(1,677)	689	1,435	725	514
Investing activity-continuing operations	100	297	(594)	(2,973)	(586)
Investing activity-discontinued operations		23	(23)	(290)	(1,236)
Financing activity	92	(735)	(1,339)	(241)	(964)

Total change in unrestricted cash	$(1,485)	$274	$(521)	$(2,779)	$(2,272)

Summary Selected Consolidated Historical Financial Information of Access Plans USA, Inc.
(dollars in thousands)

	September 30,	December 31,
	2008	2007	2006
Balance Sheet Data:
Unrestricted cash and equivalents	$1,226	$2,711	$3,432
Restricted short-term investments	$858	$1,231	$1,420
Current assets	$9,660	$10,614	$6,800
Working capital (deficit):
Continuing operations	$1,086	$1,492	$3,872
Discontinued operations	$(191)	$(417)	$124
Total assets	$18,700	$20,818	$16,244
Current liabilities	$8,765	$9,539	$2,804
Total liabilities	$9,629	$9,562	$2,852
Total liabilities and stockholders’ equity	$18,700	$20,818	$16,244
SELECTED UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION
          The following selected unaudited pro forma condensed combining financial information has been derived from and should be read together with the unaudited pro forma condensed combining financial statements and related notes (see “Unaudited Pro Forma Condensed Combining Financial Statements,” below). The information for the year ended September 30, 2008 is based on the historical consolidated statements of operations of Alliance HealthCard and our historical consolidated statements of operations. The pro forma balance sheet information as of September 30, 2008 is presented as though the merger occurred on the date of the balance sheet. The pro forma statement of operations for the fiscal year ended on September 30, 2008 is based on the historical statements of operations of Alliance HealthCard and ours as if the merger had occurred on October 1, 2007. This information is for illustrative purposes only. We and Alliance HealthCard may have performed differently had we been combined for the period presented. The selected unaudited pro forma condensed combining financial information is not necessarily indicative of the historical results that would have occurred had we and Alliance HealthCard been combined for the period presented, or the future results that we on a combined basis will experience after completion of the merger.

Year Ended
September 30,
2008
Statement of Operations Data (dollars in thousands, except per share data):
Total revenue	$56,463
Direct costs	35,816

Gross margin	20,647
Operating expenses	17,059

Operating income (loss)	3,588
Other income (expense), net	50

Income (loss) from continuing operations before income taxes	3,638
Income tax expense (benefit)	1,382

Net income (loss) from continuing operations	2,256
Less dividends	—

Net income (loss) available to common shareholders	$2,256

Diluted earnings (loss) per share from continuing operations	$0.10

Weighted average number of diluted common shares outstanding	22,463

September 30,
2008
Balance Sheet Data (dollars in thousands):
Cash and cash equivalents	$5,234
Current assets	$15,285
Working capital	$345
Total assets	$24,769
Current liabilities	$14,940
Total liabilities	$16,736
Stockholders’ equity	$8,033
Total liabilities and stockholders’ equity	$24,769
COMPARATIVE PER SHARE INFORMATION
     The following table presents:
•	Historical income from our continuing operations per share and book value per share data for Alliance HealthCard and us;
•	Unaudited pro forma combined per share data of Alliance HealthCard and us for the year ended September 30, 2008, as if the merger had occurred on October 1, 2007; and
•	Our unaudited pro forma equivalent per share data.
          The pro forma combined data as of September 30, 2008 is based on our and Alliance HealthCard’s individual historical balance sheets and statements of operations, as if the proposed merger had occurred as of September 30, 2008 and October 1, 2007, respectively. Our individual historical statements of operations for the year ended September 30, 2008 include the three months ended December 31, 2007 and the nine months ended September 30, 2008 and exclude the results of our discontinued operations (comprising the result of Access HealthSource and ACP Agency). The consideration assumed issued in connection with Alliance HealthCard’s proposed merger-acquisition of us is 6,800,000 shares of Alliance HealthCard common stock, although the actual shares issued most likely will increase, but not materially, resulting from elimination of fractional shares. See “General Terms of the Merger,” below.
          Our equivalent pro forma data shows the effect of the merger from the perspective of an owner of Access Plans USA common stock shares. The data was calculated by multiplying the Alliance HealthCard and Access Plans USA pro forma combined data by an assumed exchange ratio of 0.335485. This exchange ratio was calculated by dividing the estimated 6,800,000 Alliance HealthCard common stock shares to be issued to our shareholders in connection with the merger by the 20,269,145 outstanding Access Plans USA common stock shares.

     We and Alliance HealthCard did not pay any cash dividends during the year ended September 30, 2008.

		Access Plans USA	Alliance
		(Excluding	HealthCard	Access Plans
		Discontinued	Unaudited	USA
	Alliance	Operations)	Pro Forma	Equivalent
	HealthCard	Unaudited Pro	Combined	Unaudited Pro
	Per Share	Forma Share	Per Share	Forma Per
	Data	Data	Data(1)	Share Data(2)
At or for the year end September 30, 2008
Income from continuing operations per share of common stock:
Basic	$0.18	$(0.05)	$0.10	$0.04
Diluted	$0.18	$(0.05)	$0.10	$0.03
Net book value per share of common stock(3)	$0.22	$0.45	$0.38	$0.12

(1)	The Alliance HealthCard and Access Plans USA unaudited pro forma combined per share data are based on Access Plans USA shareholders receiving 0.335485 shares of Alliance HealthCard for each share of Access Plans USA common stock held.

(2)	Calculated by multiplying the unaudited pro forma combined per share data by 0.335485.

(3)	Book value per share of common stock is computed by dividing stockholders’ equity by the number of shares of common stock outstanding as of September 30, 2008. Pro forma book value per share is computed by dividing pro forma shareholders’ equity by the pro forma number of common stock shares outstanding as of September 30, 2008, of 21,597,000.
          The pro forma combined per share data does not purport to represent Alliance HealthCard’s financial position or results of operations that would actually been achieved had the merger occurred on October 1, 2007, or to project Alliance HealthCard’s financial position or results of operations for any future date or period. This data should be read in conjunction with the Unaudited Pro Forma Condensed Combining Financial Statements included elsewhere in this information statement/prospectus and the separate historical financial statements and notes relating to those financial statements of Alliance HealthCard included and incorporated by reference in this information statement/prospectus by reference as well as ours that are included and incorporated by reference in this information statement/prospectus.
COMPARATIVE MARKET VALUE INFORMATION
          The following table presents:
•	the closing prices per share and aggregate market value of shares of our and Alliance HealthCard’s common stock on The NASDAQ Capital Market and OTC Bulletin Board, respectively, on November 12, 2008, the last trading day prior to the public announcement of the proposed merger, and on February 6, 2009, the last trading day prior to the date of this information statement/prospectus; and
•	the value of our and Alliance HealthCard’s common stock that an Access Plans USA shareholder would have received for one Access Plans USA share and the value of the Alliance HealthCard common stock that all Access Plans USA shareholders, in total, would have received for all Access Plans USA outstanding shares, assuming the merger had occurred on those dates and applying the exchange ratio of 0.335485.

	Alliance HealthCard	Access Plans USA	Access Plans USA
	Historical	Historical	Equivalent
On November 12, 2008
Closing price per share of common stock	$0.70	$0.65	$0.23
Market value of common stock(1)	$10,357,734	$13,174,944	$4,760,000
On February 6, 2009
Closing price per share of common stock	$0.55	$0.23	$0.18
Market value of common stock(2)	$8,138,220	$4,661,903	$3,740,000

(1)	Market value based on 14,796,763 shares of Alliance HealthCard common stock and 20,269,145 shares of Access Plans USA common stock outstanding as of November 12, 2008, excluding shares held in treasury or by subsidiaries.

(2)	Market value based on 14,796,763 shares of Alliance HealthCard common stock and 20,269,145 shares of Access Plans USA common stock outstanding as of February 6, 2009, excluding shares held in treasury or by subsidiaries.
THE MERGER
Background of the Merger
          We as well as Alliance HealthCard are involved in the discount medical industry, offering discount medical plans to the public directly and through affiliated retailers. Alliance HealthCard as part of its strategic plan has sought to supplement its organic growth through strategic acquisitions in the membership, discount medical and insurance industries that will strengthen and complement its operations. Consistent with Alliance HealthCard’s interest in expanding its market share and diversifying horizontally, its executives have sought out business combinations with other companies involved in the industries in which it conducts its business. Early in 2008, Alliance HealthCard’s Chief Executive Officer, Danny Wright, and President and Chief Operating Officer, Brett Wimberley identified us as a company that could potentially be a good merger partner.
          We and Alliance HealthCard were familiar with each other before merger discussions began in the spring of 2008. Benefit Marketing Solutions, founded by Danny Wright and Brett Wimberley, and currently a subsidiary of Alliance HealthCard, purchased substantially all of the assets of Foresight, Inc, a former subsidiary of AUSA in 2005. Foresight had been in the business of offering membership benefits similar to those offered by Alliance HealthCard. We had purchased Foresight, of which Mr. Wright was a founder, in 2000. While there was no remaining material relationship between us and Alliance HealthCard when merger discussions began, the management teams and some of our and their directors were familiar with each other.
          At its meeting on March 26, 2008, our board of directors discussed the possibility of pursuing a strategic relationship or merger with another company. Our directors, Interim Chief Executive Officer, Ian Stuart, Chief Financial Officer, Bob Bintliff, Vice President and General Counsel, Eliseo Ruiz, and outside counsel Michael Dunn participated in that meeting. Mr. Stuart presented a report on prospects and discussed, with the board, the possibility that a strategic relationship or merger might be in the best interest of our shareholders considering the scale of operations and the costs of being a public company.
          Also in March of 2008, John Simonelli, an independent Director of Alliance HealthCard contacted Russell Cleveland, one of our directors, regarding the establishment of a strategic business relationship with or merger with Alliance HealthCard. In March 2008 Mr. Cleveland expressed an interest in starting discussions of an acquisition or establishing strategic business relationship.
          On April 11, 2008, Messrs. Cleveland, Stuart and Ruiz met with Messrs. Simonelli, Wright and Wimberley and discussed a possible strategic relationship or merger of the companies. A mutual nondisclosure agreement was signed providing for the sharing of confidential information. Telephone discussions continued between Messrs. Stuart and Wimberley, and on April 15, 2008, Mr. Stuart visited with Messrs. Wright and Wimberley at the Alliance HealthCard offices in Norman, Oklahoma. After these initial meetings, Alliance HealthCard presented us with potential terms for the purchase of our Consumer Plans Division’s assets.
          Alliance HealthCard reviewed the status of the discussions at its May 13, 2008 board of directors meeting and agreed that it would be beneficial to continue discussions with us. All of the board members and Alliance HealthCard’s corporate secretary, Bradley Denison, were present. An offer to purchase our Consumer Plans Division was formulated and communicated to our management. Our management, in consultation with Mr. Cleveland and J. French Hill, both members of our executive committee, determined that proposed terms of the purchase offer were at the time not sufficient and neither in our best interest nor our shareholders. The proposed terms were not accepted.
          The discussions were temporarily suspended until we completed our June 30, 2008 unaudited financials statements. In July 2008 discussion between the two companies resumed with Ian Stuart visiting Alliance HealthCard’s Norman, Oklahoma offices on July 28 to review financials, including pro-forma income statements.
          On August 5, 2008, Messrs. Wright and Wimberley and Susan Matthews, Alliance HealthCard’s Executive Vice President for Sales and Marketing, visited with Messrs. Stuart and Ruiz at our offices in Irving, Texas. Messrs. Stuart and Wimberley then continued, by telephone, discussions of a possible merger, reviewing each company’s financial results and operations, and the expected savings that could be realized by a merger of the companies.
          At its August 13, 2008 meeting, the Alliance HealthCard board discussed the status of the discussions between us and Alliance HealthCard and expressed their interests in continuing the discussions. The board discussed the strategic reasons for either an asset purchase or a merger and the financial and operational implications of those options.
          At its meeting on August 14, 2008, our board of directors considered possible changes in our strategic direction. Mr. Stuart reported on potential options for an asset sale or merger. Each option was considered in detail, as well as a valuation discussion of our Consumer Plan and Insurance Marketing divisions, along with pro forma adjustments of the year-to-date results, taking into account potential value to an acquirer. A discussion of potential suitors/strategic partners followed. Our board discussed other potential strategic opportunities, including acquisition of an existing profitable business in a related or unrelated business. The board asked management to enter into discussions with possible interested parties and brokers or others that may be of assistance in finding a strategic partner or acquirer.
          During a telephonic meeting on September 16, 2008, our board of directors again addressed our strategic direction. Mr. Stuart and Mr. Cleveland then discussed at length the status of discussions regarding potential strategic opportunities and merger opportunities with the various parties that had been included in Mr. Stuart’s report at the August 14 meeting.
          On September 24, 2008 Mr. Wimberley presented a proposed term sheet to the Alliance HealthCard board of directors and discussed that term sheet with the board on a conference call on September 25. All of Alliance HealthCard’s board members and its secretary, Bradley Denison, were present. The board of directors discussed and informally approved going forward with an offer consistent with the term sheet subject to final approval by the board.
          On September 19, Mr. Wimberley met with Mr. Hill, Chairman of our board and our Audit Committee and on September 26, we received the proposed terms of the merger from Alliance HealthCard.
          Between September 26 and October 7, Messrs. Stuart and Cleveland engaged in additional discussions with Messrs. Wright and Wimberley regarding the proposed merger, including the merger consideration. The merger consideration discussed was based on our and Alliance HealthCard’s current and anticipated adjusted earnings before interest, taxes, depreciation and amortization and the potential efficiencies to be gained from the merger.
          On October 7, 2008, Alliance HealthCard presented a revised merger proposal to us. On October 8, 2008, our board of directors met again by teleconference to discuss strategic alternatives available to us. Mr. Stuart reported on the various detail discussions that had taken place with third parties, other than Alliance HealthCard, that had expressed an interest in pursuing a merger with us. He discussed each alternative transaction in detail and discussed the reasons why none of the alternative transactions were as favorable to us and our shareholders as compared to the merger proposal of Alliance HealthCard.
          Mr. Stuart then presented Alliance HealthCard’s revised merger proposal. The board discussed in detail the terms of the offer, the operations of Alliance HealthCard, the preliminary pro forma financials of the combined companies, and the expected operations and strategies. Our board also discussed the relative values of the stock of each of the companies and our working capital needs should we choose to remain as a stand-alone company. A lengthy discussion and question and answer session followed, including a discussion of the challenges faced by us in any attempt to raise additional working capital. Our board concluded that a merger with Alliance HealthCard was in the best interest of our shareholders. Our board agreed to accept the proposed terms of the merger with Alliance HealthCard, including the issuance of approximately 7,250,000 shares of Alliance HealthCard’s common stock. Management was directed to complete its investigation of the operations and financial position of Alliance HealthCard with all due diligence and to begin preparations to enter into a definitive agreement upon the completion of the due diligence investigation.
          We notified Alliance HealthCard of our acceptance with slight modification of the proposed merger terms.
          On October 21 and 22, Messrs. Wright, Wimberley, Denison, Rita McKeown and other representatives of Alliance HealthCard met at our offices to conduct preliminary due diligence. On October 28, Messrs. Stuart and Ruiz conducted due diligence at the offices of Alliance HealthCard in Norman, Oklahoma.
          Michael Dunn has served as our and Alliance HealthCard’s outside counsel. Both companies agreed to waive the conflict of interest and to allow Mr. Dunn to prepare the definitive documents for the sake of efficiency, because of his familiarity with both companies and his work on merger transactions for both companies. Access Plans USA also engaged independent counsel to review the definitive agreements.
          On October 31, 2008, at a regularly scheduled board meeting, Alliance HealthCard’s board was presented with the proposed definitive merger agreement and a presentation on the pro forma financials. Alliance HealthCard’s board unanimously approved the merger agreement and the merger on the general terms set forth in the definitive agreement, as presented, and authorized Messrs. Wright and Wimberley to negotiate the final terms.
          Our board of directors met again on November 10, 2008. Messrs. Stuart and Ruiz reported on the due diligence investigation. The latest draft of the definitive merger agreement was discussed in detail as well as the valuation of the companies and the expected cost savings that would result from the merger as projected and assumed in the pro forma financial summary reviewed by the board. Our board discussed in detail again the operations of Alliance HealthCard, including the associated operating risks. Our board also discussed the effect of the merger on our employees and the costs that would be incurred in terminating some of our personnel and staff. Our board again concluded that the merger would be in our best interest and that of our shareholders, and unanimously approved entering into the merger agreement.
          During January 2009, various discussions were held by Messrs. Stuart and Wimberley regarding
•	our declining unrestricted cash balances,

•	the impact of the delay, relative to prior expectations, in filing of the S-4 Registration Statement of which this information statement/prospectus is a part with the United States Securities and Exchange Commission on January 20, 2009,

•	the resulting probability of being unable to close the merger by February 28, 2009 through no failure or fault of either Alliance HealthCard or us, and

•	our progress toward preparing for the integration of our operations into those of Alliance HealthCard.
           These matters were discussed at length during the February 2, 2009 Alliance HealthCard board meeting. Subsequent to that meeting, Mr. Wimberley presented to Mr. Stuart a proposed amendment to the merger agreement whereby Alliance HealthCard would, in exchange for a 400,000 reduction in the number of Alliance HealthCard shares that would be issued to Access Plans USA shareholders at closing of the merger,
•	extend the termination date of the merger agreement to April 1, 2009,

•	provide a line of credit facility, secured by our restricted deposits of up to $300,000 through to the proposed revised merger termination date of April 2, 2009, and

•	enter into a service agreement whereby Alliance HealthCard would allow various members of its management team to assist us with the management of our sales and operational functions prior to the closing of the merger.
          On February 4, 2009 Mr. Stuart reviewed the Alliance HealthCard’s proposal with Messrs. Hill and Cleveland, the two other members of the Access Plans’ executive committee, and obtained their approval of Alliance HealthCard’s proposal, including the proposed revisions to the merger agreement. Subsequently, Mr. Stuart discussed the proposed revisions with all of the other members of our board of directors and secured the unanimous approval of Alliance HealthCard’s proposal and the proposed amendment of the merger agreement.
          In connection with the approval and adoption of the merger agreement and the merger and the subsequent amendment, our and Alliance HealthCard’s boards of directors reviewed our and Alliance HealthCard’s audited and unaudited financial and other information, financial projections, and other information and data. It was represented that the financial projections had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of management as to the future operation and financial performance of the respective companies. In addition, our executive officers and consultants compared the financial and other data of Alliance HealthCard with publicly held companies engaged in businesses similar to that of Alliance HealthCard and reported the findings to our board. However, there were no companies or transactions analyzed that were directly comparable to us, Alliance HealthCard or the merger. Accordingly, the analysis was not mathematical, but instead it involved considerations and business judgments concerning differences in the financial and operating characteristics of the companies and other factors that could affect the public trading values of the companies or company to which Alliance HealthCard were compared.
          The terms of the merger, as amended, were negotiated, with consideration of the factors mentioned above, by our and Alliance HealthCard’s management and representatives. Most members of our board of directors are not experienced in investment banking and the valuation of companies. We and Alliance HealthCard have not and will not obtain an independent appraisal or valuation of us or Alliance HealthCard or the combined companies. Instead, the boards and their directors relied on their business judgments and business experience and the respective market values of our and Alliance HealthCard’s common stock shares. We and Alliance HealthCard and our and its directors and executive officers provide no assurance that the common stock shares of Alliance HealthCard to be issued and delivered to you and our other shareholders in connection with the merger will have an aggregate value greater or less than the our value from a financial point of view.
          The definitive merger agreement was executed on November 13, 2008 and the amendment to that agreement was executed on February 9, 2009.

Reasons For and Advantages of the Merger
          Our board of directors believe that the merger is desirable and in our best interests and our shareholders. Accordingly, at the special meeting of our board held on November 10, 2008 at which the merger was considered and voted upon, the board of directors unanimously approved the merger agreement. Additionally, unanimous board of director consent to the amendment to the merger agreement was secured by February 9, 2009. Our board of directors identified a number of benefits for our shareholders that could result from the merger. Subject to the risks of the Alliance HealthCard business, these potential benefits of the merger include:
•	you and our other shareholders will own an interest in a larger and more diversified company;
•	other sources of revenues and distribution channels for our products and services will be provided;
•	our success and potential profitability will be further diversified and less dependent upon our non-insurance discount medical plans and insurance product sales and services;
•	we expect to obtain a significantly greater rate of return on our capital resources and discontinuance of operating losses and consequently increased shareholder value and common stock share appreciation potential in the long term;
•	potentially the access to additional capital resources required to further our business plan and strategies compared to our existing and potential inability to obtain those capital resources;
•	our management, with certain exceptions, will have significant responsibilities and remain active within the combined company, which should facilitate our integration with Alliance HealthCard;
•	we believe that the combining of our operations with those of Alliance HealthCard will assist in the growth of our consumer healthcare savings programs and insurance products and services through utilization of Alliance HealthCard’s marketing distribution channels;
•	we expect to achieve synergies and possible cost savings from the combined product and services development, marketing and sales, and administrative areas of the combined companies following the merger; and
•	as illustrated by the pro forma earnings per share amounts as compared to our historical per share amounts, we expect to achieve profitability and earnings.
          Our expected or anticipated effects of the merger are forward-looking and there is no assurance that they will be realized. You should review the “Risk Factors” section of this information statement/prospectus and familiarize yourself with Alliance HealthCard by reading the information incorporated in and provided elsewhere in this information statement/prospectus. See “Where You Can Find More Information” on page i, above .
Disadvantages of the Merger
          Immediately following completion of the merger,
•	you and our other shareholders will only own approximately 31.5% of the outstanding common stock shares of Alliance HealthCard and there is expected to be further concentration of voting control (approximately 70%) in the combined company’s executive officers and directors;
•	you and our other shareholders on a per common stock share basis will incur net book value dilution of $0.33 (from $0.45 to $0.12) based upon our pro forma balance sheet as of September 30, 2008; and
•	you and our other shareholders will be subject to risks of the business of Alliance HealthCard, many of which are not within its control (see “Risk Factors,” above).

Our board of directors considered a number of potential negative factors that included:

•	the possibility that the merger might not be consummated and the effect of a public announcement of a termination of the merger on:
•	our revenues, operating results and stock price; and

•	the potential disruption of our business that might result from employee and customer uncertainty and lack of focus following announcement of the merger;
•	the risk that Alliance HealthCard may fail to meet projected growth rates and that Alliance HealthCard’s stock price might decline substantially prior to or subsequent to closing of the merger;
•	the risk that the announcement of the merger could result in decisions by our customers to cancel or delay purchases of products or services or those of Alliance HealthCard;
•	the risk associated with attempting to integrate our operations, products and services with those of Alliance HealthCard, including the risk that the benefits sought to be achieved by the merger will not be achieved;
•	although our board of directors did not believe that any competing offer would be forthcoming, the risks associated with agreeing to a break-up fee of $362,500 payable to Alliance HealthCard under certain circumstances and the potential effect of the termination fee in discouraging competing offers to acquire us;
•	the delisting of our common stock shares by The NASDAQ Capital Market; and
•	other risks described under the caption “Risk Factors.”
Recommendation of Our Board of Directors
          Our Board of Directors unanimously approved the merger.
Lack of Financial Advisory Opinion
          In transactions similar to the merger, the respective companies in some circumstances obtain opinions of investment banking or financial adviser firms. These opinions relate to the fairness to the respective shareholders of the consideration to be received in the merger from a financial point of view. We have not obtained and will not seek an opinion from an investment banking or financial adviser firm regarding the fairness of the merger with Alliance HealthCard. Our board of directors concluded that the cost of a fairness opinion was unwarranted based upon the advantages our board of directors believes the merger offers.
          Without an independent third-party fairness opinion, our board of directors concluded that the consideration to be received by our shareholders in the merger is fair from a financial point of view to you and our other shareholders. However, the members of our board of directors are not experienced in investment banking and the valuation of companies. Consequently, we provide no assurance that an independent third party experienced in investment banking would similarly conclude that the consideration for this merger is fair from a financial point of view to our shareholders, or the Alliance HealthCard common stock to be issued and delivered to our shareholders will have an aggregate value greater or lesser than the value of our common stock shares from a financial point of view.
Appraisal Rights
          The Merger will be completed and become effective on April 1, 2009. You and our other shareholders will have rights of appraisal under the Oklahoma General Corporation Act to receive cash for your Access Plans USA shares if the merger is completed. To do this, the following procedures summarized below must be followed.
          The following is a summary of the principal steps that must be taken to perfect appraisal rights under Section 1091 of the Oklahoma General Corporation Act (“Section 1091”). Because this is a summary, it does not contain all the information that may be important to you if you elect to exercise appraisal rights. You should read the full text of Section 1091, a copy of which is attached as Appendix A to this information statement/prospectus.

          If you dissent from the merger and demand and perfect appraisal rights under Section 1091, and if the merger becomes effective, your Access Plans USA shares will not be converted into Alliance HealthCard common stock. Instead, you will have the right to receive the “fair value” of your Access Plans USA shares as determined by an Oklahoma county district court (the “Oklahoma Court”). You should review this discussion and Section 1091 carefully if you wish to exercise appraisal rights, or wish to preserve the right to do so, because failure to comply with the required procedures will result in loss of such rights. If you are considering dissenting, you should consult your legal advisor. If your shares of Access Plans USA common stock are held of record in the name of another person and you desire to perfect appraisal rights, you must act promptly to cause the shareholder of record to follow the steps summarized below. Shares of our common stock with respect to which the shareholders of record properly exercise appraisal rights are referred to as “Dissenting Shares.” To exercise appraisal rights, a shareholder (i) must file with us, on or before April 11, 2009 or a later date of which we will provide notice. If the shareholder dissents and demand appraisal rights, the shareholder must do so as to all of the Access Plans USA common stock shares held of record by the shareholder (the “Dissenting Shares”).
          Within 120 days after the effective time of the merger, we or any shareholder that has complied with Section 1091 and is otherwise entitled to appraisal rights, may (i) file a petition in the Oklahoma Court demanding a determination of the value of all Dissenting Shares and (ii) upon written request, receive from us a statement setting forth the aggregate number of our common stock shares as to which demands for appraisal have been received and the aggregate number of holders of those shares. We do not intend to file that petition. Upon the filing of a petition pursuant to Section 1091 by a shareholder, a copy must be served on us.
          If a petition for an appraisal is timely filed, the Oklahoma Court must determine the holders of Dissenting Shares entitled to appraisal rights and the “fair value” of the Dissenting Shares. In determining the fair value, the Oklahoma Court may consider all relevant factors, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any to be paid upon the amount determined to be the fair value.
          If you demand an appraisal under Section 1091, you will not, after the effective time, be entitled to vote the shares subject to the demand for any purpose or to receive dividends or other distributions on the shares except dividends or other distributions, if any, payable to shareholders of record as of a date before the effective date of the merger.
          If you demand appraisal and subsequently withdraw your demand or lose your right to appraisal, your share of Access Plans USA common stock will be converted into shares of Alliance HealthCard common stock in accordance with the merger agreement. You will lose your right to appraisal (i) if you fail to file a written demand for appraisal on or before April 11, 2009 or a later date of which we will provide notice, (ii) if no petition for appraisal is filed within 120 days after the effective time or (iii) if you withdraw your demand for appraisal within 60 days after the effective time.
Management Changes
          Upon completion of the merger, the number of directors serving on Alliance HealthCard’s board of directors will be seven. Our directors, J. French Hill and Russell Cleveland, will become members of the board of directors of Alliance HealthCard, and our other board members, Kent H. Webb, Nicholas J. Zaffiris, Kenneth S. George and Andrew A. Boemi will resign as members of our board of directors. Robert D. Garces and Thomas W. Kiser will resign from Alliance HealthCard’s board of directors. Eliseo Ruiz III will resign as our Executive Vice President and General Counsel and Secretary. Each of Messrs. Hill and Cleveland will serve on Alliance HealthCard’s board until the 2010 annual shareholders meeting of Alliance HealthCard and until his successor is elected or his resignation or death.

Material Interests of Management Members
          As of the date of this information statement/prospectus, each of our officers and directors owned the number and percent of our outstanding common stock shares and held stock options exercisable for the purchase of our common stock shares (“Option Shares”) set forth opposite their names as follows:

		Number of	Ownership	Option
Name	Executive Officer Position	Shares	Percent(1)	Shares
Ian R. Stuart	President, Interim Chief Executive Officer and Chief Financial Officer	889,556	4.39%	—
Michael K. Owens(2)	President of America’s Health Care/Rx Plan Agency, Inc.	144,837	.71%	—
Eliseo Ruiz III	Executive Vice President and General Counsel and Secretary	4,283	.02%	212,500
Scott Treadway	Vice President of Operations	11,000	.05%	120,000
Nancy L. Zalud	Vice President of Marketing and Communications	69,169	.34%	—
J. French Hill	Chairman of the Board of Directors	7,000	.03%	80,000
Nicholas J. Zaffiris	Director	—	—%	55,000
Russell Cleveland(3)	Director	—	—%	25,000
Kent H. Webb	Director and Medical Director	125,219	.62%	91,500
Kenneth S. George	Director	3,000	.01%	55,000
Andrew A. Boemi	Director	80,769	.40%	25,000

(1)	The percentage shown was rounded to the nearest one-tenth of 1.0%, based upon 20,269,145 shares of common stock being outstanding on the date of this information statement/prospectus.

(2)	Mr. Owens is the trustee of the Peter W. Nauert Revocable Trust that owns 5,533,482 common stock shares, representing 27.30% of our outstanding common stock shares.

(3)	Mr. Cleveland controls RENN Capital Group, Inc. that manages US Special Opportunities Trust PLC that owns 801,813 common stock shares, Renaissance Capital Growth & Income Fund III, Inc. that owns 890,500 common stock shares, Premier RENN US Emerging Growth Fund Limited that owns 1,200,900 common stock shares, and Renaissance US Growth Investment Trust PLC that owns 1,562,145 common stock shares. The total of 4,455,358 shares represents 21.98% of our outstanding common stock options.
          Upon completion of the merger, our executive officers and directors will exchange their common stock shares for Alliance HealthCard common stock shares in the same fashion that our other shareholders will. The stock options held by our executive officers and directors will become exercisable for the purchase of Alliance HealthCard common stock shares as provided in their respective stock option agreement and under our stock option plans. Our board of directors was fully aware of the interests of our directors and executive officers and took their interests into account in approving the merger agreement.
Accounting Treatment of the Merger
          For accounting purposes, we will be considered to have been purchased by Alliance HealthCard. On a pro forma basis, assuming the issuance of 6,800,000 shares, the purchase price paid by Alliance HealthCard will be approximately $4,870,000 for accounting purposes. On a pro-forma basis as of September 30, 2008 this is estimated to result in the recording of an additional $4,116,000 of goodwill and other intangible assets. This pro forma purchase price is the aggregate sum of
•	$4,760,000 representing the value of the 6,800,000 shares of Alliance HealthCard common stock to be delivered at closing of the merger valued at $0.70 per share, the closing sale price of the Alliance HealthCard common stock on November 13, 2008, the date of the public announcement of the terms of the merger; and

•	the costs of the merger-acquisition which are estimated to be $110,000.
The recorded goodwill will be not be amortized, but will be subject to at least annual evaluation for impairment, and in the event the goodwill becomes impaired, it will be partially or fully written off. The intangible assets will be amortized over the estimated life of each intangible asset, subject to acceleration of amortization in the event it is determined that the value of the intangible assets is less than their unamortized values.
Federal Income Tax Consequences of the Merger
          The following discussion is a summary of the material U.S. federal income tax consequences to us, our shareholders and Alliance HealthCard of the merger. The following discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), treasury regulations promulgated under the Code, administrative rulings and pronouncements and judicial decisions as of the date of this information statement/prospectus, all of which are subject to change, possibly with retroactive effect.
          The discussion below is for general information only and does not address the effects of any state, local or foreign tax laws as they may relate to the merger. In addition, the discussion below assumes you hold shares of our common stock as a capital asset. However, the tax treatment may vary depending upon your particular situation. Certain taxpayers, including insurance companies, tax-exempt organizations, financial institutions and broker-dealers may be subject to special rules not discussed below.
          In the opinion of our counsel, Dunn Swan & Cunningham, consummation of the merger will constitute reorganization within the meaning of Section 368 of the Code. This opinion will be based on facts existing at the time the merger becomes effective and on the representations, warranties and covenants as to factual matters contained in the merger agreement. The conclusions reached in the opinion could be jeopardized if the representations, warranties or covenants are incorrect in certain material respects. We and Alliance HealthCard are unaware of any facts or circumstances which would cause any of the representations, warranties and covenants made in the merger agreement to be untrue or incorrect in any material respect. The opinion of counsel is not binding on the Internal Revenue Service or the courts.
          Based on the opinions discussed above, the material U.S. federal income tax consequences that will result from the merger are as follows:
•	you and the other holders of our common stock shares will not recognize any income, gain or loss upon completion of this merger and
•	no income, gain or loss will be recognized by us or Alliance HealthCard as a result of the merger.
          The foregoing discussion is only a summary and may not be a complete analysis or listing of all potential tax effects that could be relevant to your particular tax circumstances. You are urged to consult your own tax advisor concerning the federal, state and local and any foreign tax consequences of the merger to you.
Federal Securities Law Consequences
          All shares of common stock to be received by you and our other shareholders have been registered under the Securities Act of 1933, as amended (the “Securities Act”) and will be freely transferable. The shares received by you and other shareholders, with the exception of those shares received by our “affiliates,” may be resold without restriction under the Securities Act. A person who may be deemed to be our affiliate generally includes an individual or entity that controls, is controlled by, or is under common control with, the person and may include certain officers and directors of the person as well as principal shareholders of the person.

Regulatory Approvals
          Other than obtaining the SEC’s effectiveness of the registration statement of which this information statement/prospectus is a part, there are no regulatory approvals required to be obtained by Alliance HealthCard or us prior to or subsequent to consummation of the merger.
Required Affirmative Vote
          The affirmative vote of at least a majority of our outstanding common stock shares is required for approval of our merger with Alliance HealthCard. We anticipate that, on or after the 22nd day following distribution of this information statement/prospectus certain of our affiliates holding a majority of our outstanding common stock shares will execute stockholder consents approving and adopting the merger and merger agreement.
          As of the date of this information statement/prospectus Ian R. Stuart, The Peter W. Nauert Revocable Trust, Michael K. Owens, US Special Opportunities Trust PLC, Renaissance Capital Growth & Income Fund III, Inc., Premier RENN US Emerging Growth Fund Limited, Renaissance US Growth Investment Trust PLC, Andrew A. Boemi, and Kent H. Webb, own of record a total of 11,229,221 shares of our outstanding common stock, representing more than 55% of our outstanding common stock shares.
          If the holders of less than a majority of our outstanding common stock shares execute stockholder consents approving and adopting of the merger agreement and merger, we will be required to call a shareholders’ meeting for consideration of the merger.
SUMMARY OF THE AGREEMENT AND PLAN OF MERGER
          The following description summarizes all of the material terms of the Agreement and Plan of Merger, as amended. For full information, you should read the Agreement and Plan of Merger, a copy of which is included as Appendix A to this information statement/prospectus.
General Terms of the Merger
          The Merger. Alliance HealthCard’s wholly-owned subsidiary, Access/Alliance Acquisition Corp. will merge with and into us. As a result of the merger, we will become a wholly-owned subsidiary of Alliance HealthCard, the separate corporate existence of Access/Alliance Acquisition Corp. will cease and we will continue as the surviving corporation as a wholly-owned subsidiary of Alliance HealthCard.
          Effective Time. As promptly as practicable (and in any event within two business days) after the satisfaction or waiver of the conditions set forth in the merger agreement, we will complete the merger by filing certificate of merger with the Secretary of State of Oklahoma. The time of filing the certificate of merger will be the “effective time” of the merger.
          Exchange of Access Plans Capital Stock for Alliance HealthCard Common Stock. Upon completion of the merger, for each share of our common stock owned just before the merger, you and our other shareholders will be entitled to receive, in the aggregate, up to 6,850,000 shares of Alliance HealthCard common stock or a 0.337952 partial share of Alliance HealthCard common stock, subject to a reduction adjustment for the net cost arising from divesture of our subsidiary, Access HealthSource, Inc. (the “Access HealthSource Divesture”). The 6,850,000 shares of Alliance HealthCard common stock will be reduced by one share for each $2.00 of
•	the sum of the cash expenditures paid or to be incurred by us and Access HealthSource, inclusive of any amounts paid or payable by Access HealthSource to Tenet Hospitals Limited pursuant to the Compromise Settlement Agreement, Release of All Claims and Indemnity Agreement related to Statement of Claim (the “Tenet Liability”), directly associated with the sale or disposition of Access HealthSource that in the aggregate exceed
•	the proceeds received by us in conjunction with the sale or disposition of Access HealthSource.

Effective December 31, 2008 we sold Access HealthSource to a third-party and incurred an estimated $100,000 net cost in connection with the execution of the Access HealthSource Divesture. Accordingly, we expect that the number of Alliance HealthCard common stock shares issuable pursuant to the merger agreement will be 7,200,000 and the merger exchange ratio will be 0.3552197.
          The fraction of one share of Alliance HealthCard common stock into which each of our common stock shares will be converted is referred to as the “Exchange Ratio.” In the event you or any of our other shareholders will be entitled to receive a fractional share in exchange for the aggregate number of Access Plans USA common stock shares owned , the fractional share will be rounded to the next whole share. The Alliance HealthCard common stock shares issued in elimination of fractional shares will increase the number of shares to be issued by Alliance HealthCard.
Representations and Warranties
          The merger agreement contains various representations and warranties made by us and Alliance HealthCard. These relate, among other things, to the following matters (which, in certain cases, are subject to specified exceptions):
•	Corporate Status — The organization, good standing, qualification and capitalization are as described in the merger agreement, and except as stated, there are no commitments by us or Alliance HealthCard to issue any additional capital stock;

•	Approvals and Filings — There are no governmental or regulatory approvals or filings required to complete the merger, or needed to prevent the termination of governmental or regulatory licenses or permits where the effect of such termination could reasonably be expected to have a material adverse effect on our or Alliance HealthCard’s business, assets or financial condition (referred to below as a “material adverse effect”);

•	Absence of Conflict — The merger will not conflict with organizational documents, laws or agreements to which any party is subject, and the only consents required for the completion of the merger are as set forth except for those which might not reasonably be expected to have a material adverse effect;

•	Accuracy of Financial Statements — Certain financial statements delivered to the other party have been prepared fairly and in accordance with generally accepted accounting principles and there are no undisclosed liabilities that could reasonably be expected to have a material adverse effect;

•	Conduct of Business — Since June 30, 2008 and until completion of the merger, we and Alliance HealthCard have conducted business in the ordinary course and there has been an absence of certain changes or events, including the occurrence of a material adverse effect; and

•	Other Matters — The merger agreement also includes representations and warranties dealing with employee relations, benefit plans, title to properties owned by us or Alliance HealthCard, compliance with laws, the absence of litigation that could reasonably be expected to have a material adverse effect (except as otherwise noted), intellectual property rights, contracts, the validity and standing of any required permits and authorizations, compliance with environmental laws, maintenance of books and records, customers, and relationships and transactions with affiliates.
Conduct of Business Pending Completion of the Merger
          The merger agreement contains various covenants and agreements made by us and Alliance HealthCard. Those relate, among other things, to the following matters (which, in certain cases, are subject to specified exceptions):
•	Conduct of Business by Alliance HealthCard and Us — Prior to the effective time, we and Alliance HealthCard will conduct business only in the ordinary course of business and in a manner consistent with past practice. Except for the sale of Access HealthSource, we and Alliance HealthCard will use reasonable commercial efforts to preserve substantially intact our or its business organization, to keep available the services of our or its present officers, employees and consultants and to preserve our or its present relationships with customers, suppliers and other persons with which we or Alliance HealthCard has significant business relations. Except as contemplated by the merger agreement:
•	Amendments — We and Alliance HealthCard will not amend our or its certificate of incorporation or bylaws;

•	Changes in Capital Structure or Assets — There will be no change in the capital structure, including issuing or repurchasing stock, or the sale, pledge or other disposition of assets, declaration or payment of any dividend or distribution, or amendment of the terms of any of securities by us or Alliance HealthCard, other than the issuance of common stock shares in accordance with the terms of outstanding stock options;

•	Issuance of Indebtedness; Capital Expenditures or Acquisitions — Without the other’s consent, we or Alliance HealthCard will not acquire any other business or incur any additional indebtedness or, except in the ordinary course of business and consistent with past practice, incur or guarantee or otherwise become responsible for any material indebtedness or make any capital expenditures or purchase any fixed assets in excess of set amounts;

•	Employment Matters — We or Alliance HealthCard will not change any compensation arrangements or make any promises to pay any bonus or extra compensation to any director, officer, employee, salesman or agent, increase any employee benefits, or make any commitment to adopt an additional employee benefit plan;

•	Material Change or Election — We or Alliance HealthCard will not make any material change to accounting policies or procedures, or make any material tax election inconsistent with past practice, or settle or compromise any material tax liability or agree to an extension of a statute of limitations;

•	Satisfaction of Claims or Liabilities — We or Alliance HealthCard will not pay, discharge or satisfy any claims, liabilities or obligations other than in the ordinary course of business and consistent with past practices; and

•	Other Actions — We or Alliance HealthCard will not take or agree to take any of the above actions, or any other actions which would make any representation or warranty in the Agreement and Plan of Merger untrue or incorrect, or prevent us or Alliance HealthCard from performing any covenant under the merger agreement.
Additional Agreements
•	Access to Information; Confidentiality — Upon reasonable notice and subject to any other agreement by which it is bound, we or Alliance HealthCard will afford the other reasonable access to our or its properties, books, contracts, commitments and records and will furnish promptly to the other all information concerning our or its business, properties and personnel as the other may reasonably requested.

•	Consents; Approvals — We and Alliance HealthCard have agreed to use reasonable best efforts to obtain all consents, waivers, approvals, authorizations or orders, and to make all required filings, necessary to complete the merger.

•	Indemnification — Unless required by law, the indemnification provisions of our certificate of incorporation will not be amended, repealed or modified for a period of three years from the effective time in any manner that would adversely affect the rights of the individuals who, at the effective time, serve as our directors or officers.

•	Notification of Certain Matters — We and Alliance HealthCard agreed to give the other prompt notice of any event that is likely to cause any of our or its representations or warranties in the merger agreement to be materially untrue or inaccurate, or of any failure by us or it materially to comply with any covenant, condition or agreement in the merger agreement.

•	Further Action — We and Alliance HealthCard will use all commercially reasonable efforts to consummate as promptly as practicable the transactions contemplated by the merger agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to our or its obligations under the merger agreement.

•	Registration of Certain Affiliate Owned Shares — As soon as practicable after the effective time, Alliance HealthCard has agreed to use its best efforts to register the Alliance HealthCard common stock shares received by The Peter W. Nauert Revocable Trust (the “Nauert Shares”) under the Securities Act pursuant to a registration statement on Form S-3 (or any successor or other appropriate form). Alliance HealthCard has also agreed to maintain effectiveness of the registration statement until the Nauert Shares qualify for resale pursuant to Rule 144 or 145 promulgated under the Securities Act. The costs and expenses of the registration of the Nauert Shares will be paid by The Peter W. Nauert Revocable Trust.
Conditions to the Merger
     Conditions to Obligation of Each Party to Effect the Merger. Our obligations and those of Alliance HealthCard to complete the merger are subject to the satisfaction, at or prior to the effective time, of various conditions. We believe that all conditions of completing the merger will be timely satisfied and accordingly there is no material uncertainty that all conditions of the merger will be satisfied. These conditions include the following:
•	Representations and Warranties — The representations and warranties contained in the merger agreement must be true and correct in all respects on and as of the effective time, except where the failure to be true and correct could not reasonably be expected to have a material adverse effect;

•	Agreements and Covenants — All agreements and covenants contained in the merger agreement must have performed or complied with in all material respects on and as of the effective time;

•	Consents and Approvals — All material required consents, waivers, approvals, authorizations or orders must be obtained, and all required filings must have been made, except where the failure to do so would not reasonably be expected to have a material adverse effect on us or Alliance HealthCard;

•	Governmental Actions — There must not be any pending or threatened action, proceeding or inquiry by any governmental authority or administrative agency, or any other legal restraint, preventing or seeking to prevent Alliance HealthCard from exercising all material rights and privileges pertaining to its ownership of us or its ownership or operation of our business or assets, or compelling or seeking to compel it to dispose of or hold separate all or any material portion of its business or assets, as a result of the merger;

•	Illegality — There must not be any statute, rule, regulation or order which makes the consummation of the merger illegal;

•	Opinion of Counsel — We and Alliance HealthCard shall have received the written opinion of Dunn Swan & Cunningham, in form reasonably satisfactory to us and Alliance HealthCard, as to customary corporate and legal matters relating to us, Alliance HealthCard and Access/Alliance Acquisition Corp, the merger agreement and the transaction contemplated in that agreement.

•	Tax Opinion — We and Alliance HealthCard shall have received a written opinion of Dunn Swan & Cunningham, in form and substance reasonably satisfactory to us and it to the effect that the merger will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code. We and Alliance HealthCard agreed to make all representations and covenants reasonably requested by Dunn Swan & Cunningham in connection with the rendering of that opinion.

•	Effectiveness of the Registration Statement — The registration statement of which this information statement/prospectus is included shall have been declared effective by the United States Securities and Exchange

Commission (the “SEC”). No stop order suspending the effectiveness of the registration statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of this information statement/prospectus shall have been initiated or threatened by the SEC.

•	Shareholder Approval — We shall have obtained the approval of the merger agreement and the transactions contemplated in the merger agreement by the holders of not less than a majority of our outstanding common stock shares.
Termination
     Conditions to Termination. Subject to notice requirements and rights to cure defaults or breaches, the merger agreement may be terminated at any time prior to the effective time:
•	by our and Alliance HealthCard’s mutual written consent as authorized by our and Alliance HealthCard’s boards of directors; or

•	by either us or Alliance HealthCard
•	if the merger is not completed by April 1, 2009 due to our or Alliance HealthCard’s failure to fulfill any obligation under the merger agreement that prevents consummation of the merger by that date; or

•	if there is a non-appealable final order, decree or ruling or other action having the effect of permanently restraining, enjoining or otherwise prohibiting the merger; or

•	(i) if any of our or Alliance HealthCard’s representations or warranties in the merger agreement was untrue when made, or (ii) upon a breach by us or it of any covenant or agreement in the merger agreement, and are of the nature that the conditions to our or its obligations would not be satisfied; or

•	by us, if any representation or warranty of Alliance HealthCard becomes untrue so that the conditions of our obligations will not be satisfied, or by Alliance HealthCard if any of our representations or warranties have become untrue so that the conditions to its obligations will not be satisfied.
•	by us if we accept or propose to accept, or recommend to our shareholders, an alternative acquisition proposal and pay to Alliance HealthCard a breakup fee of $362,500, so long as our board of directors has otherwise complied with the no solicitation provisions of the merger agreement. The merger agreement defines an “alternative acquisition” as an alternative acquisition proposal that our board of directors determines in good faith, after consultation with independent financial and legal advisors, (i) is reasonably capable of being completed on the terms proposed and (ii) would result in a transaction more favorable to our shareholders from a financial point of view than the merger.
     Costs and Expenses. All fees and expenses incurred by us or Alliance HealthCard in connection with the merger will be paid by the party incurring the expenses, whether or not the merger is consummated; however, the costs and expenses of Dunn Swan & Cunningham incurred in connection with the merger will be borne and paid equally by each of us and Alliance HealthCard.
Amendment and Waiver
     The merger agreement may be amended in writing by Alliance HealthCard and us at any time prior to the effective time. At any time prior to the effective time, either we or Alliance HealthCard may extend the time for the performance of any of the obligations or other acts of the other, waive any inaccuracies in the representations and warranties of the other contained in the merger agreement or in any document delivered pursuant to the merger agreement, or waive compliance with any of the agreements or conditions of the other contained in the merger agreement. Any extension or waiver will be valid if set forth in an instrument in writing signed by either us or Alliance HealthCard, which ever will be bound.

COMPARATIVE SHARE PRICES AND DIVIDENDS
     Alliance HealthCard’s common stock is quoted on the OTC Bulletin Board under the symbol “ALHC” and our common stock is traded on The NASDAQ Capital under the symbol “AUSA.” The following table sets forth the high and low sales prices per share of Alliance HealthCard common stock and our common stock, as reported on the OTC Bulletin Board and The NASDAQ Capital Market, respectively, for the quarterly periods presented below.

	Closing Sale Price Common Stock
	Access Plans		Alliance
	USA		HealthCard
Quarter Ended	High	Low	High	Low
March 31, 2006	$1.67	$1.25	$1.01	$0.80

June 30, 2006	$1.69	$1.12	$0.85	$0.72

September 30, 2006	$2.46	$1.58	$0.85	$0.55

December 31, 2006	$2.01	$1.34	$1.35	$0.42

March 31, 2007	$2.86	$1.91	$1.90	$1.10

June 30, 2007	$2.37	$1.60	$2.20	$1.61

September 30, 2007	$1.79	$1.00	$2.00	$1.61

December 31, 2007	$1.21	$0.73	$1.90	$1.55

March 31, 2008	$1.28	$0.84	$1.70	$0.80

June 30, 2008	$1.09	$0.70	$1.25	$0.75

September 30, 2008	$1.00	$0.33	$1.35	$0.60

December 31, 2008	$0.65	$0.22	$1.05	$0.30
          Alliance HealthCard anticipates that any future earnings will be retained to finance its operations and for the growth and development of its business. Accordingly, Alliance HealthCard does not anticipate paying cash dividends on its shares of common stock in the foreseeable future. The payment of any future dividends will be subject to the discretion of Alliance HealthCard’s board of directors and will depend on its results of operations, financial position and capital requirements, general business conditions, restrictions imposed by financing arrangements, if any, legal restrictions on the payment of dividends and other factors its board of directors deems relevant.
          We have not paid dividends on our common stock since our inception. Under the merger agreement, we cannot pay cash dividends without the prior written consent of Alliance HealthCard. If the merger is completed, the payment of any future dividends will be determined by Alliance HealthCard. If the merger is not completed, we do not anticipate paying any cash dividends on our common stock in the foreseeable future because we would intend to retain any future earnings for use in business development.
          On November 12, 2008, the last trading day prior to the public announcement of the proposed merger, the sale price of Alliance HealthCard common stock reported on OTC Bulletin Board was $0.70 per share. On that same date, the closing sale price of our common stock reported on The NASDAQ Capital Market was $0.65 per share. On February 6, 2009, the most recent practicable date prior to the date of this information statement/prospectus, the reported closing prices of Alliance HealthCard common stock and our common stock were $0.55 and $0.23, respectively.

ALLIANCE HEALTHCARD, INC.
Description of Business
          Alliance HealthCard, Inc. was founded in 1998 as a provider of discount medical plans with its focus on creating, marketing, and distributing membership savings programs primarily to the underserved markets in the United States. Alliance HealthCard’s original programs offered attractive savings in approximately 16 areas of health care, including physician visits, hospital stays, chiropractics, vision, dental, pharmacy, hearing, and patient advocacy, among others. In February 2007, Alliance HealthCard completed the merger-acquisition of BMS Holding Company, Inc. and its subsidiaries, Benefit Marketing Solutions, LLC (BMS) and BMS Insurance Agency, LLC. BMS is the largest membership plan providers to dealers in the rental purchase industry. While Alliance HealthCard continues to market successful health oriented programs, the merger-acquisition greatly expanded its business scope to include programs that offer discount savings on dining and entertainment, automotive, legal and financial, as well as insurance programs for leased property, involuntary unemployment, accidental death and dismemberment, and extended service plans. Alliance HealthCard sells its membership savings programs to retailers, insurance companies, finance companies, banks, employer groups and association-based organizations through direct sales or independent marketing consultants, and is now one of the leading providers of value added membership plans sold in conjunction with point-of-sale transactions.
Industry Overview
          The market for Alliance HealthCard’s customer membership programs is sizable. U.S. consumers spend billions of dollars annually among the large variety of membership plans available. While competition is significant, with hundreds of customer membership companies nationally, Alliance HealthCard believes that it is the largest provider of such membership plans to dealers in the rental purchase industry and a leading provider of consumer membership plans offered at point of sale through retail locations. Alliance HealthCard’s programs create a win/win for their clients as well as their customers. Alliance HealthCard’s clients build profits and growth through Alliance HealthCard’s programs without risk while encouraging customer loyalty and repeat business.
Recent History of Alliance HealthCard
          Alliance HealthCard, Inc. was founded in 1998. On February 28, 2007, Alliance HealthCard completed the merger-acquisition of BMS Holding Company, Inc. and its subsidiary, BMS. BMS was formed in February 2002. As part of the merger-acquisition of BMS Holding Company, Inc., Alliance HealthCard also acquired BMS Insurance Agency, LLC (BMS Agency) that was formed in January 2005. BMS Agency is licensed to offer life, accident and health, and property and casualty insurance.
Business Overview
          Alliance HealthCard is a leading provider of membership plans sold in conjunction with a point-of-sale transaction through retail locations. In addition, Alliance HealthCard offers and provides “healthcare savings” membership plans under both retail and wholesale arrangements, as well as included as additional benefits to other membership programs. Through working with its clients, Alliance HealthCard designs and builds membership plans that contain benefits aggregated from its vendors that appeal to its client’s customers. This process involves balancing the needs of Alliance HealthCard’s clients, their customers and its vendors.
          Alliance HealthCard enters into agreements with its clients to deliver customized membership marketing plans that leverage the client’s brand name and customer relationship and typically their payment mechanism, and offer benefits that appeal to the customers of Alliance HealthCard’s clients. The value provided by Alliance HealthCard’s plans to its clients, includes increased customer attraction and retention, plus incremental fee income with no risk or capital cost. By implementing these plans repetitively, Alliance HealthCard’s management team is uniquely qualified to efficiently assist its clients in achieving their goals, while avoiding the operational and marketing pitfalls.
          The point-of-sale offered plans are primarily provided on a wholesale basis to Alliance HealthCard’s clients whereby Alliance HealthCard provides the plan products and services as well as customer service and fulfillment. Alliance HealthCard also supports the plan with field training, in-store advertising materials and sales videos. The plans may be further customized by incorporating benefits provided in-house by Alliance HealthCard’s clients. Alliance HealthCard’s clients are responsible for member acquisition, retention and collection of the periodic membership fees. Alliance HealthCard’s clients remit to Alliance HealthCard a portion of the on-going membership fees collected the month following their receipt. Alliance HealthCard’s largest market for these plans is dealers in the rental purchase industry. The other markets include banks, retailers and consumer finance companies.
          Alliance HealthCard’s wholesale plans are custom tailored to meet the needs of its clients, generate incremental revenue for them and enhance the relationship with their customers via value-added benefits. Services included with wholesale plans provided to Alliance HealthCard’s largest member segment generally include insurance benefits and a variety of lifestyle benefits, like discount medical, food & entertainment and automotive related discounts. Alliance HealthCard also provides wholesale plans that include only discount medical benefits, lifestyle benefits and other combinations to fit the customer needs of Alliance HealthCard’s clients.
          Alliance HealthCard’s retail plan offerings are primarily health care savings plans. These plans are not insurance, but allow members access to a variety of healthcare networks to obtain discounts from usual and customary fees. Alliance HealthCard’s members pay providers the discounted rate at the time services are provided to them. These plans are designed to serve the markets in which individuals either have no health insurance or limited healthcare benefits.
          Alliance HealthCard provides two standard healthcare savings plan offerings: Gold Card Plan and Platinum Card Plan. These plans are designed to benefit the more than 47 million individuals without healthcare insurance coverage and the millions more that are underinsured. The Gold Card Plan is targeted to those who have some basic medical insurance but no ancillary services or as add-on services alongside a healthcare plan. The Gold Card Plan benefit categories include pharmacy, vision, dental, hearing, 24-hour nurse-line, chiropractic, medical lab and supplies, alternative medicine, physical therapy, podiatry, mental health and long-term care. The Platinum Card Plan is generally intended for those who do not have a healthcare insurance plan or have a plan with only catastrophic coverage. It includes all of the Gold Card Plan benefits plus primary-care physicians, specialists and outpatient facilities.
          In addition to the wholesale and retails offerings, certain clients may choose to include Alliance HealthCard’s benefits with their own membership plan offering. In these instances, the client bears the cost of marketing and fulfillment, and Alliance HealthCard provides customer service. These offerings are designed to enhance Alliance HealthCard’s clients’ existing offering and improve their product value relative to their competition and in some instances to improve their customer retention. While these plans provide lower periodic member fees, Alliance HealthCard incurs limited implementation costs and receives higher revenue participation rates.
          In order to deliver its membership offerings, Alliance HealthCard contracts with a number of different vendors to provide various products and services to Alliance HealthCard’s members. The majority of these vendor relationships involve the vendor providing the program members access to their network or providers or their locations and the members obtain a discount at the time of service. Alliance HealthCard has vendor relationships with medical networks, automotive service companies, insurance companies, travel related entities and food and entertainment consumer discount providers. Alliance HealthCard’s vendors value the relationship with Alliance HealthCard because it delivers many customers to them without incremental capital cost or risk on their part and these relationships are governed by multi-year agreements and aggregated volume scaling.
Business Strategy
          Alliance HealthCard’s focus is providing national membership program benefits to organizations that include, but are not limited to, rental-purchase companies, financial institutions, retail merchants, and consumer finance companies nationwide. The strategy is to succeed in the marketplace by
•	increasing market penetration;
•	maintaining and enhancing customer satisfaction;
•	continually enhancing programs and adding benefits;

•	managing growth effectively; and
•	helping the market to understand how Alliance HealthCard’s offerings are different and superior.
          Increase Market Penetration
          Alliance HealthCard believes it has opportunities to expand its offerings to markets with similar operational and customer demographic characteristics to those it now serves. In addition, many of these markets may be substantially larger than its existing markets. Alliance HealthCard has recently begun exploring these new markets and plans to continue those efforts. Alliance HealthCard’s tested and proven infrastructure allows it to serve substantially more customers without a significant increase in fixed costs.
          Maintain and Enhance Customer Satisfaction
          Alliance HealthCard’s belief is that providing high-quality customer service to its customers, clients and members is extremely important in order to encourage memberships and to strengthen the affinity of those members for the client that offered the service program. In order to achieve Alliance HealthCard’s anticipated growth and to ensure client, member and marketing representative loyalty, Alliance HealthCard continues to develop and invest significantly in its member service systems. All new member service representatives are required to complete a training course before beginning to take calls and attend on-the-job training thereafter. Through its training programs, systems and software, Alliance HealthCard seeks to provide members with friendly, rapid and effective answers to questions. In addition, Alliance HealthCard continues to work closely with its clients’ customer service staffs to ensure that their representatives are knowledgeable in matters relating to membership service programs offered by Alliance HealthCard.
          Continually Enhance Programs
          Alliance HealthCard believes that it is well-positioned to increase its market share by taking advantage of providing consumers distinctive and innovative membership programs. Alliance HealthCard continuously enhances its programs and ads, remove or restructure benefits to sustain this advantage. As Alliance HealthCard considers new markets where competitors exist, Alliance HealthCard seeks opportunities to deliver competitive plans with innovative services or operational structures.
          Manage Growth Effectively
          Alliance HealthCard intends to grow by focusing its sales team on potential new accounts, while continuing to expand its existing client base by tailoring new programs that further complement and increase the client’s existing revenue sources. In addition, Alliance HealthCard will selectively consider acquisitions of membership program companies to further increase its market share. Alliance HealthCard believes that it has the management team in place to manage this growth.
Services
          Alliance HealthCard provides customer membership programs designed to provide a wide range of consumer benefits, discounts and protection. Successful programs are currently in place at rental-purchase centers, financial institutions, retail merchants, and consumer finance companies nationwide. Membership programs are successful wherever customers use products and services on a repeat basis. Alliance HealthCard’s membership benefit categories include Discount Medical, Food and Entertainment, Insurance, Automotive Discounts, Dealer Add-In Benefits and Miscellaneous Benefits.

Discount Medical	Automotive
Physician Network Access	Discounted Roadside Assistance
Dental Network Access	Automotive Service Provider Savings
Vision Care & Eyewear Network Access	Customer Trip Routing
Pharmacy Network Discounts	Car Theft Reward
Mail Order Pharmacy Discounts	Rental Car Savings
Chiropractor Network Access

Hearing Aid Discounts	Dealer Add-In Benefits
Vitamins & Nutritional Supplements	Lease Cancellation Benefit
Account Reinstatement
Food and Entertainment	Points Program for On Time Payments
Grocery Coupon Savings
Restaurant Savings	Miscellaneous Benefits
Theme Park Discounts	Kid Secure
Movie Theater Discounts	Discounted Legal Services
Savings at Choice Hotels
Insurance	Savings at 1-800Flowers.com
Accidental Death & Dismemberment	Product Service Plans
Involuntary Unemployment
Leased Property Insurance
Clients and Customers
          Alliance HealthCard currently delivers membership plans to about 190 companies, including rental purchase dealers, insurance companies, financial institutions, retail merchants, and consumer finance companies. Its point-of-sale plans are offered at over 5,100 locations.
          Revenue attributable to one contract was $11,557,715 or 55% of total revenue for the year ended September 30, 3008 and $10,982,394 or 62% of total revenue for the year ended September 30, 2007. For the year ended September 30, 2006, there were two contracts attributable for revenue of $9,843,860, or 70% of total revenue.
Sales and Marketing
          Alliance HealthCard currently employs three full-time direct sales professionals. In addition, Alliance HealthCard has contracted with a number of independent sales consultants, who are primarily compensated on the basis of revenue produced.
          Alliance HealthCard continues to expand its marketing programs and visibility in the industries it targets for its offerings. Programs currently underway include public relations, internet sales, direct mailings and industry trade shows. It presently generates the majority of its new members via point-of-sale marketing by Alliance HealthCard’s clients. Alliance HealthCard also employs online, direct mail and mail insert marketing efforts as well.
Competition
          While there are numerous companies providing membership offerings, they compete for members by soliciting customers throughout various industries. Alliance HealthCard strives to maintain strong client relationships in order to mitigate the effects of this competition. There are a number of companies that compete with Alliance HealthCard. Its principal competitors include New Benefits, Members Trust, Vertrue, Affinion and CAREINGTON International Corporation. Alliance HealthCard’s other competitors include large retailers, financial institutions, insurance companies, preferred provider organization networks, and other organizations that offer benefit programs to their customers.
          The environment within which Alliance HealthCard operates is intensely competitive and subject to rapid change. To maintain or increase its market share position, Alliance HealthCard must continually enhance its product offerings, introduce new product features and enhancements, and expand its client service capabilities. Alliance HealthCard currently competes principally on the basis of the specialized nature of its products and services.
Government Regulation
          Alliance HealthCard offers benefits including insurance products, discount medical and other discount programs through association-based membership programs that are sold by its clients as add-ons to the client’s core business. Alliance HealthCard also sells its discount medical program as a standalone program directly to the public and through marketers. Alliance HealthCard administers claims for its association-based insurance and service programs through its subsidiary, BMS Agency, an Oklahoma licensed insurance agency. The association based programs are offered through an Oklahoma association in accordance with the laws of Oklahoma. BMS is an Oklahoma licensed third-party administrator.
          There are approximately 30 states that now have laws regulating discount medical provider organizations (hereinafter referred to as “DMPO”). The regulations differ materially among states and are subject to amendment and reinterpretation by the agencies charged with their enforcement. Some states require a license to operate as a DMPO. Alliance HealthCard has been approved as a licensed DMPO in 16 states and has applications pending in three other states. There is also the risk that a state will adopt regulations or enact legislation restricting or prohibiting the sale of Alliance HealthCard’s medical discount programs in that state. In addition, California views Alliance HealthCard’s discount medical plans as managed healthcare and California’s Department of Managed Health Care has taken the position that Alliance HealthCard must seek and eventually obtain a license under the Knox-Keene Act. Compliance with these state regulations on a state-by-state basis has been expensive and cumbersome.
          Compliance with federal and state regulations is generally Alliance HealthCard’s responsibility. The medical discount plan industry is especially susceptible to charges by the media of regulatory noncompliance and unfair dealing. As is often the case, the media may publicize perceived non-compliance with consumer protection regulations and violations of notions of fair dealing with consumers. Alliance HealthCard’s failure to comply with current, as well as newly enacted or adopted, federal and state regulations could have a material adverse effect upon Alliance HealthCard’s business, financial condition and results of operations in addition to the following:
•	non-compliance may cause it to lose licensing status or to become the subject of a variety of enforcement or private actions;

•	compliance with changes in applicable regulations could materially increase the associated operating costs;

•	non-compliance with any rules and regulations enforced by a federal or state consumer protection authority may subject it or its management personnel to fines or various forms of civil or criminal prosecution; and

•	non-compliance, or alleged non-compliance may result in loss of contracts, negative publicity potentially damaging its reputation, network relationships, client relationships and the relationship with program members, representatives and consumers in general.
          Insurance Regulations
          Government regulation of insurance is a changing area of law and varies from state to state. The insurance companies from which Alliance HealthCard obtains its insurance products and financial services are subject to various federal and state regulations applicable to their operations. These insurance companies must comply with constantly evolving regulations and make changes occasionally to services, products, structure or operations in accordance with the requirements of those regulations.
•	Similar to the insurance companies providing products and services offered by Alliance HealthCard, it is unable to accurately predict additional government regulations that may be enacted in the future affecting the insurance industry and the offered products and service or how existing or future regulations might be interpreted.

•	Additional governmental regulation or future interpretation of existing regulations may increase the cost of compliance or materially affect the insurance products and services offered by Alliance HealthCard and its profitability.

•	Alliance HealthCard must rely on the insurance companies that provide the insurance products and financial services offered by Alliance HealthCard to carefully monitor state and federal legislative and regulatory activity as it affects their insurance products and services. Alliance HealthCard believes that the insurance products and financial services that it offers complies in all material respects with all applicable federal and state regulations.

•	Among the benefits afforded to the members of Alliance HealthCard’s association are varying forms of insurance. Alliance HealthCard’s ability to offer insurance products that Alliance HealthCard is authorized to distribute to this association for inclusion in its benefit packages may be affected by governmental regulation or future interpretation of existing regulations that may increase the cost of regulatory compliance or affect the nature and scope of products that Alliance HealthCard may make available to those associations.
          The laws and regulations and their interpretation relating to Alliance HealthCard’s insurance and discount medical business are subject to uncertainty and change. There is no assurance that a review of Alliance HealthCard’s current and proposed operations will not result in a determination that could materially and adversely affect its business, results of operations and financial condition. Moreover, regulatory requirements are subject to change from time to time and may in the future become more restrictive, thereby making compliance more difficult or expensive or otherwise affecting or restricting Alliance HealthCard’s ability to conduct its business as presently conducted or proposed to be conducted. Alliance HealthCard is subject to the risk of challenges to the legality of selling insurance or other regulated products through its association based marketing program, including claims that its programs do not comply with a particular state’s laws regarding the offering and licensing for a regulated product or administration of claims. Alliance HealthCard is subject to the risk that its discount programs will be determined to be regulated by the discount buying club laws or physician referral laws. In addition, the use of the internet in the marketing and distribution of Alliance HealthCard’s services is relatively new and presents issues, including the limitations on an insurance regulator’s jurisdiction and whether internet service providers, gateways or cybermalls are engaged in the solicitation or sale of insurance policies or otherwise transacting business requiring licensure under the laws of one or more states.
          Healthcare Regulation and Reform
          Government regulation and reform of the healthcare industry may also affect the future manner in which Alliance HealthCard conducts its business. There continues to be diverse legislative and regulatory initiatives at both the federal and state levels that affect aspects of the nation’s healthcare system. The Gramm-Leach-Bliley Act mandated restrictions on the disclosure and safeguarding of insured’s financial information. The USA Patriot Act placed new federal compliance requirements relating to anti-money laundering, customer identification and information sharing.
          In addition, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) requires certain guaranteed issuance and renew-ability of health insurance coverage for individuals and small employer groups and limits exclusions on pre-existing conditions. HIPAA has also mandated the adoption of extensive standards for the use and disclosure of health information. HIPAA also mandated the adoption of standards for the exchange of electronic health information in an effort to encourage overall administrative simplification and enhance the effectiveness and the efficiency of the healthcare industry.
          HIPAA’s security standards became effective April 20, 2005 and further mandated that specific requirements be met relating to maintaining the confidentiality and integrity of electronic health information and protecting it from anticipated hazards or uses and disclosures that are not permitted.
          Alliance HealthCard believes that is in compliance with these regulations. Alliance HealthCard plans to continually audit its compliance, and accordingly cannot give assurance that its costs of continuing to comply with HIPAA will not be material to Alliance HealthCard. Sanctions for failing to comply with standards issued pursuant to HIPAA include criminal penalties and civil sanctions.
          In addition to federal regulation and reform, many states have enacted, or are considering, various healthcare reform statutes. These reforms relate to, among other things, managed care practices, prompt pay payment practices, health insurer liability and mandated benefits. Most states have also enacted patient confidentiality laws that prohibit the disclosure of confidential information. As with all areas of legislation, the federal regulations establish minimum standards and preempt conflicting state laws that are less restrictive but will allow state laws that are more restrictive. Alliance HealthCard expects that this trend of increased legislation will continue. Alliance HealthCard is unable to predict the state reforms that may be enacted or, if enacted, the affect on its business.
          E-Commerce Regulation
          Alliance HealthCard may be subject to additional federal and state statutes and regulations in connection with its product strategy, which includes Internet services and products. On an increasingly frequent basis, federal and state legislators are proposing laws and regulations that apply to Internet-based commerce and communications. Areas being affected by this regulation include user privacy, pricing, content, taxation, copyright protection, distribution and quality of products, and services. To the extent that Alliance HealthCard’s products and services would be subject to these laws and regulations, the sale of its products and its business could be harmed.
          Legislative Development
          Numerous proposals to reform the current healthcare system have been introduced in the U.S. Congress and in various state legislatures. Proposals have included, among other things, modifications to the existing employer-based insurance system, a quasi-regulated system of “managed competition” among health insurers, and a single-payer, public program. Changes in health care policy could significantly affect Alliance HealthCard’s business. Legislation has been introduced from time to time in the U.S. Congress that could result in the federal government assuming a more direct role in regulating insurance companies.
          Alliance HealthCard is unable to evaluate new legislation that may be proposed and when or whether any legislation will be enacted and implemented. However, many of the proposals, if adopted, could have a material adverse effect on Alliance HealthCard’s business, financial condition or results of operations; while others, if adopted, could potentially benefit its business.
          Privacy Laws
          Certain of Alliance HealthCard’s services are based upon the collection, distribution and protection of sensitive private data. Alliance HealthCard’s contracts with certain clients place a duty on Alliance HealthCard to protect certain confidential information and to comply with certain provisions of privacy laws such as the Gramm-Leach-Bliley Act. Unauthorized users might access that data, and human error or technological failures might cause the wrongful dissemination of that data. If Alliance HealthCard experiences a security breach, the integrity of certain of its services may be affected and the breach could violate certain of its client agreements. Alliance HealthCard has incurred, and may incur in the future, significant costs to protect against the threat of a security breach. Alliance HealthCard may also incur significant costs to alleviate problems that may be caused by future breaches. Any breach or perceived breach could subject Alliance HealthCard to government fines or sanctions, legal claims from clients or customers under that govern the security non-public personal information. There is no assurance that Alliance HealthCard would prevail in such litigation. Moreover, any public perception that Alliance HealthCard have engaged in the unauthorized release of, or have failed to adequately protect, private information could adversely affect Alliance HealthCard’s ability to attract and retain members and end-customers. In addition, unauthorized third parties might alter information in Alliance HealthCard’s databases, which would adversely affect both its ability to market its services and the credibility of its information.
Description of Properties
          Alliance HealthCard leases its offices in Norcross, Georgia under a lease that expires in October 2009. This office lease is a joint lease between the landlord, Alliance HealthCard and NovaNet, Inc., a company partially owned by Robert D. Garces, one of Alliance HealthCard’s Directors and its Executive Vice President. The total space consists of approximately 5,175 square feet. This lease will terminate on October 31, 2009. See “— Certain Relationships and Related Transactions, and Director Independence,” below.
          Alliance HealthCard’s subsidiary, BMS, occupies its offices in Norman, Oklahoma under a lease that expires July 31, 2009. The total space consists of approximately 5,973 square feet. The lease agreement is with Southwest Brokers, Inc., a company owned by Brett Wimberley, one of Alliance HealthCard’s Directors and its President. See “— Certain Relationships and Related Transactions, and Director Independence,” below. BMS also rents office space in Dallas, Texas on a month-to-month basis. The total space consists of approximately 300 square feet.
          In the event Alliance HealthCard is required to move from the current offices in Norcross, Georgia, Norman, Oklahoma, or Dallas, Texas, the terms and cost of occupancy may be substantially different than those under which that office space is currently occupied and the rental rate may be substantially greater.

          Alliance HealthCard believes that its current office space facilities are adequate for its current operations.
Legal Proceedings
From time to time, Alliance HealthCard may become involved in litigation relating to claims arising out of its operations in the normal course of its business. Alliance HealthCard is not currently a party to any legal proceedings.
Management’s Discussion and Analysis
     Overview
     Since formation in 1998 Alliance HealthCard has been a provider of discount medical plans with a focus on creating, marketing, and distributing membership savings programs primarily to the underserved markets in the United States. Alliance HealthCard’s original programs offered attractive savings in approximately 16 areas of health care, including physician visits, hospital stays, chiropractics, vision, dental, pharmacy, hearing, and patient advocacy, among others. In February 2007, Alliance HealthCard completed the merger-acquisition of BMS Holding Company, Inc. and its subsidiaries, Benefit Marketing Solutions, L.L.C. (BMS) and BMS Insurance Agency, L.L.C., (BMS Agency). BMS is the largest membership plan provider to dealers in the rental-purchase industry. For financial reporting purpose, BMS was considered the acquiring entity and historical financial statements prior to March of 2007 reflect the activities of BMS as adjusted for the effect of the recapitalization which occurred at the merger date. Activities of Alliance HealthCard, Inc. prior to the merger date are no longer reflected in the historical financial statements as it was considered to be the acquired entity. Additional intangible assets and goodwill totaling $4,791,945 were recorded on the financial statements as of the merger date reflecting the fair market value of Alliance HealthCard, Inc. in excess of its identifiable net tangible assets as of the date of the merger. While Alliance HealthCard continues to market health oriented programs, the merger-acquisition has greatly expanded its business scope to include programs that offer discount savings on dining and entertainment, automotive, legal and financial, as well as insurance programs including leased property, involuntary unemployment, accidental death and dismemberment, and product service plans. Alliance HealthCard sells membership savings programs to retailers, insurance companies, finance companies, banks, employer groups and association-based organizations through direct sales or independent marketing consultants, and is a leading provider of value added membership plans sold in conjunction with point-of-sale transactions.
     BMS was formed in February 2002 and designs, markets, and distributes membership programs for rental-purchase companies, financial organizations, employer groups, retailers and association-based organizations on a nation-wide basis. These membership programs are sold as part of a point-of-sale transaction or through direct marketing efforts. BMS is the largest membership plan providers to dealers in the rental-purchase industry market space. The point-of-sale membership plans are sold through more than 5,100 locations in the U.S. and Puerto Rico.
     In connection with the merger-acquisition of BMS Holding Company, was accounted for as a reverse merger-acquisition with Alliance HealthCard as the legal acquirer and BMS Holding Company as the accounting acquirer. Under the accounting treatment, the historical operations of BMS Holding Company and its subsidiaries, BMS and BMS Agency, became Alliance HealthCard’s and the former operations and assets and liabilities were deemed purchased by BMS Holding Company. Therefore, the historical operations contained in this report are those of BMS Holding Company and its subsidiaries.
Critical Accounting Policies
          Use of Estimates
          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results may differ from those estimates and such differences may be material to the financial statements. Significant estimates include our claims liability and the discounted future cash flows used to calculate our goodwill for impairment.

          Goodwill and Intangible Assets
          Alliance HealthCard accounts for acquisitions of businesses in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations (“SFAS 141”). Goodwill in such acquisitions represents the excess of the cost of a business acquired over the net of the amounts assigned to assets acquired, including identifiable intangible assets and liabilities assumed. SFAS 141 specifies criteria to be used in determining whether intangible assets acquired in a business combination must be recognized and reported separately from goodwill. Amounts assigned to goodwill and other identifiable intangible assets are based on independent appraisals or internal estimates.
          Customer lists acquired in an acquisition are capitalized and amortized over the estimated useful lives of the customer lists. Customer lists deemed acquired in connection with the Alliance Healthcard and BMS Holdings merger were valued at $2,500,000 and are being amortized over 60 months, the estimated useful life of the list. Amortization of customer lists totaled $500,004 and $291,669, respectively for the fiscal years ended September 30, 2008 and September 30, 2007.
          Alliance HealthCard accounts for recorded goodwill and other intangible assets in accordance with SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”). In accordance with SFAS 142, Alliance HealthCard does not amortize goodwill. Management of Alliance HealthCard evaluates goodwill for impairment at least annually. If considered impaired goodwill will be written down to fair value and a corresponding impairment loss recognized.
          Alliance HealthCard evaluates the recoverability of identifiable intangible assets whenever events or changes in circumstances indicate that an intangible asset’s carrying amount may not be recoverable. Those circumstances include:
•	a significant decrease in the market value of an asset;

•	a significant adverse change in the extent or manner in which an asset is used; or

•	an accumulation of costs significantly in excess of the amount originally expected for the acquisition of an asset.
Alliance HealthCard measures the carrying amount of the asset against the estimated undiscounted future cash flows associated with the asset. Should the sum of the expected future net cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying value of the asset exceeds its fair value. The fair value is measured based on quoted market prices, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including the discounted value of estimated future cash flows. The evaluation of asset impairment requires Alliance HealthCard to make assumptions about future cash flows over the life of the asset being evaluated. These assumptions require significant judgment and actual results may differ from assumed and estimated amounts. As of September 30, 2008 and 2007 Alliance HealthCard recognized no impairment losses related to its intangible assets.
          Stock Based Compensation
          In accordance with the provisions of SFAS No. 123 (revised 2004) Share-Based Payment (“SFAS 123R”), Alliance HealthCard measures stock based compensation expense as the excess of the market price on date of grant over the amount of the grant. Alliance HealthCard grants stock based compensation at the market price on the date of grant.
          The provisions of SFAS 123R became generally accepted accounting principles on January 1, 2006. As permitted, prior to the effectiveness of SFAS 123R, Alliance HealthCard elected to adopt only the disclosure provisions of SFAS No. 123, Accounting for Stock-based Compensation.
          Income Taxes
          Alliance HealthCard adopted SFAS No. 109, Accounting for Income Taxes, that requires, among other things, a liability approach to calculating deferred income taxes. The objective is to measure a deferred income tax liability or asset using the tax rates expected to apply to taxable income in the periods in which the deferred income tax liability or asset is expected to be settled or realized. Any resulting net deferred income tax assets should be reduced by a valuation allowance sufficient to reduce those assets to the amount that is more likely than not to be realized.
          In 2006, FASB issued FIN 48 that clarifies the application of SFAS 109 by defining a criterion that an individual income tax position must meet for any part of the benefit of that position to be recognized in an enterprise’s financial statements and provides guidance on measurement, de-recognition, classification, accounting for interest and penalties, accounting in interim periods, disclosure and transition. In accordance with the transition provisions, Alliance HealthCard adopted FIN 48 on January 1, 2007.
          Alliance HealthCard recognized a liability for uncertain tax positions. Alliance HealthCard further believes that there are no tax positions for which it is reasonably possible, based on current tax law and policy that the unrecognized tax benefits will significantly increase or decrease over the next 12 months producing, individually or in the aggregate, a material effect on its results of operations, financial condition or cash flows.
          Revenue Recognition
          Alliance HealthCard recognizes revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104, Revenue Recognition, corrected copy, that requires four basic criteria be met before revenue can be recognized:
•	persuasive evidence of an arrangement exists;

•	delivery has occurred or services have been rendered;

•	the seller’s price to the buyer is fixed or determinable; and,

•	collectibility is reasonably assured.
          Recent Accounting Pronouncements
          In September 2006, FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. This statement does not require any new fair value measurements; rather, it applies under other accounting pronouncements that require or permit fair value measurements. The provisions of this statement are to be applied prospectively as of the beginning of the fiscal year in which this statement is initially applied, with any transition adjustment recognized as a cumulative-effect adjustment to the opening balance of retained earnings. The provisions of SFAS 157 are effective for the fiscal years beginning after November 15, 2007. Therefore, Alliance HealthCard anticipates adopting this standard as of October 1, 2008. Management has not determined the effect, if any, the adoption of this statement will have on its financial condition or results of operations.
          In September 2006, FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (“SFAS No. 158”), an amendment of FASB Nos. 87, 88, 106 and 132(R). SFAS No. 158 requires
•	recognition of the funded status (measured as the difference between the fair value of the plan assets and the benefit obligation) of a benefit plan as an asset or liability in the employer’s statement of financial position,

•	measurement of the funded status as of the employer’s fiscal year-end with limited exceptions, and

•	recognition of changes in the funded status in the year in which the changes occur through comprehensive income.

The requirement to recognize the funded status of a benefit plan and the disclosure requirements are effective as of the end of the fiscal year ending after December 15, 2006. The requirement to measure the plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. This SFAS 158 has no current applicability to Alliance HealthCard’s financial statements.
          In February 2007, FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”).This statement permits companies to choose to measure many financial assets and liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. Alliance HealthCard is currently assessing the impact of SFAS 159 on its consolidated financial statements.
          In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations, that replaced SFAS No. 141 (“SFAS No. 141R”). SFAS No. 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non controlling interest in the acquiree and the goodwill acquired. SFAS No. 141R also establishes disclosure requirements that will enable users to evaluate the nature and financial effects of the business combination. SFAS No. 141R is effective as of the beginning of an entity’s fiscal year that begins after December 15, 2008 (our Fiscal 2010). SFAS No. 141R will have an effect on the Alliance HealthCard’s consolidated financial statements for any business combinations the Alliance HealthCard may enter into after the effective date, including its merger-acquisition of us.
          In December 2007, the FASB issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin No. 51 (“SFAS No. 160”), which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the non-controlling interest, changes in a parent’s ownership interest and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS No.160 is effective as of the beginning of an entity’s fiscal year that begins after December 15, 2008 (our Fiscal 2010). Alliance HealthCard believes SFAS No. 160 will not have an effect on its consolidated financial statements.
          In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (SFAS 161) as an amendment to SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS No. 161”). SFAS 161 requires that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation. SFAS 161 is effective for financial statements issued for fiscal years beginning after November 15, 2008. The adoption of this statement is not expected to have a material effect on Alliance HealthCard’s consolidated financial statements.
          In May 2008, the FASB issued SFAS 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”). SFAS 162 identifies the sources of accounting generally accepted accounting principles in the United States. SFAS 162 is effective sixty days following the SEC’s approval of PCAOB amendments to AU Section 411, “The Meaning of ‘Present fairly in conformity with generally accepted accounting principles’”. The adoption of this statement is not expected to have a material effect on Alliance HealthCard’s consolidated financial statements.
          In May 2008, the FASB issued SFAS No. 163, Accounting for Financial Guarantee Insurance Contracts, an interpretation of SFAS No. 60 (“SFAS 163”). The scope of SFAS 163 is limited to financial guarantee insurance (and reinsurance) contracts, as described in SFAS 163, issued by enterprises included within the scope of SFAS 60. Accordingly, SFAS 163 does not apply to financial guarantee contracts issued by enterprises excluded from the scope of SFAS 60 or to some insurance contracts that seem similar to financial guarantee insurance contracts issued by insurance enterprises (such as mortgage guaranty insurance or credit insurance on trade receivables). SFAS 163 also does not apply to financial guarantee insurance contracts that are derivative instruments included within the scope of SFAS Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities”. The adoption of this statement is not expected to have a material effect on Alliance Health Card’s consolidated financial statements.

Results of Operations
          Year Ended September 30, 2008 Compared to Year Ended September 30, 2007
          Revenue increased $3.3 million, or 19%, to $20.9 million for the year ended September 30, 2008, compared to revenue of $17.6 million for the same prior year period. The $3.3 million increase consisted of an increase for BMS of $2.2 million attributable to the following: (a) $.6 million from a major client due to an increase in membership sales and (b) 1.6 million from new and existing client business. Alliance HealthCard was responsible for the remaining increase of $1.1 million attributable to new business.
          Gross profit increased $3.7 million, or 62%, to $9.8 million for the year ended September 30, 2008 compared to $6.1 million for the prior year end. The increase was primarily attributable to the following: (a) additional revenue; (b) a decrease in discount benefits and fulfillment expenses; and partially offset by (c) an increase in claims expenses. Gross profit as a percentage of revenue was 47% and 34% for the years ended September 30, 2008 and 2007, respectively.
          Sales and marketing expenses increased $.3 million, or 37%, to $1.3 million for the year ending September 30, 2008, compared to $.9 million for the year ending September 30, 2007. Sales and marketing expenses as a percentage of revenue were 6.0% and 5.2% for the years ended September 30, 2008 and 2007, respectively. The increase consisted of $.2 million for BMS and $.1 million for Alliance HealthCard. The increase was primarily attributable to compensation and commission expense.
          Depreciation and amortization expense increased by $.2 million to $.5 million for the year ended September 30, 2008 due primarily to the amortization of customer lists deemed acquired by BMS in connection with the 2007 merger.
          General and administrative expenses increased $.2 million, or 8%, to $3.1 million for the year ending September 30, 2008 compared to $2.9 million for the prior year. Expenses for 2007 consisted of one-time merger expenses of $.3 million. Excluding one-time merger expenses from the year ended September 30, 2007, there was an increase of $.5 million for the year ended September 30, 2008. The $.5 million increase was primarily attributable to only seven months of operations for Alliance for the year ended September 30, 2007. General and administrative expenses as a percentage of revenue were 15% and 17% for the years ended September 30, 2008 and 2007, respectively.
          Alliance HealthCard recognized net income tax expense of $2.2 million for the fiscal year ended September 30, 2008 compared to $.5 million for the prior year. This was due primarily to the fact that only the last seven months of fiscal 2007 for both Alliance HealthCard and BMS were taxed at the corporate level. Prior to the merger, the BMS operations for the first five months of fiscal 2007 were taxed at the shareholder level and Alliance HealthCard utilized net operating loss carry forwards.
          Alliance HealthCard reported net income prior to dividends and distributions of $2.7 million for the year ended September 30, 2008 compared to $1.4 million for the same prior year. Net income available for common shareholders was $2.7million for fiscal 2008 as compared to $(6.8) million for fiscal 2007. Total dividends and distributions paid in connection with earn out arrangements to former BMS shareholders were $0 and $8.2 million for the years ended September 30, 2008 and 2007, respectively.
          Off-Balance Sheet Arrangements
          Alliance HealthCard does not have any off-balance sheet arrangements.
          Liquidity and Capital Resources
          As of September 30, 2008, Alliance HealthCard had unrestricted cash of $3.0 million and a working capital deficit of $.5 million. Current liabilities include an estimated current portion of notes payable to related parties. These note obligations are only payable in the event that consolidated earnings before interest, income taxes, depreciation and amortization, determined in accordance with generally accepted accounting principles for each of the fiscal years ending on September 30, 2007, 2008 and 2009 (“Actual EBITDA”) exceeds $4,200,000 (the “Targeted EBITDA”). If the Targeted EBITDA level is not achieved then the principal amount of these notes will be reduced by an amount equal to the percentage by which the Actual EBITDA for each of those fiscal years falls short of the Targeted EBITDA and the adjusted principal balance of these notes will then be amortized over the remaining term of the notes in accordance with the foregoing payment terms.
          Cash provided by operating activities was $3.3 million and $2.0 million for the fiscal years ended September 30, 2008 and 2007, respectively. The increase of $1.3 million was primarily attributable to an increase in revenue and net income and offset by a decrease in claims and other liabilities.
          Cash used in investing activities was $.2 million for the fiscal year ended September 30, 2008 while during the 2007 fiscal year cash provided by investing activities was $1.0 million. The decrease of $.8 million was attributable to the cash received from the merger for the fiscal year ended September 30, 2007 and the increase in restricted cash of $.2 million.
          Cash used in financing activities was $2.3 million for the year ended September 30, 2008 compared to $2.7 million for the same prior year period. The increase of $.4 million was related to the following:
•	A reduction of $1.6 million for distributions paid prior to the merger to former shareholders of BMS Holding Company, Inc. for the fiscal year ended September 30, 2007;
•	Promissory note payments to related parties of $2.3 million for the fiscal year ended September 30, 2008 compared to $1.2 million for the fiscal year ended September 30, 2007;
•	Proceeds of $.1 million from exercise of stock options during the fiscal year ended September 30, 2008; and
•	Repayment of our line of credit for $.15 million for the fiscal year ended September 30, 2008.
          Alliance HealthCard anticipates that its cash on hand, together with cash flow from operations, will be sufficient for the next 12 months to finance operations, make capital investments in the ordinary course of business, and pay indebtedness when due.
          Impact of Inflation
          Inflation has not had a material effect on the Company to date. However, the effects of inflation on future operating results will depend in part, on the Company’s ability to increase prices or lower expenses, or both, in amounts that offset inflationary cost increases.
          Quantitative and Qualitative Disclosure about Market Risk
The Company has no material exposure to market risk from derivatives or other financial instruments.
Accounting Controls and Procedures
          Alliance HealthCard’s Chief Executive Officer and Chief Financial Officer are responsible primarily for establishing and maintaining disclosure controls and procedures designed to ensure that information required to be disclosed in Alliance HealthCard’s reports filed or submitted under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the United States Securities and Exchange Commission. These controls and procedures are designed to ensure that information required to be disclosed in Alliance HealthCard’s reports filed or submitted under the Exchange Act is accumulated and communicated to its management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.
          Furthermore, Alliance HealthCard’s Chief Executive Officer and Chief Financial Officer are responsible for the design and supervision of its internal controls over financial reporting that are then effected by and through its board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of Alliance HealthCard’s financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. These policies and procedures

•	pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of Alliance HealthCard’s assets;

•	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that Alliance HealthCard’s receipts and expenditures are being made only in accordance with authorizations of its management and directors; and

•	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Alliance HealthCard’s assets that could have a material effect on its financial statements.
          Alliance HealthCard has not completed its assessment of the effectiveness of its internal controls in accordance with Section 404 of Sarbanes-Oxley Act of 2002 to provide reasonable assurance of the
•	reliability of financial reporting,

•	effectiveness and efficiency of operations, and

•	compliance with applicable laws and regulations.
Internal controls are generally considered to consist of
•	the environmental foundation of discipline and structure of the internal control,

•	identification of risks that may affect the integrity of its financial reporting system to reduce financial reporting errors,

•	preventive controls (the practices, policies and procedures) that reduce the possibility of errors in entering the financial reporting system,

•	the processes to identify, capture and exchange information to ensure availability of complete and reliable information, and

•	the process of testing the quality of internal control over time.
Because of the incomplete assessment of the effectiveness of internal controls over financial reporting, management of Alliance HealthCard was unable to issue its report on the effectiveness of Alliance HealthCard’s internal controls at September 30, 2008. This has been determined to be a material weakness in its internal controls, because Alliance HealthCard has not completed its assessment of the reliability and effectiveness of its internal controls, and compliance with laws and regulations. Until this assessment has been completed, Alliance HealthCard is not positioned to implement corrective procedures, in the event any such corrective implementation will be required. However, to date Alliance HealthCard has not discovered the need for implementation of any corrective procedures in its internal controls over financial reporting. During the year ended September 30, 2008, Alliance HealthCard continued to utilize the same accounting system and internal controls over financial reporting that it utilized before and following enactment of Sarbanes-Oxley Act of 2002 and has not previously discovered any material weakness or significant deficiency in the effectiveness of its internal controls over financial reporting.
          Alliance HealthCard anticipates that by March 31, 2009, all required testing of its accounting system and internal controls over financial reporting will be completed and that by June 30, 2009 all corrective requirements, if any, will be implemented. Thereafter, Alliance HealthCard will then be positioned to issue its report in accordance with the requirements of Section 404 of Sarbanes-Oxley. Furthermore, Alliance HealthCard believes this schedule for completion of their assessment will be sufficient to timely permit its independent registered public accountants to timely attest to the internal controls.
          Although Alliance HealthCard was unable to issue its report on the effectiveness of its internal controls at September 30, 2008, Alliance HealthCard’s Chief Executive Officer (principal executive officer) and Chief Financial Officer (principal financial officer) conducted their evaluation using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control — Integrated Framework. Alliance

HealthCard’s Chief Executive Officer and Chief Financial Officer, based upon their evaluation of the effectiveness of Alliance HealthCard ‘s disclosure controls and procedures and the internal controls over financial reporting as of September 30, 2008, concluded that its disclosure controls and procedures and internal controls over financial reporting were fully effective as of September 30, 2008 and reported to its auditors and the audit committee of its board of directors that no change occurred in Alliance HealthCard ‘s disclosure controls and procedures and internal control over financial reporting occurred during the year ended September 30, 2008 that would materially affect or is reasonably likely to materially affect Alliance HealthCard’s disclosure controls and procedures or internal control over financial reporting. In conducting their evaluation of Alliance HealthCard’s disclosure controls and procedures and internal controls over financial reporting, these executive officers did not discover any fraud that involved management or other employees who have a significant role in Alliance HealthCard’s disclosure controls and procedures and internal controls over financial reporting. Furthermore, there were no significant changes in Alliance HealthCard’s disclosure controls and procedures, internal controls over financial reporting, or other factors that could significantly affect its disclosure controls and procedures or internal controls over financial reporting subsequent to the date of their evaluation. Because no significant deficiencies or material weaknesses were discovered, no corrective actions were necessary or taken to correct significant deficiencies and material weaknesses in Alliance HealthCard’s internal controls and disclosure controls and procedures.
Directors and Executive Officers
          Set forth below is certain information with respect to Alliance HealthCard’s executive officers and directors. Directors are generally elected at the annual shareholders’ meeting and hold office until the next annual shareholders’ meeting and until their successors are elected and qualify. Executive officers are elected by Alliance HealthCard’s board of directors and serve at its discretion. Alliance HealthCard’s bylaws provide that the board of directors shall consist of that number of members as the board of directors may from time to time determine by resolution or election, but not less than five and not more than seven. Alliance HealthCard’s board of directors currently consists of seven individuals.

Name	Age	Position
Danny C. Wright	57	Chairman of the Board of Directors and Chief Executive Officer
Brett Wimberley	46	Director, President and Chief Operating Officer
Rita W. McKeown	55	Chief Financial Officer and Treasurer
Robert D. Garces	59	Director and Executive Vice President
Thomas W. Kiser	45	Director and Executive Vice President
Susan Matthews	50	Executive Vice President of Sales and Marketing
Bradley W. Denison	48	Senior Vice President, General Counsel, and Secretary
David Huguelet	49	Senior Vice President New Business Development
Larry G. Gerdes(1)	59	Director
John Simonelli(1)	62	Director
Mark R. Kidd(1)	42	Director

(1)	Member of the Audit and Compensation Committees.
          Danny C. Wright has served as Alliance HealthCard Chairman of the Board of Directors and Chief Executive Officer since March 2007 and has served as Chief Executive Officer of Alliance HealthCard’s subsidiary, Benefit Marketing Solutions, since January 2003. From 2000 to 2003, Mr. Wright was a principal of Club Source Group (CSG). CSG was the largest independent representative of Foresight, Inc. products and was sold in December 1999. In 1989, Mr. Wright co-founded and served as President of Foresight, Inc. until December 1999. Mr. Wright led Foresight’s growth from start-up to one of the leading membership plan providers in the rental purchase industry serving two-thirds of the industry’s locations. Prior to Foresight, Mr. Wright managed warranty terms administration and add-on programs for a regional home and auto retail chain and served in various positions for two insurance carriers.
          Brett Wimberley has served as one of Alliance HealthCard’s Directors and as President and Chief Operating Officer since May 2007 and has served as Chief Operating Officer of Alliance HealthCard’s subsidiary Benefit Marketing Solutions (BMS) since February 2002. Mr. Wimberley has been President of Southwest Brokers, Inc., a commercial real estate company, since February 1987. Mr. Wimberley served as President of Universal Marketing Services from October 1996 to December 2000 and Foresight, Inc. from December 1999 to December 2000. From January 1990 to September 1996, Mr. Wimberley served in various sales positions for United Bank Services, last as Senior Vice President. Mr. Wimberley holds a BBA and MBA from the University of Oklahoma.
          Rita W. McKeown began serving as Alliance HealthCard’s Chief Financial Officer in 2000. From 1994 to 1999, Ms. McKeown served as director of finance of Transcend Services, Inc., an Atlanta Georgia healthcare company specializing in patient information management solutions for hospitals and other associated healthcare providers. From 1991 to 1994, Ms. McKeown served as director of accounting of Premier Anesthesia, Inc. From 1981 to 1991, Ms. McKeown held multiple senior accounting positions with HBO & Co in Atlanta. Ms. McKeown is a Certified Public Accountant and received her BBA from Kennesaw State University in Kennesaw, Georgia.
          Robert D. Garces has served as one of Alliance HealthCard’s Directors and as Executive Vice President since March, 2007. Mr. Garces is a co-founder of Alliance HealthCard. Prior to Alliance HealthCard merger-acquisition of BMS Holding Company in February 2007, Mr. Garces served as Alliance HealthCard’s Chairman of the Board and Chief Executive Officer since Alliance HealthCard’s organization. Mr. Garces also serves as Chairman of NovaNet, Inc., and a company he founded in 1994 that provides a network of physicians, hospitals and other ancillary health services to self-insured employers and insurance companies. In 1996, Mr. Garces co-founded Better Image, Inc. a consolidation of Plastic Surgeons around the United States. In 1974, Mr. Garces started the Atlanta Company of Southeastern Medical Consultants, a physician billing and Management Company. During this same period he also founded two companies, which grew into one of the largest physician billing companies in the southeast, ARTAC, a software and receivables management company for hospital business offices and Southern Medical Imaging, a mobile imaging company. In 1989 he developed a physician billing company for anesthesia departments for hospitals.
          Thomas W. Kiser has served as one of Alliance HealthCard’s Directors and as Executive Vice President since March 2007. Prior to Alliance HealthCard’s merger-acquisition of BMS Holding Company in March 2007, Mr. Kiser served as Alliance HealthCard’s President and Director since Alliance HealthCard’s organization. Mr. Kiser is also a co-founder of Alliance HealthCard. In 1996, Mr. Kiser founded TWK Enterprises, Inc., a real estate acquisition and development company in Atlanta, Georgia. Mr. Kiser also serves as President of TWK Enterprises, Inc.; however, operations are handled by outside property management, reporting to Mr. Kiser. From 1991 to 1996, Mr. Kiser formed two franchise companies, TC Concepts, Inc. in Orlando, Florida and MKM, Inc. in Atlanta, Georgia, which was sold in 1994 and 1997 respectively. From 1989 through 1991, Mr. Kiser held retail and institutional sales positions with Bear Stearns Company and Shapiro Carter and Company. In 1988, Mr. Kiser joined Marshall and Company, an Atlanta based regional investment banking firm specializing in the private placement and underwriting of securities of small-capitalization southeastern companies. From 1986 through 1988, Mr. Kiser was an assistant manager with Stuart James Co, an investment banking and brokerage company. Mr. Kiser holds a Bachelor of Science degree in economics from Vanderbilt University in Nashville, Tennessee.
          Susan Matthews has served as Alliance HealthCard’s Executive Vice President since May 2007 and Executive Vice President of Sales & Marketing for its subsidiary Benefit Marketing Solutions since January 2003. From 2000 to 2003, she co-founded Club Source Group, a company formed to market club programs to various industries. Ms. Matthews served as Marketing Director for Foresight, Inc. from 1989 until it was sold in 1999. From 1984 to 1999 she served in various capacities with United Bank Services and Steve Owens & Associates marketing club programs to financial institutions. Ms. Matthews received her BBA from the University of Oklahoma.
          Bradley W. Denison joined Benefit Marketing Solutions (BMS) in early 2006 as its General Counsel. Mr. Denison was previously employed by Rent-A-Center, Inc. from 1991-2001 and served as its Senior Vice President and General Counsel from 1998 through 2001. Prior to his employment at Rent-A-Center, Mr. Denison worked extensively in insurance and litigation in private law practice from 1985 through 1991. Prior to his employment with BMS, Mr. Denison was involved in consulting and operating retail businesses. Mr. Denison has a B.S. Business Administration and a Juris Doctorate from the University of Kansas.
          David Huguelet has served as the Senior Vice President of New Business Development of Benefit Marketing Solutions since January 2005. From 2003 to 2004 he was a Director of New Business Development for Aon Innovative Solutions, a major provider of extended service contracts to retailers. Mr. Huguelet served as Vice President of Lyndon Insurance Group, a subsidiary of Protective Life, from 2001 to 2003. From 1989 to 2001, Mr. Huguelet served in various capacities, including Business Board Chairman, with American Bankers Insurance Group, now Assurant. From

1984 to 1989, Mr. Huguelet served in various capacities with Household Finance, now HSBC. Mr. Huguelet holds a Bachelor of Science in Business Administration from the University of North Carolina at Greensboro, an MBA from Barry University, a CLU designation and a CPCU designation.
          Larry G. Gerdes has served as one of Alliance HealthCard’s Directors since February 1, 2001. Mr. Gerdes has served as the President and Chief Executive Officer of Transcend Services, Inc. since May 1993 and as Chairman of the Board since 1995. From 1991 to 1993, Mr. Gerdes was a private investor. Mr. Gerdes serves on the board of Transcend Services, Inc. (TRCR) and CME Group (CME). For the five years prior to 1991, Mr. Gerdes held various executive positions with HBO & Company, including Chief Financial Officer and Executive Vice President.
          John Simonelli began serving as a Director of Alliance HealthCard in May 2008. Mr. Simonelli served as Chairman of the Board and Chief Executive Officer (since February 3, 2005) and formerly served as President and Chief Operating Officer (from August 18, 2003 to February 3, 2005) Graymark Healthcare, Inc., a publicly-held company engaged in retail pharmacy and sleep disorder diagnoses. Mr. Simonelli is an independent business consultant who has extensive experience in the planning, development, and funding of emerging growth companies. He served as a director of Access Plans USA from December 2000 until July 2001. From March 1994 until July 1999, Mr. Simonelli was employed by Laboratory Specialists of America, Inc. and served as Chairman of the Board, Chief Executive Officer and Secretary, and a Director until December 7, 1998. Mr. Simonelli has served in various as chairman of the board of directors, a director, chief executive officer, or executive officer of a number of public companies including Laboratory Specialists of America, Inc., The Vialink Company (formerly Applied Intelligence Group, Inc.), MBF USA, Inc. (formerly American Drug Screens, Inc.), Unico, Inc. (formerly CMS Advertising, Inc.), Moto Photo, Inc., and TM Communications, Inc. (formerly Video Image, Inc. and TM Century, Inc.).
          Mark R. Kidd began serving as a Director of Alliance HealthCard in May 2008. Mr. Kidd served as Chief Financial Officer and Secretary of Graymark Healthcare, Inc. , a publicly-held company engaged in retail pharmacy and sleep disorder diagnoses, from February 2003 until July 2008. Mr. Kidd has over 15 years experience in finance and accounting. Mr. Kidd is also Chief Operations Officer of C&L Supply, Inc., a privately-held wholesale distribution company which serves customers in seven states. Mr. Kidd is also a co-owner of 36th Street Properties, LLC, a privately-held commercial real estate company and RandMark, LLC, a privately-held retail wireless company. Mr. Kidd served as Chief Financial Officer of Access Plans USA (formerly Precis, Inc.) from August 1999 until January 2002 and as a director from January 2000 until February 2002. He also served as President, Chief Operating Officer, Secretary and a Director of Foresight, Inc., formerly a wholly-owned subsidiary of Access Plans USA, from February 1999 until January 2002. Mr. Kidd served as President of Paceco Financial Services, Inc., a privately-held regulated savings company, from March 1998 until December 2000. Mr. Kidd is a Certified Public Accountant and holds a B.B.A. in accounting from Southern Methodist University.
Director Independence
          For purposes of determining whether a member of Alliance HealthCard’s Board of Directors qualifies as “independent director,” Alliance HealthCard selected and utilizes the definition of “independent director” within the meaning of Rule 4200 of the NASDAQ Stock Market, Inc. marketplace rules. Currently, the members of Alliance HealthCard’s board of directors that qualifies as an “independent director” are Larry G. Gerdes, John Simonelli and Mark R. Kidd. Because Alliance HealthCard’s other directors are employees, they do not qualify as “independent directors.”
Committees of the Board of Directors
          Alliance HealthCard’s Board of Directors has an Audit Committee and a Compensation Committee.
          The Audit Committee is responsible for the selection and retention of Alliance HealthCard’s independent auditors, reviews the scope of the audit function of the independent auditors, and reviews audit reports rendered by the independent auditors. Each member of the Audit Committee qualifies as an “independent director” within the meaning of Rule 4200 of the NASDAQ Stock Market, Inc. marketplace rules.
Members of the Audit Committee:
Larry G. Gerdes
John Simonelli
Mark R. Kidd

          The Compensation Committee reviews and approves compensation and benefits policies and objectives, determines whether Alliance HealthCard’s executive officers, directors and employees are compensated according to these objectives, and carries out the responsibilities of Alliance HealthCard’s Board of Directors relating to the compensation of its executive officers. The primary goals of Alliance HealthCard’s Compensation Committee in setting executive officer compensation are to provide a competitive compensation package that enables Alliance HealthCard to attract and retain key executives and to align the interests of Alliance HealthCard’s executive officers with those of its shareholders and also with Alliance HealthCard’s performance. As a result of Alliance HealthCard’s 2007 merger-acquisition of BMS Holding Company, new executive officers were appointed, including a new Chief Executive Officer. Alliance HealthCard is also operating in a new industry and may reorganize its previous operations. Accordingly, it is expected that in fiscal 2009, its Compensation Committee will review the Alliance HealthCard policies and practices with respect to executive compensation and make changes to its formal compensation policies.
Members of the Compensation Committee:
Larry G. Gerdes
John Simonelli
Mark R. Kidd
Code of Ethics
          Alliance HealthCard has a code of ethics (the “Code”) that applies to members of its board of directors, its officers including its chief executive officer (its principal executive officer), and its chief financial officer (its principal financial and accounting officer). The Code sets forth written standards that are designed to deter wrongdoing and to promote
•	honest and ethical conduct,

•	full, fair, accurate, timely, and understandable disclosure in reports and documents that Alliance HealthCard files with, or submit to, the Securities and Exchange Commission and in other public communications made by it;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•	accountability for adherence to the Code.
          The Code may be found on Alliance HealthCard’s website at www.alliancehealthcard.com. Alliance HealthCard will describe the nature of amendments to the Code on its website, except that it may not describe amendments that are purely a technical, administrative, or otherwise non-substantive. Alliance HealthCard will also disclose on its website any waivers from any provision of the Code that Alliance HealthCard may grant. Information about amendments and waivers to the Code will be available on Alliance HealthCard’s website for at least 12 months, and thereafter, the information will be available upon request for five years. A copy of the Code may be obtained by written request addressed to Bradley W. Denison, Corporate Secretary, Alliance HealthCard, Inc., 900 36th Avenue NW, Suite 105, Norman, Oklahoma 73072.
Compliance with Section 16(a) of the Exchange Act
          Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Alliance HealthCard’s directors, officers, and persons who own more than 10% of its common stock or other registered class of its equity securities to file reports of ownership and changes in ownership with the U.S. Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required to furnish Alliance HealthCard with copies of all Section 16(a) forms they file.

Based solely on review of the copies of the Section 16(a) forms Alliance HealthCard received covering purchase and sale transactions in its common stock during the year ended September 30, 2008, Alliance HealthCard believes that each person who, at any time during that fiscal year, was a director, executive officer, or beneficial owner of more than 10% of Alliance HealthCard common stock complied with all Section 16(a) filing requirements during the year ended September 30, 2008.
Executive Compensation
          The following table sets forth the cash and non-cash compensation of the individuals that served as Alliance HealthCard’s Chief Executive Officer, Chief Financial Officer paid or accrued during the years ended September 30, 2008, 2007 and 2006 and its three other most highly compensated executive officers that were serving at September 30, 2008.
SUMMARY COMPENSATION TABLE

				Option	All Other
Name and Principal Position	Year	Salary	Bonus	Awards(1)	Compensation	Total
Danny C. Wright	2008	$200,000	$—	$—	$—	$200,000
Chairman and Chief Executive Officer	2007	$180,358	$—	$—	$—	$180,358
	2006	$452,000	$—	$—	$—	$452,000

Brett Wimberley	2008	$175,000	$—	$—	$—	$175,000
Director, President	2007	$118,817	$—	$—	$—	$118,817
and Chief Operating Officer	2006	$144,000	$—	$—	$—	$144,000

Bradley W. Denison	2008	$250,000	$10,400	$6,096	$—	$266,496
Senior Vice President, General	2007	$205,743	$4,800	$—	$—	$210,543
Counsel and Secretary	2006	$53,596	$—	$—	$—	$53,596

Rita W. McKeown	2008	$94,000	$5,000	$—	$—	$99,000
Chief Financial Officer	2007	$87,833	$—	$11,500	$—	$99,333
and Treasurer	2006	$82,000	$—	$—	$—	$82,000

Susan Matthews	2008	$175,000	$—	$—	$—	$175,000
Executive Vice President	2007	$118,792	$—	$—	$—	$118,792
of Sales and Marketing	2006	$144,000	$—	$—	$—	$144,000

(1)	In determining the value of the Option Awards, Alliance HealthCard used the Black-Scholes option-pricing model as described in Note 8 — Stock Based Compensation of the Alliance HealthCard audited financial statements appearing elsewhere in this information statement/prospectus.
Outstanding Equity Awards at Fiscal Year-End
          During the year ended September 30, 2008, no options exercisable for the purchase of Alliance HealthCard common stock were exercised by the named executive officers. The following table sets forth information related to the number and value of options held by the named officers at September 30, 2008.
Outstanding Equity Awards at September 30, 2008

	Stock Option Awards
	Number of Common Stock		Option	Option
	Underlying Options		Exercise	Expiration
Name	Exercisable	Unexercisable	Price(1)	Date
Danny C. Wright	—	—	$—	N/A
Brett Wimberley	—	—	$—	N/A
Bradley Denison	2,500	—	$1.00	May 13, 2018
		2,500	$1.00	May 13, 2018
		2,500	$1.00	May 13, 2018
Rita McKeown	23,410	—	$0.83	October 1, 2009
	6,000	—	$1.00	October 1, 2010
	4,999	—	$1.01	May 26, 2014
	10,000	—	$1.15	February 15, 2017
Susan Matthews	—	—	$—	N/A

(1)	The closing sale price of Alliance HealthCard’s common stock as reported on the OTC Bulletin Board on September 30, 2008 was $0.70.
Equity Compensation Plans
          2000 Stock Option Plan. For the benefit of Alliance HealthCard’s employees, directors and consultants, Alliance HealthCard adopted the Alliance HealthCard, Inc. 2000 Stock Option Plan (the “stock option plan” or the “plan”). The plan provides for the issuance of options intended to qualify as incentive stock options for federal income tax purposes as well as option that do not qualify as incentive stock options, to Alliance HealthCard’s employees and non-employees, including employees who also serve as Alliance HealthCard’s directors. Qualification of the grant of options under the plan as incentive stock options for federal income tax purposes is not a condition of the grant and failure to so qualify does not affect the ability to exercise the stock options. The number of shares of common stock authorized and reserved for issuance under the plan is 2,806,691. As of September 30, 2008, options exercisable for the purchase of 1,518,897 common stock shares had been granted under the plan.
          Alliance HealthCard’s board of directors administers and interprets the plan (unless delegated to a committee) and has authority to grant options to all eligible participants and determine the types of options granted, the terms, restrictions and conditions of the options at the time of grant.
          The exercise price of qualifying incentive stock options may not be less than the fair market value of Alliance HealthCard’s common stock on the date of grant of the option. The exercise price of options other than those qualifying as incentive stock options may be granted at less than the fair market value of common stock on the date of the grant. Upon the exercise of an option, the exercise price must be paid in full, in cash, in Alliance HealthCard’s common stock (at the fair market value thereof) or a combination thereof as permitted under the terms of the agreement evidencing the option.
          Options qualifying as incentive stock options, are exercisable only by an optionee during the period ending three months after the optionee ceases to be an Alliance HealthCard employee, a director or non-employee service provider. However, in the event of death or disability of the optionee, the incentive stock options are exercisable for one year following death or disability and in the event of the retirement of the optionee, Alliance HealthCard’s board of directors may designate an additional period for exercise. In any event options may not be exercised beyond the expiration date of the options. Options may be granted to Alliance HealthCard’s key management employees, directors, key professional employees or key professional non-employee service providers. Options granted non-employee directors do not qualify as incentive stock options. No option may be granted after December 31, 2010. Options are not transferable except by will or by the laws of descent and distribution.
Employment Arrangements and Keyman Insurance
          In conjunction with Alliance HealthCard’s merger-acquisition of BMS Holding Company, Alliance HealthCard entered into employment agreements with Danny C. Wright, Brett Wimberley, Susan Matthews, Robert D. Garces and Thomas W. Kiser on March 1, 2007.
          Pursuant to the employment agreement with Danny C. Wright, he agreed to serve as the Chief Executive Officer of Alliance HealthCard’s subsidiary, AHC-Benefit Marketing Acquisition, Inc. The term of the agreement commenced on March 1, 2007 and continues through February 28, 2010. The term of the agreement will automatically be extended for additional one-year terms, unless notice of termination is given to either Mr. Wright or AHC-Benefit Marketing Acquisition on or before December 1 in the year of termination, commencing March 1, 2010. Alliance HealthCard agreed to pay to Mr. Wright a base annualized salary of $200,000. In addition to the base salary, Mr. Wright is eligible to be considered for annual bonuses to be determined by Alliance HealthCard’s Board of Directors.

          Pursuant to the employment agreement with Brett Wimberley, he agreed to serve as the Chief Operating Officer of Alliance HealthCard’s subsidiary, AHC-Benefit Marketing Acquisition, Inc. The term of the agreement commenced on March 1, 2007 and continues through February 28, 2010. The term of the agreement will automatically be extended for additional one-year terms, unless notice of termination is given to either Mr. Wimberley or AHC-Benefit Marketing Acquisition on or before December 1 in the year of termination, commencing March 1, 2010. Alliance HealthCard agreed to pay to Mr. Wimberley a base annualized salary of $175,000. In addition to the base salary, Mr. Wimberley is eligible to be considered for annual bonuses to be determined by Alliance HealthCard’s Board of Directors.
          Pursuant to the employment agreement with Susan Matthews, she agreed to serve as the Executive Vice President of Alliance HealthCard’s subsidiary, AHC-Benefit Marketing Acquisition, Inc. The term of the agreement commenced on March 1, 2007 and continues through February 28, 2010. The term of the agreement will automatically be extended for additional one-year terms, unless notice of termination is given to either Ms. Matthews or AHC-Benefit Marketing Acquisition on or before December 1 in the year of termination, commencing March 1, 2010. Alliance HealthCard agreed to pay to Ms. Matthews a base annualized salary of $175,000. In addition to the base salary, Ms. Matthews is eligible to be considered for annual bonuses to be determined by Alliance HealthCard’s Board of Directors.
          Pursuant to the employment agreement with Robert D. Garces, he agreed to serve as one of Alliance HealthCard’s executive officers. The term of the agreement commenced on January 1, 2007 and continued through December 31, 2008 and was not extended. During the term of the agreement Alliance HealthCard paid Mr. Garces a base annualized salary of $155,000. In addition to base salary, Mr. Garces is eligible to be considered for annual bonuses to be determined by Alliance HealthCard’s Board of Directors.
          Pursuant to the employment agreement with Thomas W. Kiser, he agreed to serve as one of Alliance HealthCard’s executive officers. The term of the agreement commenced on January 1, 2007 and continues through December 31, 2008 and was not extended. During the term of the agreement Alliance HealthCard paid Mr. Kiser a base annualized salary of $135,000. In addition to base salary, Mr. Kiser is eligible to be considered for annual bonuses to be determined by Alliance HealthCard’s Board of Directors.
          Alliance HealthCard does not maintain any key-man insurance covering the death or disability of any of its executive officers.
Compensation of Directors
          In May 2008, Alliance HealthCard adopted a compensation policy for its independent directors. This policy provides that the directors qualifying as independent directors are entitled to receive stock options exercisable for the purchase of 10,000 common stock shares upon initially becoming a member of the board of directors, annually stock options exercisable for the purchase of 5,000 common stock shares, and $1,000 per calendar quarter. Prior to adoption of this compensation policy, other than through the receipt of discretionary stock option grants, Alliance HealthCard’s directors were not compensated for attending board or committee meetings. Directors who were also Alliance HealthCard’s employees receive no additional compensation for serving as directors or on a board committee. Alliance HealthCard reimburses its directors for travel and out-of-pocket expenses in connection with their attendance at meetings of Alliance HealthCard’s board.
     During the fiscal year ended September 30, 2008, the members of Alliance HealthCard’s board of directors received the following compensation:
•	Each non-employee member received a quarterly payment of $1,000 for each calendar quarter ending June 30 and September 30, 2008.

•	Alliance HealthCard reimbursed its members for travel and out of pocket expenses in connection with their attendance at board meetings.

•	Alliance HealthCard granted stock options to the non-employee board members as follows:.

Director Name	Options Granted
John Simonelli	10,000
Mark R. Kidd	10,000
Larry G. Gerdes	5,000

     In 2007, the following directors received compensation in the following aggregate amounts:

	Fees Earned or	Option
Name	Paid in Cash	Awards (1)	Total
John Simonelli	$2,000	$8,291	$10,291
Mark R. Kidd	$2,000	$8,291	$10,291
Larry G. Gerdes	$2,000	$4,145	$6,145

(1)	Alliance HealthCard uses the Black-Scholes option-pricing model to estimate the option fair values of options awards (as described in Note 8. Stock Based Compensation of Alliance HealthCard’s financial statements appearing elsewhere in this information statement/prospectus) to determine the value of the Option Awards.
          For his services directly associated with the merger in the capacity as a director of Alliance HealthCard, the board of directors of Alliance HealthCard approved the payment of $50,000 and the issuance of 25,000 options at an exercise price of $0.70 to John Simonelli as additional director compensation.  Mr. Simonelli will receive this additional director compensation following completion of the merger.
Officer and Director Liability and Indemnification
          As provided by the Georgia Business Corporation Code, each of Alliance HealthCard’s directors and officers is not liable to Alliance HealthCard or its shareholders for any action taken as a director or officer, or any failure to take any action, if the director or officer performed his or her duties in compliance with the Georgia Business Corporation Code. A director is required to discharge his or her duties as a director, including those duties as a member of a committee, or an officer in a manner he or she believes in good faith to be in Alliance HealthCard’s best interests and with the care that an ordinarily prudent person in a like position would exercise under similar circumstances. In discharging his or her duties, a director or officer is entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, if prepared or presented by:
•	One or more of Alliance HealthCard’s officers or employees whom the director reasonably believes to be reliable and competent in the matters presented;

•	Legal counsel, public accountants, investment bankers, or other persons as to matters the director reasonably believes are within the person’s professional or expert competence; or

•	A committee of Alliance HealthCard’s Board of Directors of which he is not a member if the director reasonably believes the committee merits confidence.
          However, neither a director nor an officer is entitled to rely on the forgoing if the director or officer has knowledge concerning the matter in question that makes reliance unwarranted.
          The provisions of the Georgia Business Corporation Code do not eliminate liability of a director or an executive officer for violations of federal securities laws, nor do they limit Alliance HealthCard’s rights or those of its stockholders, in appropriate circumstances, to seek equitable remedies including injunctive or other forms of non-monetary relief. These remedies may not be effective in all cases.
          The Georgia Business Corporation Code requires Alliance HealthCard to indemnify all of its directors, officers, employees and agents. Under these provisions, when an individual in his or her capacity as an officer or a director is made or threatened to be made a party to any suit or proceeding, the individual may be indemnified if he or she acted in good faith. These indemnification provisions are not exclusive of any other rights to which the individual may be entitled. Insofar as indemnification for liabilities arising under the Georgia Business Corporation Code or otherwise may be permitted to its directors and officers, Alliance HealthCard has been advised that in the opinion of the United States Securities and Exchange Commission the indemnification is against public policy and is, therefore, unenforceable.
Certain Relationships and Related Transactions
          The following is a description of transactions Alliance HealthCard entered into with its officers, directors and shareholders that beneficially own more than 5% of Alliance HealthCard’s common stock during the years ended September 30, 2008 and 2007. These transactions will continue in effect and may result in conflicts of interest between Alliance HealthCard and these individuals. Although Alliance HealthCard’s officers and directors have fiduciary duties to Alliance HealthCard and its shareholders, there can be no assurance that conflicts of interest will always be resolved in favor of Alliance HealthCard and its shareholders.
          Office Space Leasing Arrangements
          Alliance HealthCard leases its offices in Norcross, Georgia under a lease that expires in October 2009. This office lease is a joint lease between the landlord, Alliance HealthCard and NovaNet, Inc., a company partially owned by Robert D. Garces, one of Alliance HealthCard’s Directors and its Executive Vice President. The total space consists of approximately 5,175 square feet. This lease will terminate on October 31, 2009. See “— Certain Relationships and Related Transactions, and Director Independence,” below.
          Alliance HealthCard’s subsidiary, BMS, occupies its offices in Norman, Oklahoma under a lease that expires July 31, 2009. The total space consists of approximately 5,973 square feet. The lease agreement is with Southwest Brokers, Inc., a company owned by Brett Wimberley, one of Alliance HealthCard’s Directors and its President. See “— Certain Relationships and Related Transactions, and Director Independence,” below. BMS also rents office space in Dallas, Texas on a month-to-month basis. The total space consists of approximately 300 square feet.
          In the event Alliance HealthCard is required to move from the current offices in Norcross, Georgia, Norman, Oklahoma, or Dallas, Texas, the terms and cost of occupancy may be substantially different than those under which that office space is currently occupied and the rental rate may be substantially greater.
          Merger-Acquisition of BMS Holding Company
          On February 28, 2007, Alliance HealthCard completed the merger-acquisition of BMS Holding Company. The shareholders of BMS Holding Company were Danny C. Wright, Brett Wimberley and Susan Matthews. In connection with the Merger, three promissory notes were issued to former BMS shareholders in the aggregate amount of $7,147,000. The notes are dated March 1, 2007 and bear interest at 1% per annum. The carrying amount of these notes was discounted to $6,666,447 with an effective interest rate of 7% to adjust for the below market interest rate carried by the notes. Principal and accrued interest shall be due and payable in 12 consecutive quarterly installments commencing on May 15, 2007 and on each August 14, November 14, February 14 and May 15 of each year thereafter and in full on February 14, 2010, if not previously paid. Any payment of principal and interest shall be applied first to the payment of interest due on the outstanding principal sum and the balance thereof shall be applied in reduction of principal sum. Notwithstanding the foregoing and any other provision in the notes, in the event that the consolidated earnings before interest, income taxes, depreciation and amortization of the Company, determined in accordance with generally accepted accounting principles for each of the fiscal years ending on September 30, 2007, 2008 and 2009 shall be less (“Actual EBITDA”) than Four Million Two Hundred Dollars ($4,200,000) (the “Targeted EBITDA”), then the principal amount of these notes are be reduced by an amount equal to the percentage by which the Actual EBITDA for each such period falls short of the Targeted EBITDA and the adjusted principal balance of these notes will then be amortized over the remaining term of the Note in accordance with the foregoing payment terms.
          In addition to the foregoing, after the consummation of the transactions contemplated by the Merger Agreement, the principal amount of these notes shall be reduced dollar for dollar by any loss incurred by BMS Insurance Agency, L.L.C., a BMS Holdings’ affiliate, resulting from contingent commissions being held by CAPIC pending receipt of a non-resident license from the Puerto Rico Department of Insurance. Any net proceeds of BMS Insurance Agency, L.L.C. attributable to pre-closing periods shall inure on a pro-rata basis to the benefit of the note holders. After any decrease or increase in the principal amount of these notes related to post-closing payments to or from CAPIC, the adjusted principal balance of these notes will be amortized over the remaining term of the notes in accordance with the foregoing payment terms. To comply with this provision, the principal on these notes was reduced by $247,073 as of September 30, 2007. The notes further provide that recovery of any net proceeds of BMS Insurance Agency, L.L.C. attributable to pre-closing periods will inure on a pro-rata basis to the benefit of the note holders. As a result of the settlement agreement completed on March 13, 2008 with CAPIC (See Note 15 – Restated Quarterly Financial Statements of Alliance HealthCard’s audited financial statements appearing elsewhere in this information statement/prospectus), BMSIA received proceeds of $34,280 which resulted in a pro rata increase in the notes by that same amount.

          Pursuant to discussions between the note holders and our disinterested directors, on January 10, 2008 the original notes were cancelled and replaced by new notes reflecting the unpaid principal balance but modifying the measurement periods to be deferred by one year to the fiscal years ending September 30, 2008, September 30, 2009 and converted to quarterly reviews thereafter. Management felt that these deferred periods more appropriately tie the payment obligations to our performance because the initial period did not reflect an entire year and also contained several merger related one-time expenses. Several additional provisions were added to allow for adjustments if necessary. The new notes were issued in the aggregate amount of $5,113,177 representing the unpaid principal balances on the original notes on that date before the above described note adjustments.
          Principal and interest payments made on these notes were $2,358,265 and $1,222,382, respectively for the years ended September 30, 2008 and 2007.
Securities Ownership of Certain Beneficial Owners and Management
          The following table presents certain information as to the beneficial ownership of Alliance HealthCard’s common stock as of the date of this information statement/prospectus and after giving pro forma effect to the merger, and the beneficial ownership of the common stock of (i) each person who is known to Alliance HealthCard to be the beneficial owner of more than 5% thereof, (ii) each of Alliance HealthCard’s directors and executive officers, and (iii) all of Alliance HealthCard’s executive officers and directors as a group, together with their percentage holdings of the beneficial ownership of the shares. For purposes of presentation of the beneficial ownership of Alliance HealthCard’s common stock after the merger, it is assumed that 6,800,000 shares of Alliance HealthCard common stock are exchanged for the 20,269,145 shares of Access Plans USA outstanding common stock shares and an Exchange Ratio of 0.335485 partial share of Access Plans USA common stock. See “Summary of the Agreement and Plan of Merger,” above. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated, and there are no family relationships among Alliance HealthCard’s executive officers, directors and 5% and greater shareholders, except as otherwise indicated by footnote. For purposes of the following table, the number of shares and percent of ownership of Alliance HealthCard’s outstanding common stock that the named person beneficially owns includes shares of Alliance HealthCard’s common stock that the named person has the right to acquire within 60 days of the date of this information statement/prospectus pursuant to exercise of stock options and other types of purchase rights and are deemed to be outstanding, but are not deemed to be outstanding for the purposes of computing the number of shares beneficially owned and percent of ownership of any other named person.

Securities Ownership of Certain Beneficial Owners and Management

Name (and Addresses of 5% or	Shares	Rights	Beneficially		% of
Greater Certain Beneficial	Owned Of	To	Owned	Total	Ownership
Owners	Record (1)	Acquire	Shares	Shares	(1) (2)
Danny Wright (3)	4,014,300	—	—	4,014,300	27.1%
900 36th Avenue, Suite 105 Norman, Oklahoma 73072
Brett Wimberley (4)	4,002,500	—	—	4,002,500	27.0%
900 36th Avenue, Suite 105 Norman, Oklahoma 73072
Susan Matthews (5)	2,000,000	—	—	2,000,000	13.5%
900 36th Avenue, Suite 105 Norman, Oklahoma 73072
Robert Garces (6)	669,600	415,000	—	1,084,600	7.1%
3500 Parkway Lane, Suite 720 Norcross, Georgia 30092
Thomas Kiser (7)	633,050	380,000	—	1,013,050	6.7%
3500 Parkway Lane, Suite 720 Norcross, Georgia 30092
Rita McKeown (8)	—	50,399	—	50,399	0.3%
David Huguelet (9)	900	4,500	—	5,400	** %
Bradley Denison (10)	1,500	7,500	—	9,000	0.1%
Larry Gerdes (12)	176,665	145,000	—	321,665	2.2%
Mark Kidd (11)	5,000	10,000	—	15,000	0.1%
John Simonelli (11)	5,000	10,000	—	15,000	0.1%

All directors and officers as a group of 13	11,508,515	1,022,399	—	12,530,914	79.2%

After the merger:
Danny Wright (3)	4,014,300	—	—	4,014,300	18.6%
Brett Wimberley (4)	4,002,500	—	—	4,002,500	18.5%
Susan Matthews (5)	2,000,000	—	—	2,000,000	9.3%
Michael K. Owens (13)	48,591	—	1,856,402	1,904,993	8.8%
4929 West Royal Lane, Suite 200 Irving, Texas 75063
Peter W. Nauert Revocable Trust (13)	1,856,402	—	48,591	1,904,993	8.8%
4929 West Royal Lane, Suite 200 Irving, Texas 75063
Russell Cleveland (11)(14)	—	8,387	1,494,707	1,503,054	7.0%
4929 West Royal Lane, Suite 200 Irving, Texas 75063
RENN Capital (14)	—	8,387	1,494,707	1,503,094	7.0%
4929 West Royal Lane, Suite 200 Irving, Texas 75063
Robert Garces (6)	669,600	415,000	—	1,084,600	4.9%
Thomas Kiser (7)	633,050	380,000	—	1,013,050	4.6%
Rita McKeown (8)	—	50,399	—	50,399	0.2%
David Huguelet (9)	900	4,500	—	5,400	** %
Bradley Denison (10)	1,500	7,500	—	9,000	** %
Larry Gerdes (12)	176,665	145,000	—	321,665	1.5%
Mark Kidd (11)	5,000	10,000	—	15,000	0.1%
John Simonelli (11)	5,000	10,000	—	15,000	0.1%
Ian Stuart(15)	298,433	—	—	298,433	1.4%
J. French Hill(11)	2,348	26,839	—	29,187	0.1%

All directors and officers as a group of 13	11,851,887	1,057,625	3,351,109	16,266,621	71.8%

**	Less than one tenth of a percent.

(1)	Shares not outstanding but deemed beneficially owned by virtue of the right of a person or members of a group to acquire them within 60 days are treated as outstanding for determining the amount and percentage of common stock owned by such person. To the knowledge of Alliance HealthCard, each named person has sole voting and sole investment power with respect to the shares shown except as noted, subject to community property laws, where applicable.

(2)	Rounded to the nearest one-tenth of one percent, based upon 14,796,763 shares of common stock outstanding before the merger and 21,996,563 after the merger without giving effect to issuance of shares in elimination of fractional shares and the possible exercise of appraisal rights.

(3)	Mr. Wright is Chairman of Board of Directors and Chief Executive Officer.

(4)	Mr. Wimberley is a director, President and Chief Operating Officer.

(5)	Ms. Matthews is Vice President of Sales and Marketing

(6)	Mr. Garces is a director and Executive Vice President. The number of shares and the percentages include 1,050 common stock shares held of record by Mr. Garces’ spouse.

(7)	Mr. Kiser is a director and an Executive Vice President.

(8)	Ms. McKeown is Chief Financial Officer.

(9)	Mr. Huguelet is Senior Vice President New Business Development.

(10)	Mr. Denison is Senior Vice President, General Counsel and Secretary.

(11)	The named person is a director of Alliance HealthCard.

(12)	The number of shares and the percent includes 166,666 shares held by Gerdes Huff Investments of which Mr. Gerdes is a general partner and 9,999 shares held by Gerdes Family Partnership of which Mr. Gerdes is a general partner.

(13)	Michael K. Owens is the trustee of the Peter W. Nauert Revocable Trust and is considered the beneficial owner of the 1,856,402 shares owned of record by this Trust.

(14)	The “Other Beneficially Owned Shares” are owned by US Special Opportunities Trust PLC (270,506 shares), Renaissance Capital Growth & Income Fund III, Inc. (300,426 shares), Premier RENN US Emerging Growth Fund Limited (405,145 shares), Renaissance US Growth & Income Trust PLC (527,017 shares), each of which is an investment fund managed by RENN Capital Group, Inc. Mr. Cleveland controls RENN Capital Group, Inc. and is also deemed to be the beneficial owner of those common stock shares.

(15)	Mr. Stuart is our Interim Chief Executive Officer and President and Chief Financial Officer.

UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS
     The following unaudited pro forma condensed combining financial statements give effect to our proposed merger with Alliance HealthCard based on the assumptions and adjustments set forth in the accompanying notes to the unaudited pro forma condensed combining financial statements. In addition, the unaudited pro forma condensed combining statement of operations for the year ended September 30, 2008 also gives effect to our divesture of Access HealthSource, that is a required condition of merger based on the assumptions and adjustments set forth in the accompanying notes.
     The unaudited pro forma condensed combining financial statements assume the issuance of 6,800,000 shares of Alliance HealthCard’s common stock in connection with the proposed merger. This reflects an estimated 50,000 share reduction in connection with the divestiture of Access HealthSource.
     The unaudited pro forma condensed combining statement of operations for the year ended September 30, 2008 also assumes the Alliance HealthCard common stock shares was outstanding for that entire year.
     The value assigned to the number of shares of Alliance HealthCard’s common stock assumed issued in connection with the proposed merger is based on Alliance HealthCard’s common stock price on November 13, 2008, the date the merger was announced. This results in a common stock price of $0.70 for pro forma valuation purposes.
     The purchase price of Alliance HealthCard’s acquisition of us has been allocated based on preliminary estimates of the fair value of the acquired assets and liabilities. See Note 1 to the Notes to Unaudited Pro Forma Condensed Combining Balance Sheet. The pro forma adjustments are subject to change pending a final analysis of the fair values of our assets and liabilities. The impact of these changes could be material.
Periods Covered
     The unaudited pro forma condensed combining statement of operations for the year ended September 30, 2008 is based on the individual historical statements of operations of Alliance HealthCard and Access Plans USA as if the Merger occurred on October 1, 2007. The unaudited pro forma condensed combining statement of operations of Alliance HealthCard for the year ended September 30, 2008 is based on the audited historical statement of operations of Alliance HealthCard. The unaudited pro forma condensed combining statement presented for Access Plans USA for the year ended September 30, 2008 is based on its audited historical statement of operations for the year ended December 31, 2007 adjusted for removal of the nine months ended on September 30, 2007 and the addition of its unaudited historical statement of operations for the nine months ended September 30, 2008, adjusted to exclude its discontinued operations (the divesture of Access Healthsource and ACP Agency).
     The unaudited pro forma condensed combining balance sheet as of September 30, 2008 is based on the individual historical audited balance sheet of Alliance HealthCard and unaudited balance sheet of Access Plans USA (adjusted to give effect to the assumed divesture of Access HealthSource and ACP Agency), as if the proposed merger occurred on September 30, 2008.
     The unaudited pro forma condensed combining financial statements are based on estimates and assumptions. These estimates and assumptions are preliminary and have been made solely for purposes of developing this pro forma information. Unaudited pro forma condensed combining financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have been achieved if the merger had been consummated as of the beginning of the period indicated, nor is it necessarily indicative of the results of future operations. The pro forma condensed combining financial information does not give effect to any cost savings or restructuring and integration costs that may result from the integration of our business into Alliance HealthCard. Costs related to restructuring and our integration has not yet been determined.
     This unaudited pro forma condensed combining financial information is based upon our and Alliance HealthCard’s respective historical consolidated financial statements and related notes appearing elsewhere in this information statement/prospectus and should be read in conjunction with those statements and the related notes.

ALLIANCE HEALTHCARD, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
AS OF SEPTEMBER 30, 2008
(Dollars in Thousands)

	Alliance	Access
	Healthcard	Plans	Pro-Forma		Pro-Forma
	Inc.	USA, Inc.	Adjustments		Combined
Cash and cash equivalents	$3,013	$1,226	—		$4,239
Restricted short-term investments	157	858	—		1,015

Total cash and short-term investments	3,170	2,084	—		5,254
Accounts receivable, net	2,487	824	—		3,311
Advanced agent commissions, net	—	6,448	—		6,448
Prepaid expenses	31	241	—		272
Assets of discontinued operations	—	63	(63	) c)	—

Total current assets	5,688	9,660	(63)		15,285
Fixed assets, net	165	542	(142	) b)	565
Goodwill and other intangible assets, net	4,243	8,366	(3,970	) a), b)	8,639
Deferred tax asset	380	—	—		380
Other assets	48	132	—		180

Total assets	$10,524	$18,700	$(4,175)		$25,049

Accounts payable	$927	$398	110	a)	1,435
Accrued commissions payable	—	652	—		652
Liability for unrecognized tax benefit	166	—	—		166
Other accrued liabilities	1,629	1,839	—		3,468
Claims liability	463	—	—		463
Income taxes payable	—	239	—		239
Short-term debt	—	530	—		530
Current portion of notes payable to related parties	2,290	—	—		2,290
Unearned commissions	—	4,545	—		4,545
Other deferred revenue	844	308	—		1,152
Liabilities of discontinued operations	—	254	(254	) c)	—

Total current liabilities	6,319	8,765	(144)		14,940
Long-term debt	—	864	—		864
Related party notes payable, less current portion	932	—	—		932

Total liabilities	7,251	9,629	(144)		16,736

Common stock	15	207	(200	) a)	22
Additional paid-in capital	6,809	40,630	(35,597	) a)	11,842
Accumulated deficit	(3,551)	(30,757)	30,757	a)	(3,551)
Less: Treasury stock	—	(1,009)	1,009	a)	—

Total stockholders’ equity	3,273	9,071	(4,031)		8,313

Total liabilities and stockholders’ equity	$10,524	$18,700	$(4,175)		$25,049

See accompanying notes to unaudited pro forma combined condensed financial statements.

ALLIANCE HEALTHCARD, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED SEPTEMBER 30, 2008
(Dollars in Thousands, Except Share Information)

	Alliance	Access
	Healthcard,	Plans	Pro-Forma		Pro-Forma
	Inc.	USA, Inc.	Adjustments		Combined
Total revenue	$20,913	$35,550	$—		$56,463
Direct costs	11,113	24,703	—		35,816

Gross margin	9,800	10,847	—		20,647

Personnel costs and other sales and administrative expenses	4,367	10,959	—		15,326
Depreciation and amortization	551	1,018	—		1,569
Restructuring and severance charges	—	164	—		164
Goodwill impairment charges	—	—	—		—

Total operating expenses	4,918	12,141	—		17,059

Operating income (loss)	4,882	(1,294)	—		3,588
Other income (expense)	15	35	—		50

Income (loss) from continuing operations before income taxes	4,897	(1,259)	—		3,638
Income tax expense (benefit)	2,189	(157)	(650	) d)	1,382

Net income (loss) from continuing operations	2,708	(1,102)	650		2,256
Less dividends	—	—			—

Net income (loss) available for common stockholders	$2,708	$(1,102)	$650		$2,256

Earnings per share from continuing operations:
Basic	$0.18	$(0.05)			$0.10

Diluted	$0.18	$(0.05)			$0.10

Weighted average number of common shares outstanding (in ‘000)
Basic	14,798	20,269	(13,069	) a)	21,998

Diluted	15,263	20,269	(13,069	) a)	22,463

See accompanying notes to unaudited pro forma combined condensed financial statements.

ALLIANCE HEALTHCARD, INC.
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
Note 1—Basis for Presentation
     The unaudited pro forma combined condensed financial statements present the pro forma effects of the proposed merger of Access Plans USA, Inc. with Access/Alliance Acquisition Corp. and becoming a wholly-owned subsidiary of Alliance HealthCard, Inc. (the “Merger”) pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) dated November 13, 2008. Prior to consummation of the Merger, Access Plans USA is required to divest its subsidiary, Access HealthSource, Inc. The pro forma adjustments give effect to the December 31, 2008 divesture of Access HealthSource, Inc. As a result of the Merger, Access/Alliance Acquisition Corp. will merge into Access Plans USA, resulting in Access Plans USA becoming a wholly-owned subsidiary of Alliance HealthCard.
     The merger is subject to, among other conditions, approval of the Access Plans USA shareholders. The Merger Agreement provides that on the effective date of the merger, Access Plans USA will issue up to 6,850,000 shares of Alliance HealthCard common stock, reduced by one share for each $2.00 of the net cost of the Access HealthSource divesture. The estimated net cost of divesture is $100,000 and results in an estimated 6,800,000 shares to be issued by Alliance HealthCard to the shareholders of Access Plans USA.
     The unaudited pro forma condensed combining statement of operations for the year ended September 30, 2008 is based on the individual historical statements of operations of Alliance HealthCard and Access Plans USA as if the Merger occurred on October 1, 2007. The unaudited pro forma condensed combining statement of operations of Alliance HealthCard for the year ended September 30, 2008 is based on the audited historical statement of operations of Alliance HealthCard. The unaudited pro forma condensed combining statement of operations presented for Access Plans USA for the year ended September 30, 2008 is based on its audited historical statement of operations for the year ended December 31, 2007 adjusted for removal of the nine months ended on September 30, 2007 and the addition of its unaudited historical statement of operations for the nine months ended September 30, 2008, adjusted for divesture of its discontinued operations (Access Healthsource and ACP Agency).
     The unaudited pro forma condensed combining balance sheet as of September 30, 2008 is based on the individual historical audited balance sheet of Alliance HealthCard and the unaudited balance sheet of Access Plans USA (adjusted to give effect to the divesture of Access HealthSource and discontinuance of ACP Agency operations), as if the proposed merger occurred on September 30, 2008.
     The pro forma financial information presented in the unaudited pro forma combined condensed financial statements is not necessarily indicative of the financial position or results of operations that would have been achieved had the operations been those of a single consolidated corporate entity. The results of operations presented in the unaudited pro forma combined statements of operations are not necessarily indicative of the combined results of future operations of Alliance HealthCard following consummation of the Merger.
Note 2—Pro Forma Adjustments
     The accompanying unaudited pro forma combined condensed financial statements have been adjusted to record and give effect to the Merger and the divesture of Access Plans USA’s subsidiary Access HealthSource as follows:
(a) On a pro forma basis, the purchase price of Access Plans USA is based on the issuance of 6,800,000 shares of Alliance HealthCard to the Access Plans USA shareholders multiplied by a per share price of $0.70 plus acquisition costs of $110,000 resulting in $4,870,000 (“Purchase Price”). The per share price of Alliance HealthCard’s common stock is based on Alliance HealthCard’s common stock price on November 13, 2008, the date the Merger was announced. This resulted in a common stock price of $0.70 for pro forma valuation purposes and determining the Purchase Price.

(b) A goodwill and intangible asset of $4,116,000 was recorded based on( i) the difference between the Purchase Price and the estimated fair market value of the acquired net assets of Access Plans USA, (ii) an estimated fixed asset impairment charge of $142,000 attributable to expected post-merger out-sourcing of the fulfillment operations of the Consumer Plan division of Access Plans USA, plus (iii) accrual of estimated acquisition costs of $110,000. The total pro-forma goodwill and intangible asset of $8,359,000 at September 30, 2008 includes $4,243,000 attributable to Alliance HealthCard. The allocation of the $4,116,000 between goodwill and intangible assets has not yet been determined.
(c) The unaudited pro forma combined condensed balance sheets were adjusted to eliminate assets and liabilities of Access Plans USA’s discontinued operations, including its subsidiary, Access HealthSource, that was sold effective December 30, 2008. The pro-forma Access Plans USA income statement excludes the results from discontinued operations.
(d) The provision for income tax benefit for the year ended September 30, 2008 was adjusted to give effect to the operating losses of Access Plans USA which effectively reduces the effective tax rate to 38%.

COMPARISON OF RIGHTS OF ALLIANCE HEALTHCARD STOCKHOLDERS
AND ACCESS PLANS USA SHAREHOLDERS AND DESCRIPTION OF SECURITIES
     The rights of Alliance HealthCard shareholders are currently governed by the Georgia Business Corporation Code, which we refer to as the GBCC, and the amended and restated articles of incorporation, which we refer to as the articles of incorporation, and bylaws of Alliance HealthCard. The rights of Access Plans USA shareholders are currently governed by the Oklahoma General Corporation Act (which we refer to as the OGCA) and the restated certificate of incorporation and bylaws of Access Plans USA. Upon completion of the merger, the rights of Access Plans USA shareholders who become Alliance HealthCard shareholders and the rights of Alliance HealthCard shareholders will be governed by the GBCC, the articles of incorporation and bylaws of Alliance HealthCard.
     The following summarizes the material differences between the GBCC and Alliance HealthCard’s articles of incorporation and bylaws, on the one hand, and the OGCA and Access Plans USA’s certificate of incorporation and bylaws, on the other hand. This summary does not include a complete description of all differences between the rights of Alliance HealthCard shareholders and Access Plans USA shareholders, nor does it include a complete description of the specific rights of these holders. Furthermore, the identification of some of the differences in the rights of these holders as material is not intended to indicate that other differences that may be equally important do not exist.
     You and our other shareholders are urged to read carefully the relevant provisions of the OGCA and the GBCC, as well as the articles of incorporation and bylaws of Alliance HealthCard and the certificate of incorporation and bylaws of Access Plans USA. Copies of the organizational documents of Alliance HealthCard and Access Plans USA referred to in this discussion are available to you upon request. See “Where You Can Find More Information” on page i.
Classes and Series of Capital Stock
     The authorized capital stock of Alliance HealthCard consists of 100,000,000 common shares, having a par value of $0.001 per share and entitled to one vote per share.
     Our authorized capital stock consists of 100,000,000 Access Plans USA common shares, having a par value of $0.01 per share and entitled to one vote per share and 2,000,000 Access Plans USA preferred shares, having a par value of $1.00 per share.
Annual Meeting of Shareholders
     Alliance HealthCard. The GBCC provides that a meeting of shareholders will be held annually at a time stated in or fixed in accordance with the corporation’s bylaws. The GBCC also requires notice of a shareholders’ meeting to be sent to shareholders entitled to vote at a meeting not fewer than 10 nor more than 60 days before the date of the meeting. Unless the GBCC or the articles of incorporation require otherwise, the corporation is required to give notice only to shareholders entitled to vote at the meeting.
     The GBCC also provides that the superior court of the county where a corporation’s registered office is located may summarily order a meeting to be held upon application of any shareholder of the corporation if an annual meeting was not held within the earlier of six months after the end of a fiscal year of the corporation or 15 months after its last annual meeting. Following notice to the corporation, the superior court may order that a meeting ordered in this manner be deemed an annual meeting or a special meeting.
     The bylaws of Alliance HealthCard provide that the annual meeting of shareholders for the election of directors and for the transaction of other business as may properly come before the meeting will be held on that date and at that time and place as the board of directors may by resolution provide. The bylaws of Alliance HealthCard also provide that written notice of each meeting of shareholders will be given to each shareholder of record entitled to vote at the meeting not less than 10 nor more than 60 days prior to the meeting.

     Access Plans USA. The OGCA provides that, unless directors are elected by written consent in lieu of an annual meeting, an annual meeting of shareholders will be held for the election of directors on a date and at a time designated by or in the manner provided in the bylaws of the corporation. Any other proper business may also be transacted at the annual meeting. The OGCA also generally requires notices of annual meetings to be sent to all shareholders of record entitled to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting.
     The OGCA also provides that if, for a period of 30 days after the date designated by the bylaws for the annual meeting of shareholders, or, if no date has been designated, for a period of 13 months after the latest to occur of the organization of the corporation, its last annual meeting or the last action by written consent to elect directors in lieu of an annual meeting, there is a failure to hold an annual meeting or to take action by written consent to elect directors in lieu of an annual meeting, the Oklahoma County District Court may summarily order a meeting to be held upon the application of any shareholder or director.
     The Access Plans USA bylaws provide that an annual meeting of the shareholders for the election of directors to succeed those whose terms expire and for the transaction of other business as may properly come before the meeting will be held at such place, on such date, and at such time as the board of directors fixes each year. These bylaws also provide that written notice of each meeting of shareholders will be given to each shareholder of record entitled to vote at the meeting not less than 20 nor more than 60 days prior to the meeting.
Special Meetings of Shareholders
     Alliance HealthCard. The GBCC provides that special meetings of shareholders may be called by the board of directors or by any persons authorized to do so in the articles of incorporation or the bylaws of the corporation.
     The GBCC also provides that, except as to corporations having 100 or fewer shareholders of record, a special meeting may be called by the holders of at least 25%, or that greater or lesser percentage as may be provided in the articles of incorporation or bylaws, of all the votes entitled to be cast on any issue proposed to be considered at a proposed special meeting. Those holders must sign, date and deliver to the corporation one or more demands in writing or by electronic transmission for the meeting describing the purpose or purposes of the special meeting. Under the GBCC, the superior court of the county where a corporation’s registered office is located may order a meeting upon application of a shareholder who signed a valid demand for a special meeting if notice of the special meeting was not given within 30 days after the demand was delivered to the corporation’s secretary, or the special meeting was not held in accordance with the notice.
     Under the GBCC, notice of a special meeting must include a description of the purpose or purposes for which the meeting is called. Only business within the purpose or purposes described in this notice may be conducted at a special shareholders’ meeting.
     The bylaws of Alliance HealthCard provide that a special shareholders meetings for any purpose may be called at any time by the board or directors, or by a duly designated committee of the board of directors and shall be called by the chief executive officer or secretary at the request in writing of a majority of the directors, or at the request in writing (including a statement of the purpose or purposes of the proposed meeting) of shareholders owning at least 25% of the outstanding capital stock of Alliance HealthCard entitled to vote. The business transacted at any special meeting of shareholders is limited to the purposes stated in the meeting notice.
     Access Plans USA. The OGCA provides that a special meeting of shareholders may be called by the board of directors or by any persons authorized in the certificate of incorporation or bylaws of the corporation. The notice to shareholders of the meeting must include the purpose or purposes for which the meeting is called.
     The Access Plans USA bylaws provide that special meetings of the shareholders may only be called, for any purpose or purposes, by the chairman of the board of directors, the chief executive officer or the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any the resolution is presented to the board of directors for adoption).

Shareholder Action Without a Meeting
     Alliance HealthCard. The GBCC provides that action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting upon the written consent of all the shareholders entitled to vote on the action or, if the articles of incorporation so provide, upon the written consent of persons who would be entitled to vote at a meeting shares having voting power to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shareholders entitled to vote were present and voted.
     The articles of incorporation of Alliance HealthCard provide that any action required to be taken or that may be taken at a meeting of the shareholders may be taken without a meeting if written consent, setting forth the action so taken shall be signed by all the shareholders entitled to vote with respect to the subject matter thereof or, if so provided in the shareholders entitled to vote with respect to the subject matter thereof or, if so provided in the articles of incorporation, by shareholders who would be entitled to vote at a meeting holding shares having voting power to cast not less than the minimum number (or numbers, in the case of voting by groups) of votes that would be necessary to authorize or take the action at a meeting at which all shareholders entitled to vote were present and voted.
     Access Plans USA. The OGCA provides that, unless otherwise provided in the certificate of incorporation of the corporation having less than 1,000 record owners of capital shares, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a written consent or consents setting forth the action taken is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote upon such action were present and voted.
     Under the Access Plans USA bylaws shareholders may take action by written consent without a meeting to the extent and in the manner permitted by law. Any action taken by the shareholders must be in accordance with the Regulation 14C promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Any action taken without a shareholders meeting must be by written consent setting forth the action taken, be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted, and be delivered to us at our principal place of business or to our secretary.
     The written consent must bear the date of signature of each shareholder that signs the consent and no written consent will be effective to take the action unless within 60 days of the date of the earliest dated consent a sufficient number of holders have executed the consent and it is received by us.
Shareholder Nominations and Proposals
     Alliance HealthCard. The bylaws of Alliance HealthCard do not establish procedures for shareholder nominations of directors and consideration of shareholder proposals at Alliance HealthCard’s shareholders meetings.
     Access Plans USA. The Access Plans USA bylaws establish procedures that must be followed for a shareholder to submit a proposal to be voted on by the shareholders of Access Plans USA at its annual meeting of shareholders and a substantially similar procedure to be followed for the nomination and election of directors. No business may be proposed by a shareholder at the annual meeting of shareholders without giving written notice to the Secretary of Access Plans USA 120 days prior to the scheduled date of the meeting. In the event, however, that in the event that an annual meeting was not held in the previous year or the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s notice of annual meeting, notice by the shareholder to be timely must be so received a reasonable time before the notice of annual meeting is released to shareholders. The shareholder’s notice must set forth:
• a brief description of the business desired to be brought before the annual meeting and the reasons for conducting the business at the annual meeting;

• the name and record address of the shareholder;
• the class or series and number of shares of Access Plans USA capital stock that are owned beneficially or of record of the shareholder;
• any material interest of the shareholder in the business or matter to be considered; and
• any other information that is required to be provided by the shareholder pursuant to Regulation 14A promulgated under the Exchange Act, in the shareholder’s capacity as a proponent of a shareholder proposal.
     In addition, shareholders’ notices relating to director nominations must be accompanied by a written consent of each proposed nominee being named as a nominee and to serve as a director, if elected, and must include:
• the name, age, business address and residence address of the nominee;
• the principal occupation or employment of the nominee;
• the class or series and number of shares of Access Plans USA capital stock that are owned beneficially or of record by the nominee;
• any other information relating to the nominee that is required to be disclosed in proxy solicitations for director elections pursuant to Section 14 of the Exchange Act; and
• certain other specified information relating to the shareholder making the nomination.
     If the chairman of the board determines that any proposal or nomination was not made in accordance with these procedures, the chairman of the board may declare this at the meeting, and the defective proposal or nomination will be disregarded.
Access to Corporate Records, Financial Statements and Related Matters
     Alliance HealthCard. The GBCC requires that a corporation or its agent maintain a record of its shareholders, in a form that permits preparation of a list of the names and addresses of all shareholders, in alphabetical order by class of shares showing the number and class of shares held by each.
     The GBCC further provides that, upon written demand at least five business days in advance, a shareholder of a corporation is entitled to inspect and copy, during regular business hours at the corporation’s principal office, certain records of the corporation specifically designated in the GBCC, including minutes of shareholders’ meetings for the preceding three years and a list of the names and business addresses of each director.
   In addition, the GBCC provides that a shareholder whose demand is made in good faith and for a proper purpose that is reasonably relevant to his legitimate interest as a shareholder, and who describes with reasonable particularity his purpose and the records he desires to inspect, is entitled to inspect and copy, upon written demand at least five days in advance, during regular business hours at a reasonable location specified by the corporation, any of the following records that are directly connected with his purpose (and the records are to be used only for the stated purpose):
• excerpts from minutes of any meeting of the board of directors, records of any action of a committee of the board of directors while acting in place of the board of directors on behalf of the corporation, minutes of any shareholders’ meeting, and records of action taken by the shareholders or board of directors without a meeting, to the extent not otherwise subject to inspection as discussed above;
• accounting records of the corporation; and

• the record of shareholders.
     These last rights of inspection may be limited under the GBCC by a corporation’s articles of incorporation or bylaws for shareholders owning two percent or less of the shares outstanding. Neither Alliance HealthCard’s articles of incorporation nor its bylaws contain the permissible limitation noted above, and therefore the GBCC’s default rules apply.
     Further, after fixing a record date for a shareholders’ meeting, a corporation must prepare a list of shareholders who are entitled to notice of the shareholders’ meeting, and this list must be available for inspection by any shareholder, his or her agent, or his or her attorney on a reasonably accessible electronic network or during ordinary business hours at the principal place of business of the corporation. The shareholders’ list may also be inspected by any shareholder present during the shareholders’ meeting, or on a reasonably accessible electronic network during the whole time of the meeting if the meeting is to be held solely by means of remote communication.
     Access Plans USA. The OGCA provides that any shareholder, in person or by attorney or other agent, upon written demand under oath stating the shareholder’s purpose, has the right during usual business hours to inspect for any proper purpose reasonably related to that person’s interest as a shareholder, and to make copies and extracts from the corporation’s stock ledger, a list of its shareholders, its other books and records and a subsidiary’s books and records, to the extent that the corporation has actual possession and control of those records or the corporation could obtain such records through the exercise of control over that subsidiary, with certain limitations. In addition, a shareholder has the right to examine the list of shareholders prepared at least 10 days before every meeting of shareholders, for any purpose germane to the meeting, for a period of at least 10 days prior to the meeting on a reasonably accessible electronic network or during ordinary business hours, at the principal place of business of the corporation. The shareholders’ list may also be inspected by any shareholder present during the shareholders’ meeting, or on a reasonably accessible electronic network during the whole time of the meeting if the meeting is to be held solely by means of remote communication.
Amendments of Organizational Documents
     Alliance HealthCard. Generally, under the GBCC, a proposed amendment to the articles of incorporation requires the recommendation of the amendment to the shareholders by the board of directors, unless the board of directors elects, because of a conflict of interest or other special circumstances, to make no recommendation and communicates the basis for its election to the shareholders with the amendment; further, the board of directors may condition its submission of the proposed amendment, the effectiveness of the proposed amendment, or both on any basis. The corporation must notify each shareholder entitled to vote of the proposed shareholders’ meeting, and the notice must state that the purpose or one of the purposes of the meeting is to consider the proposed amendment and contain or be accompanied by a copy or summary of the amendment. Unless the articles of incorporation, the GBCC, or the board of directors require a greater vote, generally, an affirmative vote by a majority of the votes entitled to be cast on the amendment by each voting group entitled to vote is needed for adoption of the amendment.
     Access Plans USA. Under the OGCA, after a corporation has received payment for its capital stock, a proposed amendment to the certificate of incorporation requires the adoption by the board of directors of a resolution setting forth the amendment proposed and a declaration of the amendment’s advisability and either calling a special meeting of the shareholders entitled to vote in respect of the amendment for the consideration of the amendment or directing that the amendment proposed be considered at the next annual meeting of the shareholders. Unless the certificate of incorporation requires a greater vote, generally, an affirmative vote of a majority of the voting power of the outstanding shares entitled to vote and a majority of the voting power of the outstanding shares of each class entitled to vote as a class on the amendment is needed for adoption of the amendment.
Bylaw Amendments
     Alliance HealthCard. Under the GBCC, a corporation’s board of directors may amend or repeal the corporation’s bylaws or adopt new bylaws unless the articles of incorporation or the GBCC reserve the power exclusively to the shareholders in whole or in part, or the shareholders in amending or repealing a particular bylaw provide expressly that the board of directors may not amend or repeal that bylaw. A corporation’s shareholders may amend or repeal the corporation’s bylaws or adopt new bylaws even though the bylaws may also be amended or repealed by its board of directors.
   The bylaws of Alliance HealthCard provide that the bylaws may be amended or repealed, or new Bylaws may be adopted, (a) by the shareholders or (b) by the affirmative vote of a majority of the full board of directors at any regular or special meeting. Any bylaws adopted or amended by the shareholders may be amended or repealed by the board of directors or the shareholders, unless the shareholders in amending or repealing a particular bylaw provide expressly that the board of directors may not amend or repeal that bylaw.
     Access Plans USA. Under the OGCA, the power to adopt, alter and repeal bylaws is vested in the shareholders, except to the extent that a corporation’s certificate of incorporation rests concurrent power in the board of directors.
     The Access Plans USA certificate of incorporation of provides that the power to adopt, amend or repeal the bylaws is conferred on the board of directors. The Access Plans USA bylaws provide that the bylaws may be amended or repealed and new bylaws adopted by the board of directors or by the shareholders entitled to vote.
Dividends
     Alliance HealthCard. Under the GBCC, a corporation’s board of directors may authorize and the corporation may pay dividends to its shareholders, unless, after giving effect to the dividend, the corporation would not be able to pay its debts as they become due in the ordinary course of business, or the corporation’s total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the dividend, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the dividend.
     Access Plans USA. Under the OGCA, a board of directors may declare and pay dividends and other distributions to its shareholders, subject to any restrictions contained in the corporation’s certificate of incorporation, either out of surplus, or, if there is no surplus, out of net profits for the current or preceding fiscal year in which the dividend is declared. However, a distribution out of net profits is not permitted if a corporation’s capital is less than the amount of capital represented by the issued and outstanding shares of all classes having a preference upon the distribution of assets, until the deficiency has been repaired.
Dissenters’ and Appraisal Rights
     Alliance HealthCard. The GBCC provides to shareholders who dissent from (i) a merger, (ii) a share exchange, (iii) a sale of all or substantially all of the assets of the corporation, (iv) an amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash or (v) any corporate action taken pursuant to a shareholder vote to the extent that certain provisions of the GBCC, the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares, the right to demand and receive the fair value of their shares as appraised by the court (if the shareholder is dissatisfied with the corporation’s offer to pay the shareholder the corporation’s estimate of such fair value). However, shareholders do not have dissenters’ rights if the shares they hold, on the record date fixed for determination of the shareholders entitled to receive notice of and to vote at the shareholders’ meeting to act upon the plan of merger, share exchange, sale of corporate property or other specified corporate actions, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 shareholders.
     Those shareholders, however, will have dissenters’ rights if the articles of incorporation or a resolution of the board of directors approving the transaction so provide or, in the case of a merger or share exchange, the plan of merger or share exchange requires that they receive for their shares anything other than shares of the surviving corporation or another publicly held corporation which are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares. The Alliance

HealthCard common shares and the Access Plans USA common shares are not listed on a national exchange and it is anticipated that following the merger, Alliance HealthCard will have less than 2,000 shareholders of record. Accordingly, holders of Access Plans USA shares are entitled to dissenters’ rights in connection with the merger.
     Access Plans USA. The OGCA provides to shareholders who dissent from a merger or consolidation of the corporation the right to demand and receive payment of the fair value of their shares as appraised by the Oklahoma County District Court. However, shareholders do not have appraisal rights if they are holders of shares of the constituent corporation surviving a merger if the merger did not require approval of the shareholders of the surviving corporation, or if the shares they hold, at the record date for determination of shareholders entitled to vote at the meeting of shareholders to act upon the merger or consolidation, or on the record date with respect to action by written consent, are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 shareholders. See “The Merger – Appraisal Rights.”
Number and Qualification of Directors
     Alliance HealthCard. The GBCC provides that a board of directors must consist of one or more individuals, with the number specified in or fixed in accordance with the articles of incorporation or bylaws. The articles of incorporation or bylaws may allow the shareholders or the board of directors to fix or change the number of directors, or may establish a permissible range for the number of directors pursuant to which the shareholders or, if the articles or bylaws so provide, the board of directors may fix or change the number of directors from time to time. Because Alliance HealthCard does not have a staggered board of directors, after directors are first elected or appointed, directors are elected to one-year terms at each annual shareholders’ meeting.
   The bylaws of Alliance HealthCard provide that the board of director will consist of one or more members in that number as determined from time to time by resolution of the board or by the shareholders at the annual meeting. Directors need not be shareholders. Each director will be elected or re-elected by the shareholders at an annual meeting and shall serve until his or her successor is elected and qualified or until his or her death, retirement, resignation or removal.
     Access Plans USA. The OGCA permits the certificate of incorporation or the bylaws of a corporation to contain provisions governing the number and terms of directors. In addition, the certificate of incorporation may confer upon one or more directors, whether or not elected separately by the holders of any class or series of shares, voting powers greater or less than those of other directors. Because Access Plans USA does not have a staggered board of directors, directors are elected to one-year terms at each annual shareholders’ meeting.
     The bylaws of Access Plans USA provide that the number of directors constituting the board of directors will be one or more as the directors may from time to time determine by resolution of the board of directors or election by the board of directors.
Filling Vacancies on the Board of Directors
     Alliance HealthCard. Under the GBCC, unless the articles of incorporation or a bylaw approved by the shareholders provides otherwise, if a vacancy occurs on a board of directors, including a vacancy resulting from an increase in the number of directors, the shareholders or the board of directors may fill the vacancy, or, if the directors remaining in office constitute fewer than a quorum of the board, the board of directors may fill the vacancy by the affirmative vote of a majority of all the directors remaining in office.
     The bylaws of Alliance HealthCard provide that any newly created directorship resulting from an increase in the number of directors may be filled by vote of a majority of the board of directors then in office, provided that a quorum is present, and any other vacancy on the board of directors may be filled by a vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.
     Access Plans USA. Under the OGCA, unless otherwise provided in the certificate of incorporation or the bylaws, vacancies on a board of directors and newly created directorships resulting from an increase in the authorized number of directors elected by all of the shareholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. In addition, under the OGCA, if, at the time of the filling of any vacancy or newly created directorship, the directors in office constitute less than a majority of the whole board of directors (as constituted immediately before any such increase), the Oklahoma District Court may, upon application of any shareholder or shareholders holding at least ten percent of the total number of outstanding shares entitled to vote for such directors, summarily order an election to fill any vacancy or newly created directorship, or replace the directors chosen by the directors then in office.
   The bylaws of Access Plans USA provide that vacancies occurring on the board of directors for any reason may be filled by vote of a majority of the remaining members of the board of directors, although less than a quorum, at any meeting of the board of directors, or by a sole remaining director. Each director so elected will hold office for the unexpired portion of the term of the director whose place was vacant and until his or her successor has duly elected and qualified or until the director’s earlier death, resignation or due removal.
Removal of Directors
     Alliance HealthCard. The GBCC provides that the shareholders may remove one or more directors with or without cause unless the articles of incorporation or a bylaw adopted by the shareholders provides that directors may be removed only for cause. Unless a higher vote is required in the articles of incorporation or bylaws adopted by the shareholders, a director may be removed only by a majority of the votes entitled to be cast. A director may be removed by the shareholders only at a meeting called for the purpose of removing him and the meeting notice must state that the purpose, or one of the purposes, of the meeting is removal of the director.
     The bylaws of Alliance HealthCard provide that, unless otherwise restricted by the articles of incorporation or by law, any director or the entire board may be removed, with or without cause, by the holders of a majority of shares entitled to vote at a meeting called for the purpose of removing the director or directors and the meeting notice must state that one of the purposes of such meeting is the removal of the director or directors.
     Access Plans USA. The OGCA provides that a director or directors may be removed, with or without cause, by the holders of a majority in voting power of the shares then entitled to vote on the election of directors.
     The bylaws of Access Plans USA provide that the entire board of directors, or any individual director, may be removed at any time, with or without cause, by a vote of the shareholders holding a majority of the outstanding shares entitled to vote at an annual or special meeting of shareholders.
Limitation of Personal Liability of Directors
     Alliance HealthCard. The GBCC provides that the articles of incorporation may set forth a provision eliminating or limiting the liability of a director to the corporation or any of its shareholders for money damages for any action taken, or any failure to take any action, as a director, except liability for any appropriation, in violation of his or her duties, of any business opportunity of the corporation, for acts or omissions which involve intentional misconduct or a knowing violation of law, for participation in certain unlawful distributions to shareholders or for any transaction from which the director received an improper personal benefit. However, no provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date that such provision becomes effective.
     The articles of incorporation of Alliance HealthCard provide that a director will not be personally liable to Alliance HealthCard or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any appropriation, in violation of his duties, of any business opportunity of Alliance HealthCard, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the type of liability set forth under Section 14-2-832 of the GBCC, or (iv) for any transaction from which the director received an improper personal benefit.
     Access Plans USA. The OGCA provides that a corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. However, the provision may not eliminate or limit the liability of a director for:
•	breach of the duty of loyalty to the corporation or its shareholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends, certain share repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.
     The Access Plans USA certificate of incorporation provides that no director of the corporation will be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability:
•	for any breach of the director’s duty of loyalty to the corporation or its shareholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law;

•	under Section 174 of the OGCA; or

•	for any transaction from which a director derived an improper benefit.
Indemnification of Directors and Officers
     Alliance HealthCard. The GBCC provides that, subject to certain limitations in the case of suits by the corporation and derivative suits brought by a corporation’s shareholders in the right of the corporation and specified procedural requirements, a corporation may indemnify any person who is a party to a proceeding by reason of being or having been a director or officer against liability incurred in the proceeding if the person:
•	conducted himself or herself in good faith and the person reasonably believed, in the case of conduct in his or her official capacity, that the conduct was in the best interests of the corporation, and in all other cases, that the conduct was at least not opposed to the best interests of the corporation; and

•	in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.
     Any director or officer who has been wholly successful, on the merits or otherwise, in defending any proceeding to which he or she was a party because he or she was a director or officer must be indemnified against reasonable expenses incurred by the director or officer, in connection with the proceeding. The GBCC also provides that a corporation’s articles of incorporation, a bylaw or an agreement may provide a director or officer with additional indemnification rights without regard to the limitations described above. In the case of a director, any bylaw or agreement providing such further indemnification must be approved by the shareholders. Nevertheless, the corporation is not permitted to indemnify a director or officer for any liability to the corporation for:
•	appropriation, in violation of his or her duties, of any business opportunity of the corporation;

•	acts or omission which involve intentional misconduct or a knowing violation of law;

•	participation in certain unlawful distributions to shareholders; or

•	any transaction from which he or she received an improper personal benefit.
     Alliance HealthCard’s bylaws generally provide for indemnification of directors and officers as permitted by the GBCC. Alliance HealthCard’s bylaws also expressly permit the board of directors to enter into indemnity agreements between the corporation and any director or officer of the corporation in form and content acceptable to the board and substantially in the form of an agreement submitted to and approved by shareholders of the corporation. See “Officer and Director Compensation – Indemnification.” Alliance HealthCard and each of its directors have not entered into an indemnity agreement.
     Access Plans USA. The OGCA provides that, subject to certain limitations in the case of suits by the corporation and derivative suits brought by a corporation’s shareholders in the right of the corporation, a corporation may indemnify any person who is made a party to any third-party suit or proceeding by reason of being or having been a director or officer of the corporation against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, if the person:
•	acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and

•	with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.
     To the extent a director, officer, employee or agent is successful in the defense of an action, suit or proceeding, the corporation is required by the OGCA to indemnify that person for expenses, including attorneys’ fees, actually and reasonably incurred thereby.
     The bylaws of Access Plans USA provide for indemnification of officers and directors as permitted by the OGCA.
Vote on Mergers and Certain Other Transactions
     Alliance HealthCard. The GBCC provides that one or more corporations may merge into another corporation if the board of directors of each corporation adopts and its shareholders (if required) approve a plan of merger, and, without limiting the power of a corporation to acquire all or part of the shares of one or more classes or series of another corporation through a voluntary exchange or otherwise, may engage in such a share exchange if the board of directors of each corporation adopts and its shareholders (if required) approve the share exchange. After adopting a plan of merger or share exchange, the board of directors of each corporation party to the merger, and the board of directors of the corporation whose shares will be acquired in the share exchange, will submit the plan of merger, subject to certain exceptions, or share exchange for approval by its shareholders. For a plan of merger or share exchange to be approved, the board of directors must recommend the plan of merger or share exchange to the shareholders, unless the board of directors elects, because of conflict of interest or other special circumstances, to make no recommendation and communicates the basis for its election to the shareholders with the plan. However, the board of directors may condition its submission of the proposed merger or share exchange, the effectiveness of the proposed merger or share exchange, or both on any basis.
     The GBCC provides that unless the GBCC, the articles of incorporation, the bylaws, or the board of directors requires a greater vote or a vote by voting groups, the plan of merger or share exchange to be authorized must be approved by a majority of all the votes entitled to be cast on the plan by all shares entitled to vote on the plan, voting as a single voting group and a majority of all the votes entitled to be cast by holders of the shares of each voting group entitled to vote separately on the plan as a voting group by the articles of incorporation. Action by the shareholders of the surviving corporation on a plan of merger or by the shareholders of the acquiring corporation in a share exchange is not required if:
•	the articles of incorporation of the surviving or acquiring corporation will not differ (except for certain amendments) from its articles before the merger or share exchange;

•	each share of the surviving or acquiring corporation outstanding immediately before the effective date of the merger or share exchange is to be an identical outstanding or reacquired share immediately after the merger or share exchange; and

•	the number and kind of shares outstanding immediately after the merger or share exchange, plus the number and kind of shares issuable as a result of the merger or share exchange and by the conversion of securities issued pursuant to the merger or share exchange or the exercise of rights and warrants issued pursuant to the merger or share exchange, will not exceed the total number and kind of shares of the surviving or acquiring corporation authorized by its articles of incorporation immediately before the merger or share exchange.
     The GBCC provides that a corporation may sell, lease, exchange, or otherwise dispose of all or substantially all of its property (with or without goodwill) on the terms and conditions and for the consideration determined by the corporation’s board of directors under circumstances similar to those enumerated above for approval of mergers and share exchanges, subject to exceptions for certain dispositions of a corporation’s property that do not require shareholder approval.
     Neither the bylaws nor the articles of incorporation of Alliance HealthCard require a greater vote for approval of the above transactions than that specified in the GBCC.
     Access Plans USA. Under the OGCA, a merger, consolidation or sale of all or substantially all of a corporation’s assets must be approved by the board of directors and adopted by a majority of the outstanding shares of the corporation entitled to vote, subject to certain exceptions for mergers with wholly-owned subsidiaries of a corporation or a sale, lease or exchange of property to a corporation’s subsidiary. However, unless required by its certificate of incorporation, approval is not required by the holders of the outstanding shares of a constituent corporation surviving a merger if:
•	the merger agreement does not amend in any respect its certificate of incorporation;

•	each share of the corporation outstanding prior to the merger will be an identical share following the merger; and

•	the merger will not result in the issuance of shares exceeding 20 percent of the common shares of the corporation outstanding immediately prior to the merger.
Anti-Takeover and Ownership Provisions
     Alliance HealthCard. The GBCC provides for both fair price requirements in connection with business combinations with interested shareholders and prohibitions of such business combinations in certain circumstances. These fair price requirements and business combinations limitations under Georgia law apply only to corporations that elect pursuant to bylaw to be subject to these provisions.
     The GBCC provides that, in addition to any vote otherwise required by law or the articles of incorporation of the corporation or unless certain fair price conditions are met, a business combination with an interested shareholder (as defined below) must be:
•	unanimously approved by the continuing directors (as defined below), so long as the continuing directors constitute at least three members of the board of directors at the time of such approval; or

•	recommended by at least two-thirds of the continuing directors and approved by a majority of the votes entitled to be cast by holders of voting shares, other than voting shares beneficially owned by the interested shareholder who is, or whose affiliate is, a party to the business combination.
     The Alliance HealthCard bylaws do not specifically provide that the fair price provisions of the GBCC.
     The GBCC provides that a resident domestic corporation (as defined in the GBCC) may not engage in any business combination with any interested shareholder, subject to certain exceptions, for a period of five years following the time that the shareholder became an interested shareholder, unless:

•	prior to the time the resident domestic corporation’s board of directors approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder;

•	in the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder became the beneficial owner of at least 90% of the voting shares of the resident domestic corporation outstanding at the time the transaction commenced, excluding shares held by certain parties enumerated in the GBCC; or

•	subsequent to becoming an interested shareholder, the shareholder acquired additional shares resulting in the interested shareholder being the beneficial owner of at least 90% of the outstanding voting shares of the resident domestic corporation, excluding shares held by certain parties enumerated in the GBCC, and the business combination was approved at an annual or special meeting of shareholders by the holders of a majority of the voting shares entitled to vote thereon, excluding the shares held by certain parties enumerated in the GBCC.
     The Alliance HealthCard bylaws do not provide that the GBCC’s restrictions against business combinations with interested shareholders are applicable to business combinations of Alliance HealthCard.
     Access Plans USA. The OGCA contains a business combination statute that prohibits some transactions once an acquiror has gained a significant holding in the corporation. The OGCA generally prohibits business combinations, including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested shareholder (defined as including the beneficial owner of 15% or more of a corporation’s voting shares), within three years after the person or entity becomes an interested shareholder, unless:
•	the board of directors has approved, before the acquisition date, either the business combination or the transaction that resulted in the person becoming an interested shareholder;

•	upon completion of the transaction that resulted in the person becoming an interested shareholder, the person owns at least 85% of the corporation’s voting shares, excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer; or

•	after the person or entity becomes an interested shareholder, the business combination is approved by the board of directors and authorized by the vote of at least 66 2/3% of the outstanding voting shares not owned by the interested shareholder at an annual or special meeting of shareholders and not by written consent.
     The Access Plans USA certificate of incorporation provides that the anti-takeover provisions of the OGBA are not applicable.
PLAN OF DISTRIBUTION
     This information statement/prospectus covers securities that Alliance HealthCard will issue to the Access Plans USA shareholders in connection with our merger with Alliance HealthCard. We and Alliance HealthCard will share the costs and expenses of the merger and the offering of the shares. We will not pay any underwriting discounts or commissions in connection with issuing the Alliance HealthCard shares to the Access Plans USA shareholders. The shares are registered under the Securities Act and will be freely transferrable under the Securities Act, except that shares of common stock issued to any person who is deemed to be an Access Plans USA affiliate may only be sold in accordance with Rule 144 under the Securities Act.
LEGAL MATTERS
     The validity of issuance of the shares of Alliance HealthCard common stock to be issued in connection with the merger will be passed upon for us by our and Alliance HealthCard’s counsel, Dunn Swan & Cunningham, A Professional Corporation, of Oklahoma City, Oklahoma. Dunn Swan & Cunningham has delivered an opinion to the effect that the description of the federal income tax consequences of the merger under the section of this information statement/prospectus captioned “The Merger — Certain Federal Income Tax Consequences of the Merger” correctly sets forth the material federal income tax consequences of the merger to us, our shareholders and Alliance HealthCard.
EXPERTS
     The consolidated balance sheets as of December 31, 2007 and 2006 and the related statements of operations and, stockholders’ equity and cash flows for the three years in the period ended December 31, 2007 of Access Plans USA in this information statement/prospectus have been included in reliance on the report of Hein & Associates LLP, independent registered public accounting firm, given on authority of that firm as experts in accounting and auditing.
     The consolidated balance sheet as of September 30, 2008, and the related statements of operations and, stockholders’ equity and cash flows for the year then ended of Alliance HealthCard included in the 2008 Annual Report on Form 10-K of Alliance HealthCard in this information statement/prospectus have been included in reliance on the report of Eide Bailly LLP, independent registered public accounting firm, given on authority of that firm as experts in accounting and auditing.
     The consolidated balance sheet as of September 30, 2007, and the related statements of operations and, stockholders’ equity and cash flows for the year then ended of Alliance HealthCard included in the 2007 Annual Report on Form 10-K of Alliance HealthCard in this information statement/prospectus have been included in reliance on the report of Murrell, Hall, McIntosh & Co., PLLP, independent registered public accounting firm, given on authority of that firm as experts in accounting and auditing.

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders of
Alliance HealthCard, Inc.
We have audited the accompanying consolidated balance sheet of Alliance HealthCard, Inc. and subsidiaries, as of September 30, 2008 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Alliance HealthCard, Inc. and subsidiaries as of September 30, 2008 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.
/s/ Eide Bailly LLP
Greenwood Village, Colorado
December 23, 2008

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders of
Alliance HealthCard, Inc.
We have audited the accompanying consolidated balance sheet of Alliance HealthCard, Inc. and subsidiaries, as of September 30, 2007 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Alliance HealthCard, Inc. and subsidiaries as of September 30, 2007 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.
/s/ Murrell, Hall, McIntosh & Co. PLLP
Oklahoma City, Oklahoma
January 14, 2008

Alliance HealthCard, Inc. & Subsidiaries
Consolidated Balance Sheets

	September 30,
	2008	2007
Assets

Current assets:
Cash and cash equivalents	$3,012,683	$2,274,411
Restricted cash	156,935	—
Accounts receivable, net	2,486,938	2,389,541
Prepaid expenses	31,372	33,666

Total current assets	5,687,928	4,697,618

Furniture, fixtures and equipment, net	165,020	131,969
Goodwill	2,534,152	2,746,945
Intangibles — Customer lists, net	1,708,883	2,212,220
Deferred income taxes and other	427,604	443,537

Total assets	$10,523,587	$10,232,459

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$927,101	$1,441,703
Accrued salaries and benefits	161,732	129,525
Claims liability	462,596	260,360
Deferred revenue	843,868	911,588
Line-of-credit	—	149,980
Current portion of notes payable to related parties	2,289,663	2,382,333
Liability for unrecognized tax benefit	166,000	—
Other accrued liabilities	1,468,349	1,323,817

Total current liabilities	6,319,309	6,599,306

Long term liabilities:
Notes payable to related parties, net of current portion shown above	931,581	3,200,055

Total liabilities	7,250,890	9,799,361

Commitments
Stockholders’ equity:
Common stock, $.001 par value; 100,000,000 shares authorized; 14,796,763 shares issued and outstanding at September 30, 2008 and 14,647,763 at September 30, 2007	14,796	14,647
Additional paid-in-capital	6,808,758	6,677,567
Accumulated deficit	(3,550,857)	(6,259,116)

Total stockholders’ equity	3,272,697	433,098

Total liabilities and stockholders’ equity	$10,523,587	$10,232,459

See the accompanying notes to the financial statements.

Alliance HealthCard, Inc. & Subsidiaries
Consolidated Statements of Operations

	Year Ended
	September 30,
	2008	2007
Net revenues	$20,913,609	$17,608,747
Direct costs	11,113,452	11,541,715

Gross profit	9,800,157	6,067,032

Marketing and sales expenses	1,252,051	916,820
Depreciation and amortization expense	550,764	343,621
General and administrative expenses	3,115,049	2,877,099

Operating income	4,882,293	1,929,492

Other income (expense):
Other income	163,951	71,132
Other expense, net	(148,985)	(148,972)

	14,966	(77,840)

Net income before income taxes	4,897,259	1,851,652

Provision for income taxes
Current	2,140,000	589,000
Deferred tax (benefit)	49,000	(134,000)

Total provision for income taxes	2,189,000	455,000

Net income	$2,708,259	$1,396,652
Less dividends and distributions	—	8,243,218

Net income available for common stock	$2,708,259	$(6,846,566)

Per share data:
Basic income	$0.18	$(0.47)

Diluted income	$0.18	$(0.47)

Basic weighted average shares outstanding	14,797,612	14,548,804

Diluted weighted average shares outstanding	15,262,596	14,548,804

See the accompanying notes to the financial statements.

Alliance HealthCard, Inc. & Subsidiaries
Consolidated Statements of Stockholders’ Equity

			Additional		Total
	Common Stock		Paid-in	Retained	Stockholders’
	Shares	Amount	Capital	Earnings	Equity
Balance at October 1, 2006	10,000,000	$10,000	$1,553,420	$587,450	$2,150,870
Stock Issued in connection with merger	4,524,263	4,524	4,972,165	—	4,976,689
Stock issued to consultant on 2/28/07	20,000	20	21,980	—	22,000
Stock options exercised on 8/17/07	103,500	103	75,002	—	75,105
Stock options issued to consultant on 2/28/07	—	—	55,000	—	55,000
Net income	—	—	—	1,396,652	1,396,652
Dividends	—	—	—	(8,243,218)	(8,243,218)

Balance at September 30, 2007	14,647,763	14,647	6,677,567	(6,259,116)	433,098

Stock options exercised on 12/28/07	149,000	149	112,721	—	112,870
Stock options issued to consultant on 12/31/07	—	—	2,250	—	2,250
Stock options issued to consultant on 03/31/08	—	—	2,250	—	2,250
Stock options issued to directors on 5/31/08	—	—	13,970	—	13,970
Net income	—	—	—	2,708,259	2,708,259

Balance at September 30, 2008	14,796,763	$14,796	$6,808,758	$(3,550,857)	$3,272,697

See the accompanying notes to the financial statements.

Alliance HealthCard, Inc. & Subsidiaries
Consolidated Statements of Cash Flows

	Year Ended
	September 30,
	2008	2007
Cash flows from operating activities
Net income	$2,708,259	$1,396,652
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	550,764	343,621
Deferred tax (benefit)	49,000	(134,000)
Stock issued to consultant	—	22,000
Stock options issued to consultants/directors	18,470	55,000
Amortization of loan discount to interest expense	160,194	107,138
Change in operating assets and liabilities:
Receivables	(88,928)	(258,333)
Prepaid expenses	2,294	216,676
Other long term assets	—	1,200
Accounts payable	(514,602)	(850,381)
Accrued salaries and benefits	32,207	57,366
Deferred revenue	(67,720)	82,584
Claims and other accrued liabilities	471,404	1,002,471

Net cash provided by operating activities	3,321,342	2,041,994

Cash flows from investing activities
Increase in restricted cash	(156,935)	—
Cash received from merger	—	1,065,528
Purchase of equipment	(80,479)	(80,426)
Net cash provided by (used by) investing activities	(237,414)	985,102

Cash flows from financing activities
Payments on notes to related parties	(2,308,546)	(1,191,167)
Dividends and distributions paid out	—	(1,576,801)
Stock options exercised	112,870	75 105
Repayment of line of credit	(149,980)	—

Net cash (used by) financing activities	(2,345,656)	(2,692,863)

Net increase in cash and cash equivalents	738,272	334,233
Cash at beginning of period	2,274,411	1,940,178

Cash at end of period	$3,012,683	$2,274,411

See the accompanying notes to the financial statements.

Alliance HealthCard, Inc. & Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2008 and 2007
1. Description of the Business
We were founded in 1998 as a provider of discount medical plans with a focus on creating, marketing, and distributing membership savings programs primarily to the underserved markets in the United States. Our original programs offered attractive savings in approximately 16 areas of health care, including physician visits, hospital stays, chiropractics, vision, dental, pharmacy, hearing, and patient advocacy, among others. On February 28, 2007, we completed a merger with Benefit Marketing Solutions, L.L.C., (BMS). BMS is the largest membership plan provider to dealers in the rental-purchase industry. For financial reporting purpose, BMS was considered the acquiring entity and historical financial statements prior to March 2007 reflect the activities of BMS as adjusted for the effect of the recapitalization which occurred at the merger date. Activities of Alliance HealthCard, Inc. prior to the merger date are no longer reflected in the historical financial statements as it was considered to be the acquired entity. While we continue to market our successful health oriented programs, the merger has greatly expanded its business scope to include programs that offer discount savings on dining and entertainment, automotive, legal and financial, as well as insurance programs including leased property, involuntary unemployment, accidental death and dismemberment, and extended service plans. We sell our membership savings programs to retailers, insurance companies, finance companies, banks, employer groups and association-based organizations through direct sales or independent marketing consultants, and are now a leading provider of value added membership plans sold in conjunction with point-of-sale transactions. Please refer to Note 4 — Mergers and Acquisitions for additional information.
BMS was formed in February 2002 and is a national membership program benefits organization that designs, markets, and distributes membership programs for rental-purchase companies, financial organizations, employer groups, retailers and association-based organizations. These membership programs are sold as part of a point-of-sale transaction or through direct marketing efforts. The point-of-sale membership plans are sold through more than 5,100 locations in the U.S. and Canada.
2. Summary of Significant Accounting Policies
Basis of Presentation
The historical financial statements prior to February 28, 2007 are those of BMS, the accounting acquirer in the merger. The historical financial statements of BMS have been adjusted for the effect of the recapitalization which took place at the time of the reverse merger. Activity after February 28, 2007 includes the consolidated activities of the merged company.
We have adopted the Financial Accounting Standards Board (“FASB”) Interpretation No. 46R, “Consolidation of Variable Interest Entities” (“FIN 46R”), which establishes accounting guidance for consolidation of variable interest entities (“VIE”) that function to support the activities of the primary beneficiary. The primary beneficiary of a VIE is the entity that absorbs a majority of the VIE’s expected losses, receives a majority of the VIE’s expected residual returns, or both, as a result of ownership, controlling interest, contractual relationship or other business relationship with a VIE.
The consolidated financial statements include our accounts and those of our wholly owned subsidiaries BMS Holding Company, Inc. and Alliance HealthCard of Florida, Inc. BMS Insurance Agency, L.L.C. (the “Agency”), a wholly owned subsidiary of BMS Holding Company, qualifies for consolidation as a VIE under the provisions of FIN 46R. The Agency was formed to comply with the State of Oklahoma regulations for insurance agencies. All intercompany accounts and transactions have been eliminated in consolidation.
Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results may differ from those estimates and such differences may be material to the financial statements. Significant estimates include our claims liability (see Note 12) and the discounted future cash flows used to calculate our goodwill for impairment.

Alliance HealthCard, Inc. & Subsidiaries
Notes to Consolidated Financial Statements, Continued
2. Summary of Significant Accounting Policies (continued)
Fair Values of Financial Instruments
The Company has a number of financial instruments, consisting of cash and various receivables and payables. None of the financial instruments are held for trading purposes. The Company estimates that the fair value of these instruments at September 30, 2008 and 2007 does not materially differ from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheet.
Cash and Cash Equivalents
For the purposes of the balance sheets and statements of cash flows, we consider investments purchased with maturities of three months or less at the time of purchase to be cash equivalents.
Restricted Cash
Restricted cash consists of short term investments with original maturities of one year or less. The investments are pledged to secure letters of credit required as collateral for surety bonds that are required by multiple states to do business as a discount medical provider organization.
Accounts Receivable and Credit Policies
Accounts receivable are recorded net of an allowance for doubtful accounts established to provide for losses on uncollectible accounts based on management’s estimates and historical collection experience. The allowance for doubtful accounts was $5,632 for the year ended September 30, 2008 and for the year ended September 30, 2007. Bad debt expense totaled $9,070 and $0, respectively for the years ended September 30, 2008 and 2007. Our customers are located in 48 states and are not confined to a single geographic area.
Property and Equipment
Property and equipment are stated at cost, less accumulated depreciation, which is computed using the straight-line method over the estimated useful life of each asset which range from three to five years. Major additions and enhancements are charged to the property accounts while replacements, maintenance and repairs which do not improve or extend the life of the respective assets are expensed as incurred. When property is retired or otherwise disposed, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss, if any, is recognized. Depreciation totaled $37,460 and $25,113, respectively for the fiscal years ended September 30, 2008 and 2007.
Goodwill and Intangible Assets
We account for acquisitions of businesses in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” (“SFAS 141”). Goodwill in such acquisitions represents the excess of the cost of a business acquired over the net of the amounts assigned to assets acquired, including identifiable intangible assets and liabilities assumed. SFAS 141 specifies criteria to be used in determining whether intangible assets acquired in a business combination must be recognized and reported separately from goodwill. Amounts assigned to goodwill and other identifiable intangible assets are based on independent appraisals or internal estimates.
Customer lists acquired in an acquisition are capitalized and amortized over the estimated useful lives of the customer lists. Customer lists deemed acquired in connection with the Alliance Healthcard, Inc. merger were valued at $2,500,000 and are being amortized over 60 months, the estimated useful life of the list. Amortization of customer lists totaled $500,004 and $291,669, respectively for the fiscal years ended September 30, 2008 and September 30, 2007.
We account for recorded goodwill and other intangible assets in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). In accordance with SFAS 142, we do not amortize goodwill. Management evaluates goodwill for impairment for each reporting period. If considered impaired goodwill will be written down to fair value and a corresponding impairment loss recognized.

Alliance HealthCard, Inc. & Subsidiaries
Notes to Consolidated Financial Statements, Continued
2. Summary of Significant Accounting Policies (continued)
We evaluate the recoverability of identifiable intangible assets whenever events or changes in circumstances indicate that an intangible asset’s carrying amount may not be recoverable. Such circumstances could include, but are not limited to: (1) a significant decrease in the market value of an asset, (2) a significant adverse change in the extent or manner in which an asset is used, or (3) an accumulation of costs significantly in excess of the amount originally expected for the acquisition of an asset. We measure the carrying amount of the asset against the estimated undiscounted future cash flows associated with it. Should the sum of the expected future net cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying value of the asset exceeds its fair value. The fair value is measured based on quoted market prices, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including the discounted value of estimated future cash flows. The evaluation of asset impairment requires us to make assumptions about future cash flows over the life of the asset being evaluated. These assumptions require significant judgment and actual results may differ from assumed and estimated amounts. As of September 30, 2008 and 2007 we recognized no impairment losses related to our intangible assets.
Stock Based Compensation
In accordance with the provisions of SFAS No. 123 (revised 2004) “Share-Based Payment” (“SFAS 123R”), we measure stock-based compensation expense as the excess of the market price on date of grant over the amount of the grant. We grant stock-based compensation at the market price on the date of grant.
The provisions of SFAS 123R became generally accepted accounting principles on January 1, 2006. As permitted, prior to the effectiveness of SFAS 123R, we elected to adopt only the disclosure provisions of SFAS No. 123, Accounting for Stock-based Compensation (See Note 8).
Income Taxes
We adopted SFAS No. 109, “Accounting for Income Taxes,” that requires, among other things, a liability approach to calculating deferred income taxes. The objective is to measure a deferred income tax liability or asset using the tax rates expected to apply to taxable income in the periods in which the deferred income tax liability or asset is expected to be settled or realized. Any resulting net deferred income tax assets should be reduced by a valuation allowance sufficient to reduce such assets to the amount that is more likely than not to be realized.
In 2006, FASB issued FIN 48, which clarifies the application of SFAS 109 by defining a criterion that an individual income tax position must meet for any part of the benefit of that position to be recognized in an enterprise’s financial statements and provides guidance on measurement, de-recognition, classification, accounting for interest and penalties, accounting in interim periods, disclosure and transition. In accordance with the transition provisions, we adopted FIN 48 on January 1, 2007.
We have recognized a liability for uncertain tax positions. See Note 9. Income Taxes. We believe that there are no additional tax positions for which it is reasonably possible, based on current tax law and policy that the unrecognized tax benefits will significantly increase or decrease over the next 12 months producing, individually or in the aggregate, a material effect on our results of operations, financial condition or cash flows.
Revenue Recognition
The Company recognizes revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104, “Revenue Recognition, corrected copy,” which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the seller’s price to the buyer is fixed or determinable; and, (4) collectibility is reasonably assured.
Membership fees are paid to us on a monthly or annual basis and fees paid in advance are recorded as deferred revenue and recognized monthly over the applicable membership term.

Alliance HealthCard, Inc. & Subsidiaries
Notes to Consolidated Financial Statements, Continued
2. Summary of Significant Accounting Policies (continued)
Segment Reporting
SFAS 131, “Disclosures about Segments of an Enterprise and Related Information”, requires a public entity to report financial and descriptive information about its reportable operating segments. Management believes that all operations are evaluated and managed as a single segment — consumer membership plans.
Impairment of Long Lived Assets
The carrying values of long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that such carrying values may not be recoverable. We do not perform periodic assessments of assets for impairment in the absence of such information or indicators. Currently, management has no indication of any events or circumstances that would significantly impair any of our long-lived assets. An impairment charge, if any, would be recorded for the excess of the carrying value of an asset over its estimated fair value, as determined based upon estimates of future cash flows, third-party valuation or other measures determined appropriate for the circumstances.
Advertising Expense
Our advertising is non-direct and the costs are expensed as incurred. During the years ended September 30, 2008 and 2007, we incurred $37,299 and $15,989 of advertising expense, respectively.
Earnings per Share
Basic net earnings (loss) per common share is computed by dividing net earnings (loss) applicable to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted net earnings (loss) per common share is determined using the weighted-average number of common share shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents, consisting of shares that might be issued upon exercise of common stock options. In periods where losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive.
Recent Accounting Pronouncements
In September 2006, FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. This statement does not require any new fair value measurements; rather, it applies under other accounting pronouncements that require or permit fair value measurements. The provisions of this statement are to be applied prospectively as of the beginning of the fiscal year in which this statement is initially applied, with any transition adjustment recognized as a cumulative-effect adjustment to the opening balance of retained earnings. The provisions of SFAS 157 are effective for the fiscal years beginning after November 15, 2007. Therefore, we anticipate adopting this standard as of October 1, 2008. Management has not determined the effect, if any, the adoption of this statement will have on our financial condition or results of operations.
In September 2006, FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (“SFAS No. 158”), an amendment of FASB Nos. 87, 88, 106 and 132(R). SFAS No. 158 requires (a) recognition of the funded status (measured as the difference between the fair value of the plan assets and the benefit obligation) of a benefit plan as an asset or liability in the employer’s statement of financial position, (b) measurement of the funded status as of the employer’s fiscal year-end with limited exceptions, and (c) recognition of changes in the funded status in the year in which the changes occur through comprehensive income. The requirement to recognize the funded status of a benefit plan and the disclosure requirements are effective as of the end of the fiscal year ending after December 15, 2006. The requirement to measure the plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. This SFAS 158 has no current applicability to our financial statements.

Alliance HealthCard, Inc. & Subsidiaries
Notes to Consolidated Financial Statements, Continued
2. Summary of Significant Accounting Policies (continued)
In February 2007, FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities(SFAS 159). This statement permits companies to choose to measure many financial assets and liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact of SFAS 159 on its consolidated financial statements.
In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations, which replaces SFAS No. 141. SFAS No. 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non controlling interest in the acquiree and the goodwill acquired. The Statement also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination. SFAS No. 141R is effective as of the beginning of an entity’s fiscal year that begins after December 15, 2008 (our Fiscal 2010). SFAS No. 141R will have an effect on the Company’s consolidated financial statements for any business combinations the Company may enter into after the effective date.
In December 2007, the FASB issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin No. 51, which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the non-controlling interest, changes in a parent’s ownership interest and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS No.160 is effective as of the beginning of an entity’s fiscal year that begins after December 15, 2008 (our Fiscal 2010). The Company does not believe SFAS No. 160 will have an effect on the Company’s consolidated financial statements.
In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (SFAS 161) as an amendment to SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. SFAS 161 requires that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation. SFAS 161 is effective for financial statements issued for fiscal years beginning after November 15, 2008. The adoption of this statement is not expected to have a material effect on the Company’s consolidated financial statements.
In May 2008, the FASB issued SFAS 162 “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”). SFAS 162 identifies the sources of accounting generally accepted accounting principles in the United States. SFAS 162 is effective sixty days following the SEC’s approval of PCAOB amendments to AU Section 411, “The Meaning of ‘Present fairly in conformity with generally accepted accounting principles’”. The adoption of this statement is not expected to have a material effect on the Company’s consolidated financial statements.
In May 2008, the FASB issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts, an interpretation of SFAS No. 60.” The scope of SFAS 163 is limited to financial guarantee insurance (and reinsurance) contracts, as described in this Statement, issued by enterprises included within the scope of SFAS 60. Accordingly, SFAS 163 does not apply to financial guarantee contracts issued by enterprises excluded from the scope of SFAS 60 or to some insurance contracts that seem similar to financial guarantee insurance contracts issued by insurance enterprises (such as mortgage guaranty insurance or credit insurance on trade receivables). SFAS 163 also does not apply to financial guarantee insurance contracts that are derivative instruments included within the scope of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. The adoption of this statement is not expected to have a material effect on the Company’s consolidated financial statements.

Alliance HealthCard, Inc. & Subsidiaries
Notes to Consolidated Financial Statements, Continued
3. Supplemental Cash Flows Information
Cash payments for interest and income taxes for the years ended at September 30, were as follows:

	2008	2007
Interest	$53,020	$41,262
Income taxes paid	$1,704,883	$528,677
Other non cash transactions are as follows:
Issuance of 4,524,263 shares of common stock for the acquisition of Alliance HealthCard, Inc., in connection with the reverse merger	$—	$4,976,689

Issuance of stock and options to consultants and directors	$18,470	$77,000
Notes, net of discount issued as dividends to BMS shareholders	$—	$6,666,417
4. Mergers and Acquisitions
On February 28, 2007, Alliance HealthCard, Inc. (“Alliance”) consummated a merger (the “Merger”) by and among Alliance, AHC—Benefit Marketing Acquisition, Inc., an Oklahoma corporation and a wholly-owned subsidiary of Alliance (“Merger Sub”); BMS Holding Company, Inc., an Oklahoma corporation (“BMS”). As a result of the Merger, BMS merged with and into Merger Sub, with Merger Sub continuing as the surviving entity as a wholly-owned subsidiary of Alliance. Although in form Alliance acquired BMS, as a result of the Merger the outstanding shares of BMS common stock were converted into 10,000,000 shares of common stock of Alliance representing approximately 69% of the total number of shares of common stock of Alliance outstanding following the Merger. Three original promissory notes (the “Notes” and each a “Note”) were made and issued by the Company to three former BMS shareholders in the aggregate amount of $7,147,000. Commencing on March 1, 2007, the Notes bear interest on the unpaid principal balance at one percent (1%) per annum (the “Contract Rate”) with such interest payable quarterly. The principal and interest on the Original Notes is required to be paid in twelve equal quarterly installments, commencing on May 15, 2007, and payable on each August 14, November 14, February 14, and May 15 thereafter through February 14, 2010. On January 10, 2008, pursuant to an agreement among us and three former BMS shareholders. The Original Notes were cancelled, and we issued new promissory notes in the principal amount of totaling $5,113,177 (the “New Notes”). The principal amounts of the New Notes are equal to the outstanding balances respectively owed to the holders of the Original Notes at the time the Original Notes were cancelled less a reduction of $247,073 for the “CAPIC requirement”. As a result of the settlement agreement completed on March 13, 2008 with CAPIC, BMSIA received proceeds of $34,820 which resulted in a pro rata increase in the notes by that same amount. The offset of $212,793 for the net note adjustments was offset to goodwill. See Note 5. The cancellation of the Original Notes and the issuance of the New Notes were approved by the disinterested members of our board of directors. These revised notes modified the terms to defer the measurement periods by one year to the fiscal years ending September 30, 2008, September 30, 2009 and converted to quarterly review thereafter.
For financial reporting purposes, BMS was considered the acquiring entity and historical financial statements prior to March of 2007 reflect the activities of BMS as adjusted for the effect of the recapitalization which occurred at the merger date. Activities of Alliance HealthCard, Inc. prior to the merger date are no longer reflected in the historical financial statements as it was considered to be the acquired entity. These notes, net of the discount related to the below market interest rates were treated as dividend distributions to the BMS shareholders. A recap of dividends and distributions made to the BMS shareholders is as follows.

Alliance HealthCard, Inc. & Subsidiaries
Notes to Consolidated Financial Statements, Continued
4. Mergers and Acquisitions (continued)

	Fiscal Year Ended
	September 30,
	2008	2007
Issuance of notes, net of imputed interest	$—	$6,666,417
Cash distributions made	—	1,576,801

	$—	$8,243,218

The aggregate purchase price of the former Alliance HealthCard, Inc. was determined to be $4,976,689 which was determined based on the fair market value of the 4,525,263 shares it had outstanding at the date of the merger.
The following table presents the allocation of the acquisition costs, to the assets acquired and liabilities assumed, based on fair market values:

Current assets	$1,860,252
Property and equipment	3,624
Other assets	39,637
Customer lists	2,500,000
Goodwill	2,291,945

Total assets acquired	6,695,458

Current liabilities assumed	1,718,769

Total liabilities assumed	1,718,769

Net assets acquired	$4,976,689

In December, 2005, BMS acquired substantially all of the net assets of Foresight, Inc., (“Foresight”). The purchase price consisted of a cash payment of $475,000. The acquisition of Foresight expanded the Company’s membership program.
The allocation of the purchase price for this acquisition, on the date of the acquisition, is as follows:

Goodwill	$455,000
Non-competition agreement	10,000
Software	10,000

$475,000

The software and the non-compete agreement are being amortized over three years. Amortization expense was $6,667 and $6,667, respectively for the years ended September 30, 2008 and 2007.
Under SFAS 142 we are required to test goodwill for impairment on an annual basis. Using the discounted cash flow method, we determined that the goodwill was not impaired on September 30, 2008 or September 30, 2007.

Alliance HealthCard, Inc. & Subsidiaries
Notes to Consolidated Financial Statements, Continued
5. Notes Payable to Related Parties
In connection with the Merger, three promissory notes were issued to former BMS shareholders in the aggregate amount of $7,147,000. The notes are dated March 1, 2007 and bear interest at 1% per annum. The carrying amount of these notes was discounted to $6,666,447 with an effective interest rate of 7% to adjust for the below market interest rate carried by the notes.
Principal and accrued interest shall be due and payable in 12 consecutive quarterly installments commencing on May 15, 2007 and on each August 14, November 14, February 14 and May 15 of each year thereafter and in full on February 14, 2010, if not previously paid. Any payment of principal and interest shall be applied first to the payment of interest due on the outstanding principal sum and the balance thereof shall be applied in reduction of principal sum. Notwithstanding the foregoing and any other provision in the notes, in the event that the consolidated earnings before interest, income taxes, depreciation and amortization of the Company, determined in accordance with generally accepted accounting principles for each of the fiscal years ending on September 30, 2007, 2008 and 2009 shall be less (“Actual EBITDA”) than Four Million Two Hundred Dollars ($4,200,000) (the “Targeted EBITDA”), then the principal amount of these notes are be reduced by an amount equal to the percentage by which the Actual EBITDA for each such period falls short of the Targeted EBITDA and the adjusted principal balance of these notes will then be amortized over the remaining term of the Note in accordance with the foregoing payment terms.
In addition to the foregoing, after the consummation of the transactions contemplated by the Merger Agreement, the principal amount of these notes shall be reduced dollar for dollar by any loss incurred by BMS Insurance Agency, L.L.C., a BMS Holdings’ affiliate, resulting from contingent commissions being held by CAPIC pending receipt of a non-resident license from the Puerto Rico Department of Insurance. Any net proceeds of BMS Insurance Agency, L.L.C. attributable to pre-closing periods shall inure on a pro-rata basis to the benefit of the note holders. After any decrease or increase in the principal amount of these notes related to post-closing payments to or from CAPIC, the adjusted principal balance of these notes will be amortized over the remaining term of the notes in accordance with the foregoing payment terms. To comply with this provision, the principal on these notes was reduced by $247,073 as of September 30, 2007. The notes further provide that recovery of any net proceeds of BMS Insurance Agency, L.L.C. attributable to pre-closing periods will inure on a pro-rata basis to the benefit of the note holders. As a result of the settlement agreement completed on March 13, 2008 with CAPIC (See Note 15 — Restated Quarterly Financial Statements), BMSIA received proceeds of $34,280 which resulted in a pro rata increase in the notes by that same amount. For financial reporting purposes, the issuance of these notes in 2007 was treated as a dividend to the former BMS shareholders.
Pursuant to discussions between the note holders and our disinterested directors, on January 10, 2008 the original notes were cancelled and replaced by new notes reflecting the unpaid principal balance but modifying the measurement periods to be deferred by one year to the fiscal years ending September 30, 2008, September 30, 2009 and converted to quarterly reviews thereafter. Management felt that these deferred periods more appropriately tie the payment obligations to our performance because the initial period did not reflect an entire year and also contained several merger related one-time expenses. Several additional provisions were added to allow for adjustments if necessary. The new notes were issued in the aggregate amount of $5,113,177 representing the unpaid principal balances on the original notes on that date before the above described note adjustments.
Principal and interest payments made on these notes (net of discount) were $2,358,265 and $1,222,382, respectively for the years ended September 30, 2008 and 2007. Principal payments due on these notes for the next two years are as follows:

	Principal	Discount	Net
Fiscal Year Ended September 30	Payments	Applied	Amount Due
2009	2,431,352	141,689	2,289,663
2010	1,013,910	82,329	931,581

Alliance HealthCard, Inc. & Subsidiaries
Notes to Consolidated Financial Statements, Continued
6. Line of Credit
BMS secured a line of credit with Republic Bank & Trust for $150,000, secured by the personal guarantee of Brett Wimberley, our President, with interest of the Wall Street Journal prime plus 1%, which was 8.75% at September 30, 2007, and a maturity date of December 19, 2007. The principal balance of $149,980 was paid in full on December 19, 2007. The credit agreement was increased to $500,000 and was renewed on January 25, 2008 with a new maturity date of December 19, 2008 and bears an interest rate of the Wall Street Journal prime rate per annum to be adjusted daily. The renewal of the line of credit is currently under negotiation.
The unpaid principal balance on the line of credit was $0 and $149,980 at September 30, 2008 and 2007, respectively. The line of credit is currently being renewed.
7. Furniture and Equipment
Furniture and equipment consists of the following at September 30, 2008 and 2007:

	2008	2007
Furniture, fixtures and equipment	$368,155	$299,087
Website and video training	33,595	33,595
Software	83,099	71,691
Leasehold improvements	12,686	12,686

	497,535	417,059
Less: accumulated depreciation and amortization	(332,515)	(285,090)

	$165,020	$131,969

8. Stock Based Compensation
In conjunction with certain employment and consulting agreements, we granted stock options relating to 82,500 shares and 122,500 shares of Common Stock for the years ended September 30, 2008 and 2007, respectively.
Effective January 1, 2006, we adopted SFAS No. 123 (revised 2004), Share-based payment (“SFAS 123R”). The provisions of SFAS 123R requires companies to expense in their financial statements the estimated fair value of awarded stock options after the effective date. The Company adopted this statement using the modified prospective application. For options granted and vested prior to the effective date, the Company continues to follow the intrinsic value method set forth in Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25”), and disclose the pro forma effects on net income had the fair value of these options been expensed.
The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model using the assumptions noted in the following table. Expected volatilities are base on historical volatilities of our stock. We use historical data to estimate expected term and option forfeitures within the valuation model. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. We do not provide for any expected dividends or discount for post-vesting restrictions in the model.

Expected volatility	84%
Dividend yield	0%
Risk free interest rate	1.0%
Expected lives	10 Years

Alliance HealthCard, Inc. & Subsidiaries
Notes to Consolidated Financial Statements, Continued
8. Stock Based Compensation (continued)
Information regarding the options is as follows:

	Weighted
	Average
	Exercise	Options	Options
	Price	Outstanding	Exercisable
Assumed in connection with reverse merger		1,766,896	1,758,900
Granted	$1.01	122,500	90,000
Forfeited	$0.88	(84,500)	(84,167)
Exercised	$0.73	(103,500)	(103,500)
Became exercisable	$1.04	—	7,663

Balance at September 30, 2007		1,701,396	1,668,896
Granted	$1.61	82,500	62,500
Forfeited	$1.37	(115,999)	(103,499)
Exercised	$0.76	(149,000)	(149,000)
Became exercisable	$0.93	—	10,833

Balance, September 30, 2008		1,518,897	1,489,730

There were 82,500 options granted for the year ended September 30, 2008 and 122,500 options granted for the year ended September 30, 2007. We had 1,518,897 options outstanding on September 30, 2008. The exercise price on these options ranged from $0.23 to $2.00 with an average weighted remaining contractual life of 4.4 years with an average exercise price of $0.93. The following table summarizes information about stock options outstanding at September 30, 2008.

Range of exercise price	$0.23-$2.00
Number outstanding	1,518,897
Weighted average remaining contractual life	4.4 Years
Weighted average exercise price	$0.93
During the year ending September 30, 2008 and 2007, options were exercised for the purchase of 149,000 common stock shares for $112,870 and 108,500 options for $75,105, respectively.

Alliance HealthCard, Inc. & Subsidiaries
Notes to Consolidated Financial Statements, Continued
9. Income Taxes
Components of income tax expense for the fiscal years ended September 30, 2008 and 2007 are as follows:

	2008	2007
Current income tax expense
Federal	$1,890,000	$513,000
State	250,000	76,000

Total current income tax expense	2,140,000	589,000

Deferred income tax (benefit)
Federal	43,000	(117,000)
State	6,000	(17,000)

Total deferred income tax (benefit)	49,000	(134,000)

Net income tax expense	$2,189,000	$455,000

During the fiscal year ended September 30, 2006 and for the five months ended February 28, 2007, the taxable income and expenses of BMS (the reporting entity for financial reporting purposes) flowed though and were reported at the shareholder level.
A reconciliation of the provision for income taxes with amounts determined by applying the statutory US federal income tax rate to income before taxes is as follows:

	Fiscal Year Ended September 30,
	2008	2007
Computed tax at federal statutory rate of 34%	$1,667,000	$629,000
State income taxes	221,000	111,000
Less tax effect of earnings reported at the shareholder level	—	(300,000)
Tax effect of non deductible amortization of intangible assets	193,000	114,000
Tax effect of CAPIC settlement — See Note 5	166,000	—
Tax effect of utilization of NOL	(79,000)	(81,000)
Change in valuation allowance	(100,000)	—
Non-deductible expenses	18,000	(47,000)
Other	103,000	29,000

Provision for income taxes	$2,189,000	$455,000

Effective tax rate	45%	23%

Alliance HealthCard, Inc. & Subsidiaries
Notes to Consolidated Financial Statements, Continued
9. Income Taxes (continued)
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes. Significant components of our deferred tax assets and liabilities as of September 30, 2008 and 2007 are as follows:
Deferred income tax assets

	2008	2007
Tax effect of vacation accruals not deductible for income tax reporting purposes	$18,000	$18,000
Tax effect of book depreciation in excess of tax depreciation	119,000	142,000
Tax effect of revenue deferred for financial reporting purposes	325,000	356,000
Tax effect of NOL carryover	582,000	682,000

Total deferred tax assets	1,044,000	1,193,000
Less Valuation allowance	(700,000)	(800,000)

Net Deferred income tax asset at September 30, 2008	$344,000	$393,000

In connection with the acquisition of Alliance Healthcard, Inc., we allocated $259,000 of the purchase price to deferred income tax assets.
As of September 30, 2008, we had a net operating loss carry-forward of approximately $1,511,000 which will expire as follows:

Fiscal year ended September 30,
2021	$608,000
2023	903,000
As discussed in Note 2, on January 1, 2007, we adopted a new accounting standard, FIN 48, Accounting for Uncertainty in Income Taxes. For the year ended September 30, 2008, for income tax reporting purposes, the Company will not recognize income for which it believes that income is properly attributable to other parties. See note 15.
The balance of unrecognized tax benefits, the amount of related interest and penalties we have provided and what we believe to be the range of reasonably possible changes in the next 12 months were:

Unrecognized tax benefits	$141,000
Portion that, if recognized, would reduce tax expense and effective tax rate	141,000
Accrued interest and penalties on unrecognized tax benefits	25,000
Portion that, if recognized, would reduce tax expense and effective tax rate	25,000
A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows:

2008
Balance at September 30, 2007	$—
Additions for tax positions of the current year	166,000

Balance at September 30, 2008	$166,000

During the year ended September 30, 2008, the company recognized interest and penalties of approximately $25,000. These amounts have been accounted for as income tax expense.

Alliance HealthCard, Inc. & Subsidiaries
Notes to Consolidated Financial Statements, Continued
10. Earnings Per Share (continued)
With few exceptions, the Company is no longer subject to US Federal, State or local income tax examinations by tax authorities for years prior to 2005.
Basic earnings per common share for the years ended September 30, 2008 and 2007 were calculated by dividing the net income available to common shareholders by the weighted-average common shares outstanding during the period. Diluted earnings per share for the years ended September 30, 2008 and 2007 were calculated by dividing net income available to common shareholders by the weighted average common shares outstanding during the period plus the dilutive potential common shares, which were determined as follows:

	Fiscal Year Ended September 30,
	2008	2007
Weighted-average common shares	14,797,612	14,548,804
Effect of dilutive securities
Options to purchase common stock	464,984	—

Diluted potential common shares	15,262,596	14,548,804

The effect of options outstanding at September 30, 2007 was anti-dilutive because we had a net loss available to common shareholders. Therefore there were no differences in basic and diluted shares outstanding for the fiscal year ended September 30, 2007.
Dilutive potential common shares are calculated in accordance with the treasury stock method, which assumes that proceeds from the exercise of all options are used to repurchase common stock at market value. The amount of shares remaining after the proceeds are exhausted, represent the potential dilutive effect of the securities.
11. Related Party Transactions
We lease the space for our offices in Norcross, Georgia under a lease that expires in October 2009. The lease is in the name of Alliance HealthCard, Inc. and NovaNet, Inc., a company partially owned by Robert D. Garces, one of our executive officers and a Director. The total space consists of approximately 8,712 square feet and NovaNet leases approximately 3,902 square feet of that space. The lease was executed on May 1, 2004, amended on December 16, 2004 with a revised termination date of October 31, 2009.
BMS leases the space for its office in Norman, Oklahoma under a lease that expires July 31, 2009. The total space consists of approximately 5,973 square feet. The lease agreement is with Southwest Brokers, Inc., a company owned by Brett Wimberley, one of our Director and executive officers. The lease was executed on May 1, 2005, amended on August 1, 2006 and April 30, 2008.
Our rent expense associated with related party transactions was approximately $167,525 and $127,321 for the years ending September 30, 2008 and 2007, respectively.
Our share of the minimum future rental payments due under the non-cancelable operating lease arrangements is as follows:

Year Ending September 30,	Amount
2009	$174,793
Thereafter	8,203

Total	$182,996

Alliance HealthCard, Inc. & Subsidiaries
Notes to Consolidated Financial Statements, Continued
12. Claims Liability
We have obligations for claims incurred but not reported (“IBNR”) as of September 30, 2008 and 2007. These liabilities are estimated using current claims payment information. It is our policy to reserve the necessary funds in order to pay claim obligations as they become due in the future. As of September 30, 2008 and 2007, we recorded an estimated IBNR of $462,596 and $260,300, respectively.
13. Concentration of Credit Risk
We use financial institutions in which we maintain cash balances that at times may exceed federally insured limits. We have not experienced any losses in those accounts and management believes it is not exposed to any significant credit risk on cash. Our uninsured cash balance totaled $2,659,126 and $2,135,379 at September 30, 2008 and 2007, respectively.
Concentration of credit risk with respect to accounts receivable and revenue is due to a high volume of business conducted with one customer. Approximately 43% and 53% of total accounts receivable was due from one customer as of September 30, 2008 and 2007, respectively. Approximately 55% and 62% of total sales was generated from the same customer for the years ending September 30, 2008 and 2007, respectively.
Approximately 47% and 87% of the total accounts payable and trade-related accrued liabilities relate to three parties for the years ended September 30, 2008 and 2007, respectively.
14. Defined Contribution Plan
We implemented a 401(k) plan on August 1, 2004. Eligible employees contribute to the 401(k) Plan. Employees become eligible after attaining age 18. The employee may become a participant of the 401(k) plan on the first day of the month following the completion of the eligibility requirements. Effective August 1, 2007, we implemented a Non-elective Contribution to the Plan of 50% up to 6% of the employee’s contribution. The Non-elective Contributions are allocated to all employees eligible to participate in the Plan. The Non-elective Contributions are subject to a vesting schedule that takes five years of service to become 100% vested. All accounts are participant-directed accounts. We made Non-elective Contributions of $38,343 and $9,627 for the years ended September 30, 2008 and 2007, respectively.
15. Restated Quarterly Financial Statements for March 31, 2008 and June 30, 2008
Financial statements for the six months ended March 31, 2008 were improperly reported as a result of not applying the correct accounting principles in accounting for the settlement agreement completed on March 13, 2008 with the Caribbean American Property Insurance Company (“CAPIC”). BMSIA and CAPIC were involved in a dispute involving the amount of contingent commissions due to BMSIA for the period of time beginning January 1, 2006 through June 30, 2007. As a result of the settlement, BMSIA received proceeds of $400,000. Pursuant to the terms of the merger completed on February 28, 2007, net proceeds of the settlement for BMSIA attributable to the pre-merger periods totaling $365,720 should have been paid directly to the former shareholders of BMS Holding Company, Inc. with the remaining $34,280 payable to the Company.
The amount of $365,720 was initially recorded as other income with the payment of funds to the former shareholders classified as a distribution. Instead, these monies did not belong to us and should not have been reported by us.
The settlement agreement has been properly accounted for in the audited financial statements for our fiscal year ended September 30, 2008. The restated condensed statements of operations for the six and nine month period ended March 31, 2008 and June 30, 2008 are presented below.

Alliance HealthCard, Inc. & Subsidiaries
Notes to Consolidated Financial Statements, Continued
15. Restated Quarterly Financial Statements for March 31, 2008 and June 30, 2008 (continued)
A. Restated Condensed Balance Sheets

		As Previously
	Restated	Reported
	March 31, 2008	March 31, 2008
	(Unaudited)	(Unaudited)
Current assets	$5,271,479	$5,271,479
Other assets	609,774	609,774
Goodwill	2,746,945	2,746,945
Intangibles, net	1,960,551	1,960,551

Total assets	$10,588,749	$10,588,749

Liabilities
Current liabilities	$6,557,087	$6,191,367
Dividends payable	—	365,720
Long-term debt, related party	2,116,438	2,116,438

Total liabilities	8,673,525	8,673,525
Total stockholders’ equity	1,915,224	1,915,224

Total liabilities and stockholders’ equity	$10,588,749	$10,588,749

B. Restated Condensed Statements of Operations For the Three and Six Months Ended:

	Three Months Ended		Six Months Ended
	March 31, 2008		March 31, 2008
		As Previously		As Previously
	Restated	Reported	Restated	Reported
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenues	$5,291,812	$5,291,812	$10,055,445	$10,055,445
Gross profit	2,356,950	2,356,950	4,631,036	4,631,036
Operating income	1,071,100	1,071,100	2,156,383	2,156,383
Other income (expense)	119,230	484,950	76,593	442,313
Pre-tax income	1,190,330	1,556,050	2,232,976	2,598,696
Tax provision	461,471	461,471	868,221	868,221
Net income prior to dividends	728,859	1,094,579	1,364,755	1,730,475
Dividends and distributions	—	365,720	—	365,720

Net income (loss) available for common stock	$728,859	$728,859	$1,364,755	$1,364,755

Diluted net income (loss) per share	$0.05	$0.05	$0.09	$0.09

Alliance HealthCard, Inc. & Subsidiaries
Notes to Consolidated Financial Statements, Continued
15. Restated Quarterly Financial Statements for March 31, 2008 and June 30, 2008 (continued)
C. Restated Condensed Statements of Operations For the Nine Months Ended:

	Nine Months Ended
	June 30, 2008
		As Previously
	Restated	Reported
	(Unaudited)	(Unaudited)
Net revenues	$15,421,698	$15,421,698
Gross profit	7,125,588	7,125,588
Operating income	3,450,164	3,450,164
Other income (expense)	41,337	407,057
Pre-tax income	3,491,501	3,857,221
Tax provision	1,596,493	1,596,493
Net income prior to dividends	1,895,008	2,260,728
Dividends and distributions	—	365,720

Net income (loss) available for common stock	$1,895,008	$1,895,008

Diluted net income (loss) per share	$0.12	$0.12

16. Selected Quarterly Financial Data (Unaudited)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
		(Restated)	(Restated)
2008
Revenue	$4,763,633	$5,291,812	$5,366,253	$5,491,911
Gross profit	$2,489,547	$2,356,950	$2,871,701	$2,674,569
Net income prior to dividends	$635,896	$728,859	$530,253	$813,251
Dividends and distributions	$—	$—	$—	$—
Net income available for common shareholders	$635,896	$728,859	$530,253	$813,251
Diluted net income per share	$0.04	$0.05	$0.04	$0.05

2007
Revenue	$3,655,450	$4,137,161	$4,762,984	$5,053,152
Gross profit	$1,022,018	$1,339,914	$2,232,017	$1,473,083
Net income prior to dividends	$214,532	$723,959	$705,359	$(247,198)
Dividends and distributions	$1,576,801	$6,666,417	$—	$—
Net income (loss) available for common shareholders	$(1,362,269)	$(5,942,458)	$705,359	$(247,198)
Diluted net income per share	$(0.09)	$(0.41)	$0.05	$(0.02)

Alliance HealthCard, Inc. & Subsidiaries
Notes to Consolidated Financial Statements, Continued
17. Legal Proceedings
On December 14, 2005, Bankers Fidelity Life Insurance Company filed a demand for arbitration to determine their and our relative rights arising out of the Prescription Drug Card and our Multi-Service Benefits Agreement. The dispute involves a determination of our responsibilities, as well as certain other contract rights between us and Bankers Fidelity Life Insurance. In September, 2008 we entered into a Mutual Release, Settlement Agreement and Agreement Not to Sue with Bankers Fidelity Life Insurance Company for a full settlement and release of all claims in exchange our $100,000 settlement payment. We reduced accrued liabilities by $100,000 for the year ended September 30, 2008, to reflect this settlement payment.
18. Subsequent Events
On November 13, 2008 we entered into an agreement for the merger-acquisition of Access Plans USA, Inc. The agreement provides that at closing, we will issue up to 7.25 million shares of our common stock to Access Plans shareholders. It is expected that the merger-acquisition will be completed in the first calendar quarter of 2009. Consummation of the merger-acquisition is contingent on approval by Access Plans shareholders and divestiture of its Regional Healthcare Division and certain other matters.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of Access Plans USA, Inc.
Irving, Texas
     We have audited the accompanying consolidated balance sheets of Access Plans USA, Inc. as of December 31, 2007 and 2006 and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Access Plans USA, Inc. at December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.
     As discussed in Note 2 to the financial statements, the Company made a change in accounting principle in the third quarter of 2007, when they changed the timing of the annual assessment of the carrying value of indefinite lived intangibles from December 31 to September 30.
(Signed Hein & Associates LLP)
Dallas, Texas
March 31, 2008, except for Notes 3 and 20, which are dated January 16, 2009

ACCESS PLANS USA, INC.
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2007 AND 2006

Dollars in thousands	2007	2006
ASSETS
Cash and cash equivalents	$2,711	$3,232
Unrestricted short-term investments	—	200
Restricted short-term investments	1,231	1,420

Total cash and short-term investments	3,942	4,852
Accounts and notes receivable, net	964	141
Income taxes receivable	70	246
Advanced agent commissions, net	4,942	—
Prepaid expenses	154	1,134
Deferred tax asset	23	—
Current assets of discontinued operations	519	427

Total current assets	10,614	6,800
Fixed assets, net	447	609
Goodwill, net	5,489	3,379
Other intangible assets, net	3,462	—
Deferred tax asset, net	—	387
Other assets	69	587
Non-current assets of discontinued operations	738	4,482

Total assets	$20,819	$16,244

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$562	$87
Accrued commissions payable	478	156
Other accrued liabilities	2,021	1,246
Income taxes payable	267	353
Short-term debt	1,255	—
Current portion of capital leases	48	190
Unearned commissions	3,683	—
Deferred service and enrollment fees, net of acquisition costs	289	82
Deferred tax liability		387
Current liabilities of discontinued operations	936	303

Total current liabilities	9,539	2,804
Capital lease obligation, long-term	—	48
Deferred tax liability	23	—

Total liabilities	9,562	2,852

Commitments and contingencies (Note 17)

Preferred stock, $1.00 par value, 2,000,000 authorized shares; none issued	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized; 20,749,145 issued and 20,269,145 outstanding	207	140
Additional paid-in capital	40,619	29,691
Accumulated deficit	(28,560)	(15,388)
Less: Treasury stock (480,000 shares)	(1,009)	(1,051)

Total stockholders’ equity	11,257	13,392

Total liabilities and stockholders’ equity	$20,819	$16,244

The accompanying notes are an integral part of these consolidated financial statements

ACCESS PLANS USA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

Dollars in thousands, except share information	2007	2006	2005
Commission and service revenues	$28,421	$14,525	$21,301
Interest income on agent advances	551	—	—

Total revenue	28,972	14,525	21,301

Commission expenses	13,994	3,686	6,015
Provider network fees and other direct costs	5,086	3,329	4,434

Total direct costs	19,080	7,015	10,449

Gross margin	9,892	7,510	10,852

Personnel costs, including benefits	5,383	4,475	6,701
Other sales, general and administrative expenses	5,548	4,181	4,491
Depreciation and amortization	809	669	1,461
Restructuring, severance and other impairment charges	696	269	94
Goodwill and intangible asset impairment charges	3,978	2,800	12,900

Total operating expenses	16,414	12,394	25,647

Operating income	(6,522)	(4,884)	(14,795)
Other income (expense)
Interest income	105	291	96
Interest expense (a)	(26)	(50)	(47)

Total other income (expense)	79	241	49

Loss from continuing operations before income taxes	(6,443)	(4,643)	(14,746)
Provision for income tax expense (benefit)	(656)	14	47

Loss from continuing operations	(5,787)	(4,657)	(14,793)
Income (loss) from discontinued operations, net	(7,368)	(3,067)	1,422

Net loss	$(13,155)	$(7,724)	$(13,371)

Basic and diluted net income (loss) per share:
Continuing operations	$(0.30)	$(0.35)	$(1.18)
Discontinued operations	(0.39)	(0.22)	0.11

Total	$(0.69)	$(0.57)	$(1.07)

Weighted average number of common shares outstanding, basic and diluted	18,983,843	13,486,562	12,432,591

a)	Interest expense for the year ended December 31, 2007 excludes $208,000 directly attributable to financing facilities obtained by the Insurance Marketing division to fund agent commission advances. This amount has been included in provider network fees and other direct costs.
The accompanying notes are an integral part of these consolidated financial statements

ACCESS PLANS USA, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

				Retained
			Additional	Earnings		Total
	Common Stock		Paid-In	(Accumulated	Treasury	Stockholders’
Dollars in thousands	Shares	Amount	Capital	Deficit)	Stock	Equity
Balance, December 31, 2004	12,079,820	$123	$27,221	$5,707	$(682)	$32,369
Changes during 2005:
Stock options exercised, net	20,000	—	25	—	—	25
Issuance of stock in business combination	1,348,503	14	1,696	—	—	1,710
Purchase of treasury stock	(244,054)	—	—	—	(369)	(369)
Net loss	—	—	—	(13,371)	—	(13,371)

Balance, December 31, 2005	13,204,269	137	28,942	(7,664)	(1,051)	20,364

Changes during 2006:
Stock options expense	—	—	231	—	—	231
Issuance of stock in business combination	308,494	3	518	—	—	521
Net loss	—	—	—	(7,724)	—	(7,724)

Balance, December 31, 2006	13,512,763	140	29,691	(15,388)	(1,051)	13,392

Changes during 2007:
Stock options expense	—	—	401	—	—	401
Impact of business combinations:
Issuance of stock	6,756,382	67	10,473	—	—	10,540
Issuance of stock options	—	—	79	—	—	79
Treasury stock adjustment	—	—	(25)	(17)	42	—
Net loss	—	—	—	(13,155)	—	(13,155)

Balance, December 31, 2007	20,269,145	$207	$40,619	$(28,560)	$(1,009)	$11,257

The accompanying notes are an integral part of these consolidated financial statements

ACCESS PLANS USA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

Dollars in thousands	2007	2006	2005
Cash flows from operating activities:
Net loss	$(13,155)	$(7,724)	$(13,371)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
(Income) loss from discontinued operations	7,368	3,067	(1,422)
Non-cash charges:
Stock option compensation charges	401	231	—
Depreciation and amortization	809	669	1,461
Provision for losses on accounts receivable and agent advances	349	39	198
Loss on disposal and impairment of fixed assets	335	269	94
Goodwill and intangible asset impairment charges	3,978	2,800	12,900
Deferred income taxes	(433)	—	1,146
Changes in operating assets and liabilities (net of businesses acquired in 2007):
Accounts receivable	165	82	(284)
Income taxes receivable, net of payable	90	646	(68)
Advanced agent commissions	(1,215)	—	—
Prepaid expenses and other assets	1,571	68	(709)
Accounts payable and accrued liabilities, including commissions	(731)	(629)	(122)
Unearned commissions and net deferred service and enrollment fees	981	35	(107)

Net cash provided by (used in) continuing operating activities	513	(447)	(284)
Net cash provided by discontinued operating activities	922	1,172	798

Net cash provided by operating activities	1,435	725	514

Cash flows from investing activities:
Decrease in unrestricted short-term investments	200	(200)	—
Decrease in restricted short-term investments	320	(1,170)	(250)
Purchase of fixed assets — continuing operations	(282)	(558)	(336)
Cash used in business combinations, net — continuing operations	(832)	(1,045)	—

Net cash used in investing activities — continuing operations	(594)	(2,973)	(586)
Purchase of fixed assets — discontinued operations	(23)	(290)	—
Cash used in business combinations, net — discontinued operations	—	—	(1,711)
Proceeds from sale of discontinued operations	—	—	475

Net cash used in investing activities	(617)	(3,263)	(1,822)

Cash flows from financing activities:
Increase (decrease) in debt, net	(1,149)	—	—
Payments of capital leases	(190)	(241)	(620)
Exercise of stock options	—	—	25
Purchase of treasury stock	—	—	(369)

Net cash used in financing activities — continuing operations	(1,339)	(241)	(964)

Net change in cash and cash equivalents	(521)	(2,779)	(2,272)
Cash and cash equivalents at beginning of period	3,232	6,011	8,283

Cash and cash equivalents at end of period	$2,711	$3,232	$6,011

See following page for supplemental disclosures and non-cash investing and financing activities
The accompanying notes are an integral part of these consolidated financial statements

ACCESS PLANS USA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS — Continued
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

Dollars in thousands	2007	2006	2005
Supplemental disclosure:
Income taxes recovered, net	$249	$1,117	$848
Interest paid	(233)	(50)	(72)

Non-cash investing and financing activities:
Stock issued in connection with business combination	$10,540	$521	$1,710
Cash-in-trust (refunded) collected, net	—	(5,585)	663
Acquisition of fixed assets through capital leases	—	—	507

The accompanying notes are an integral part of these consolidated financial statements

ACCESS PLANS USA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1 — Nature of Business
     Access Plans USA, Inc., formerly Precis, Inc. (the “Company”), provides access to affordable healthcare to individuals and families. The Company’s health insurance products and its non-insurance healthcare discount programs are designed as affordable solutions for the growing number of uninsured and underinsured individuals and families seeking a way to address rising healthcare costs.
Note 2 — Summary of Significant Accounting Policies
     Basis of Presentation. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include the accounts of the Company’s wholly-owned subsidiaries, the Capella Group, Inc. (“Capella”) and Insuraco USA LLC (“Insuraco”). All significant inter-company accounts and transactions have been eliminated. Certain reclassifications have been made to prior period financial statements to conform to the current presentation of the financial statements, including:
•	Reclassification of the financial position, results of operations and cash flows of ACP Agency (formerly a line of business in the Insurance Marketing division) and Foresight TPA, the former Regional Healthcare division, as discontinued operations (see Note 3) and
•	Reclassification of the consolidated statement of operations to segregate direct costs from other operating expenses and interest income and expense in order to present the gross margin and pre-tax operating income for each year of operation.
     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Certain significant estimates are required in the evaluation of goodwill and intangible assets for impairment as well as allowances for doubtful recoveries of advanced agent commissions and accounts and notes receivable. Actual results could differ from those estimates and such differences could be material.
     Revenue Recognition. Revenue recognition varies based on source.
     Consumer Plan Division Revenues. The Company recognizes its Consumer Plan program membership revenues, other than initial enrollment fees, ratably over the membership month. Membership revenues are reduced by the amount of estimated refunds. For members that are billed directly, the billed amount is collected almost entirely by electronic charge to the members’ credit cards, automated clearinghouse or electronic check. The settlement of those charges occurs within a day or two. Under certain private label arrangements, the Company’s private label partners bill their members for the membership fees and the Company’s portion of the membership fees is periodically remitted to the Company. During the time from the billing of these private-label membership fees and the remittance to it, the Company records a receivable from the private label partners and records an estimated allowance for uncollectible amounts. The allowance for uncollectible receivables is based upon review of the aging of outstanding balances, the credit worthiness of the private label partner and its history of paying the agreed amounts owed.
     Membership enrollment fees, net of direct costs, are deferred and amortized over the estimated membership period that averages eight to ten months. Independent marketing representative fees, net of direct costs, are deferred and amortized over the term of the applicable contract. Judgment is involved in the allocation of costs to determine the direct costs netted against those deferred revenues, as well as in estimating the membership period over which to amortize such net revenue. The Company maintains a statistical analysis of the costs and membership periods as a basis for adjusting these estimates from time to time.

     Insurance Marketing Division Revenues. The revenue of our insurance marketing division is primarily from sales commissions due from the insurance companies it represents. These sales commissions are generally a percentage of premiums collected. Commission income and policy fees, other than initial enrollment fees, and corresponding commission expense payable to agents, are generally recognized at their gross amount, as earned on a monthly basis, until such time as the underlying policyholder contract is terminated. Advanced commissions received are recorded as unearned insurance commissions and are recognized in income as earned. Initial enrollment fees are deferred and amortized over the estimated lives of the respective policies. The estimated weighted average life for the policies sold ranges from eighteen months to two years and is based upon the Company’s historical policyholder contract termination experience.
     Commission Expense. Commission expense varies based upon source.
     Consumer Plan. Commissions on Consumer Plan Division revenues are accrued in the month in which a member has enrolled in the program. These commissions are only paid to our independent marketing representatives in the month following our receipt of the related membership fees. In 2007, we began issuing advances of commissions on certain Consumer Plan programs to increase sales representative recruitment.
     Insurance Marketing. Commission expense is generally recognized as earned on a monthly basis until the underlying policyholder’s contract is terminated.
     Acquisition Costs. Certain policy acquisition cost, such as lead expenses are capitalized and amortized over the estimated lives of the respective policies. The estimated weighted-average life for the policies sold ranges from 18 to 48 months, and is based upon our historical policyholder contract termination experience.
     Advanced Agent Commissions. The Company’s insurance marketing division advances agent commissions up to one year for certain insurance programs. Collection of the commissions advanced (plus accrued interest) is accomplished by withholding amounts due to the agents for future commissions on the policy upon which the advance was made, commissions on other policies sold by the agent or, in certain cases, commissions due to agents managing the agent to whom advances were made. Advanced agent commissions are reviewed periodically to determine if any advanced agent commissions will likely be uncollectible. An allowance is provided for the estimated advanced agent commission balance where recovery is considered doubtful. This allowance for uncollectible advances required judgment and is based upon review of the aging of outstanding balances and estimates of future commissions expected to be due to the agents to whom advances are outstanding and the agents responsible for their management. Advances are written off when determined to be non-collectible.
     Cash and Cash Equivalents. Cash and cash equivalents consist primarily of cash on deposit or cash investments purchased with original maturities of three months or less.
     Unrestricted Short-Term Investments. Unrestricted short term investments represent investments with original maturities of more than three months and less than one year.
     Restricted Short-Term Investments. Restricted short term investments represent investments with original maturities of one year or less pledged to obtain processing and collection arrangements for credit card and automated clearing house payments.
     Accounts Receivable. Accounts receivable generally represent commissions and fees due from insurance carriers and plan sponsors. Accounts receivable are reviewed on a monthly basis to determine if any receivables will be potentially uncollectible. An allowance is provided for any accounts receivable balance where recovery is considered to be doubtful. Accounts receivable are written off when they are determined to be uncollectible. The Company does not require collateral on its receivables.

     Fixed Assets. Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the related assets for financial reporting purposes and principally on accelerated methods for tax purposes. Leasehold improvements are depreciated using the straight-line method over their estimated useful lives or the lease term, whichever is shorter. Ordinary maintenance and repairs are charged to expense as incurred. Expenditures that extend the physical or economic life of property and equipment are capitalized. The estimated useful lives of property and equipment are as follows:

Furniture and Fixtures	7 years
Leasehold Improvements	Over the term of the lease, or useful life, whichever is shorter
Computers and Office Equipment	3-5 years
Software	3 years
     The Company capitalizes both internal and external costs of developing or obtaining computer software for internal use. Costs incurred to develop internal-use software during the application development stage are capitalized, while data conversion, training and maintenance costs associated with internal-use software are expensed as incurred. As of December 31, 2007 and 2006, the net book value of capitalized software costs was $96,000 and $324,000, respectively. Amortization expense related to capitalized software was $65,000, $118,000 and $598,000 in fiscal years 2007, 2006 and 2005, respectively.
     Intangible Asset Valuation. Intangible assets consist of goodwill and finite life intangible assets. Goodwill represents the excess of acquisition costs over the fair value of net assets acquired. Goodwill is not amortized. The other intangible assets represent the estimated value, at the date of their acquisition, of policies in force (“Customer Contracts”), certain agent relationships (“Agent Relationships”), and proprietary networks of contracted dental and vision providers.
     Recorded goodwill must be reviewed and analyzed to determine its fair value and possible impairment. This review and analysis is conducted at least annually, and may be conducted more frequently if an event occurs or circumstances change that would, more likely than not, reduce the fair value of a reporting unit below its carrying amount. The aggregate fair market value of the reporting unit’s assets, including recorded goodwill, in excess of the fair value of the reporting unit’s liabilities, may not exceed the fair value of the reporting unit’s equity. The fair value of the reporting unit’s equity is based upon valuation techniques that estimate the amount at which the reporting unit as a whole could be bought or sold in a current transaction between willing parties. The downward trending of our common stock price may have a material effect on the fair value of our goodwill in future accounting periods.
     As of the end of our 2007 third quarter, the Company performed an annual assessment of the carrying value of goodwill as mentioned above. Previously, the Company had performed this assessment as of the end of the fiscal year (December 31). However, the Company determined that it be preferable to perform the annual assessment as of September 30 of this and subsequent years, to allow the Company to incorporate into that analysis, and give most timely effect to, the budgets and forecasts for the coming year that would be developed during the fourth quarter budgeting process. Additionally, performing the assessment of goodwill for impairment as of September 30 of each year will reduce the burden on the Company and the professional advisors during the period immediately following the fiscal year-end, when preparation of the audited year-end financial statements and evaluation of internal controls over financial reporting pursuant to Sarbanes-Oxley Section 404 occurs.
     As the result of this assessment of the carrying value of goodwill and intangible assets, impairment charges of $3,377,000 for Capella due to the failure of certain new product and marketing initiatives to achieve expected results, and $600,000 for the Insurance Marketing Division were recorded in 2007. In 2006, Capella recorded a charge of $2,800,000 and in 2005 a charge of $12,900,000 due to continuing decline in members and revenues to a lower level than previously predicted and to also reflect pending litigation and regulatory activity.
     Discontinued operations reflect goodwill and intangible asset impairment charges in 2007 of $4,092,000 for the Foresight TPA operation due to the loss of significant contracts and $4,000,000 attributable to ACP Agency’s significant decline in sales of Medicare supplemental policies. In 2006, the Foresight TPA operation recorded a $3,640,000 goodwill impairment charge to reflect a decline in the number of lives covered under plans that it administered.

     Significant judgments and estimates were required in connection with the impairment test to determine the estimated future cash flows and fair value of the reporting unit. The Company estimated the fair values of Foresight TPA, the Insurance Marketing division inclusive and exclusive of ACP Agency, and Capella using discounted cash flow projections and other valuation methodologies in evaluating and measuring a potential goodwill impairment charges. To the extent that, in the future, the estimates change or the Company’s stock price decreases, further goodwill write-downs may occur. Those assessments of the carrying value of goodwill were reviewed and approved by the Audit Committee of the Board of Directors.
     Income Taxes. Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of assets and liabilities for financial and income tax reporting. The net deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. As of December 31, 2007, we evaluated the probability of recognizing the benefit of deferred tax assets through the reduction of taxes otherwise payable in the future. We determined that a valuation allowance to fully offset net deferred tax assets was appropriate as of December 31, 2007.
     On July 14, 2006, the FASB issued Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes,” an Interpretation of SFAS No. 109, “Accounting for Income Taxes.” FIN 48 prescribes guidance to address inconsistencies among entities with the measurement and recognition in accounting for income tax positions for financial statement purposes. Specifically, FIN 48 addresses the timing of the recognition of income tax benefits. FIN 48 requires the financial statement recognition of an income tax benefit when the company determines that it is more-likely-than-not that the tax position will be ultimately sustained. We adopted the provisions of FIN 48 on January 1, 2007. We have analyzed all filing positions in federal and state tax jurisdictions where we are required to file income tax returns. Our major tax jurisdictions include the federal jurisdiction and the state of Texas. Tax years open to examination include 2003 through 2006 for the federal return. A federal audit for 2004 has been completed with no change to our tax liability. The Texas audit for Capella for the years 2002-2005 have been concluded with no material change to our tax provision. We have elected to recognize penalties and interest related to tax liabilities as a component of income tax expense and income taxes payable. As of December 31, 2007, income taxes payable included $62,000 of accrued interest expense and $3,750 of accrued penalties related to state tax liabilities.
     Net Earnings per Share. Basic net earnings per share is calculated by dividing the net earnings by the weighted average number of shares outstanding for the year without consideration for common stock equivalents. Diluted net earnings per share gives effect to all dilutive potential common shares outstanding for the year. Diluted earnings per share are not considered when there is a net loss. For the years ended December 31, 2007, 2006, and 2005 outstanding stock options of 31,369, 43,575, and 25,375 shares, respectively, were not included in the calculation of fully diluted earnings per share because their inclusion would have been anti-dilutive. The number of stock options and warrants that were considered out-of-the- money and thus excluded for purposes of the diluted earnings per share calculation for the year ended December 31, 2007, 2006 and 2005 was 1,286,131 and 1,255,354 and 1,089,354, respectively.
     Concentration of Credit Risk. The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk. The Company attempts to mitigate this risk by transferring balances not immediately needed into accounts secured with pledged U.S. government securities of short maturity.
     The Company’s customers are not concentrated in any specific geographic region or industry. During 2007, insurance commissions on sales of policies for two carriers amounted to 12.6% and 10.8% of our total revenue. Additionally, a material portion of our discontinued Regional Healthcare division’s revenues have historically been derived from its contractual relationships with a few key governmental entities. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.
     Fair Value of Financial Instruments. The recorded amounts of cash, short-term investments, accounts receivable, income taxes receivable, notes receivable, accounts payable, accrued liabilities, income taxes payable and capital lease obligations approximate fair value because of the short-term maturity of these items.

     Stock Option Expense and Option-Pricing Model. Recognized compensation expense for stock options granted to employees includes: (a) compensation cost for all share-based payments previously granted, but not yet vested, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, “Accounting for Stock Based-Compensation,” and (b) compensation cost for all share-based payments currently granted based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123(R), “Share- Based Payment.” The binomial lattice option-pricing model is used to estimate the option fair values. The option-pricing model requires a number of assumptions, of which the most significant are expected stock price volatility, the expected pre-vesting forfeiture rate and the risk-free interest rate. Expected volatility was calculated based upon actual historical stock price movements over the most recent period ended December 31, 2007 equal to the expected option term. Expected pre-vesting forfeitures were estimated based on actual historical pre-vesting forfeitures over the most recent year ended December 31, 2007 for the expected option term. The risk-free interest rate is based on the interest rate of zero-coupon United States Treasury securities over the expected option term.
     Recently Issued Accounting Standards In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements,” which provides enhanced guidance for using fair value measurements in financial reporting. While the standard does not expand the use of fair value in any new circumstance, it has applicability to several current accounting standards that require or permit entities to measure assets and liabilities at fair value. This standard defines fair value, establishes a framework for measuring fair value in U.S. Generally Accepted Accounting Principles (“GAAP”) and expands disclosures about fair value measurements. Application of this standard is required beginning in 2008.
     In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115,” which is effective for fiscal years beginning after November 15, 2007. This statement permits an entity to choose to measure many financial instruments and certain other items at fair value on specified election dates. Such election, which may be applied on an instrument by instrument basis, is typically irrevocable once elected. Subsequent unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings. Management does not presently anticipate election to measure any of the Company’s assets or liabilities on a fair value basis.
     In December 2007, the FASB issued SFAS No. 141R (FAS 141R), Business Combinations, which revises FAS 141 and changes multiple aspects of the accounting for business combinations. Under the guidance in FAS 141R, the acquisition method must be used, which requires the acquirer to recognize most identifiable assets acquired, liabilities assumed, and non-controlling interests in the acquiree at their full fair value on the acquisition date. Goodwill is to be recognized as the excess of the consideration transferred plus the fair value of the non-controlling interest over the fair values of the identifiable net assets acquired. Subsequent changes in the fair value of contingent consideration classified as a liability are to be recognized in earnings, while contingent consideration classified as equity is not to be re-measured. Costs such as transaction costs are to be excluded from acquisition accounting, generally leading to recognizing expense, and, additionally, restructuring costs that do not meet certain criteria at acquisition date are to be subsequently recognized as post-acquisition costs. FAS 141R is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company is currently evaluating the impact that this issuance will have on its financial position and results of operation.
     In fiscal year 2007, the Company adopted Securities and Exchange Commission Staff Accounting Bulletin (“SAB”) No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Current Year Misstatements. SAB No. 108 requires companies to quantify misstatements using both a balance sheet (iron curtain) and an income statement (rollover) approach to evaluate whether either approach results in an error that is material in light of relevant quantitative and qualitative factors, and provides for a one-time cumulative effect transition adjustment. The adoption of SAB No. 108 did not have an impact on the Company’s financial statements.

Note 3 — Discontinued Operations
Discontinued operations comprise:
•	Foresight TPA, During the third quarter of 2008, the Company formally commenced an initiative to exit the third-party administration market. Accordingly, Foresight TPA, the former Regional Healthcare division, has been reclassified as a discontinued operation. Effective December 30, 2008 the Company sold Foresight TPA and incurred a $100,000 net loss in connection with this sale.
•	ACP Agency. During June 2008, the Company sold all of ACP Agency’s rights to future override commissions on substantially all of the Medicare supplement business previously sold by agents contracted with ACP Agency. Accordingly, this agency, which was previously included in the Insurance Marketing division, has been reclassified as a discontinued operation. During June 2008, the Company recognized a $385,000 gain from the sale of future override commissions. The Company may also receive, depending upon the average policy termination rate of the business sold during the remainder of 2008, additional proceeds of up to $190,000.
•	Financial Services — Care 125. This operation, which was discontinued in December 2006, previously provided health savings account (HSA), health reimbursement arrangements (HRA) and medical and dependant care flexible spending account (FSA) programs for sale by agents and brokers.
•	Vergeance. Effective June 30, 2006, the Company discontinued this operation, which had previously been included in the Consumer Plan division. Vergeance commenced operations in the third quarter of 2005 selling neutraceutical products under the Natrience brand; however sales were immaterial.
•	Member Services. During December 2005, the Company sold substantially all of the operating assets of the Member Services business unit, which designed and offered club membership programs for rental-purchase companies and association-based organizations to Benefit Marketing Solutions
The following sets forth summarized financial information for the discontinued operations:

	For the Year Ended December 31,
dollars in thousands	2007	2006	2005
Total Revenue:
Foresight TPA	$6,583	$7,409	$8,537
ACP Agency	4,887	—	—
Financial Services — Care 125	—	69	58
Vergance	—	56	57
Member Services (c)	—	—	1,065

Total revenue	$11,470	$7,534	$9,717

Net income (loss) from operations:
Foresight TPA (a)	$(3,608)	$(2,157)	$1,564
ACP Agency (b)	(3,760)	—	—
Financial Services — Care 125	—	(121)	(137)
Vergance	—	(789)	(321)
Member Services	—	—	16

Total net income (loss) from operations	(7,368)	(3,067)	1,122

Gain on sale of Member Services, net of taxes	—	—	300

Total net income (loss)	$(7,368)	$(3,067)	$1,422

a)	Foresight TPA’s 2007 and 2006 net loss reflects goodwill and intangible asset impairment charges of $4,092,000 and $3,640,000, respectively.

b)	ACP Agency’s net loss for 2007 includes a $4,000,000 goodwill impairment charge

c)	Member Services 2005 revenue includes a pre-tax gain from the sale of operations of $480,000. The corresponding after-tax gain was $300,000.

Note 4 — Business Acquisitions
     On January 30, 2007, the Company completed its merger with Insurance Capital Management USA, Inc. (“ICM”). The acquisition of ICM provides the Company with future commission revenue from a book of health insurance policies in force, a broader range of insured health care products and services and an established distribution channel of health insurance agents. As a result, the purchase price exceeded the estimated market value of ICM’s net identifiable assets and goodwill of $10,087,000 was recorded, of which $4,000,000 was attributed to the subsequently discontinued ACP Agency operation. ICM’s results of operations are included in our financial statements from January 30, 2007 forward. Under the terms of the merger, ICM became a wholly-owned subsidiary of the Company and the shareholders of ICM received shares of Company common stock based on the adjusted earnings before income taxes, depreciation and amortization (“adjusted EBITDA”) of ICM and its subsidiary companies. On January 30, 2007, the ICM shareholders were issued 4,498,529 of common stock shares of the Company. Further, on May 31, 2007, the ICM shareholders were issued an additional 2,257,853 shares of Company common stock based upon the acquired ICM companies having achieved adjusted EBITDA of $1,250,000 over the four calendar quarters ending on December 31, 2006. The cost of the acquisition of $11,143,000 consisted of $10,540,000 attributable to the issuance of common stock (6,756,382 shares) and $603,000 of costs directly related to the acquisition.
     On October 1, 2007, the Company completed its acquisition of Protective Marketing Enterprises, Inc. (“PME”). Under the terms of the acquisition, PME becomes a wholly owned subsidiary of the Company. PME offers, as a wholesaler, discount medical service products, provides back office support through its use of various operating systems, maintains a customer service facility, and develops products from both its proprietary and third party provider networks. After the acquisition of PME, the Company transitioned most of their member services functions to their own member services call center. The Company is now able to provide, on an in-house-basis, primary and secondary customer support, enrollment and billing functions, fulfillment services, claims administration, provider location services, a concierge service that allows interaction with providers on behalf of members, and an advocacy function that allows negotiation for preferred rates for members that receive services from out-of-network providers. Additionally, the acquisition of PME resulted in the Company acquiring an existing base of consumer plan members, who had been customers of PME. PME’s results of operations are included in our financial statements from October 1, 2007 forward. The net cash consideration for the acquisition was $851,000.

     The cost of the acquisitions of ICM and PME was allocated as follows:

		Reclassify		Combined
	ICM	ACP Agency	PME	Total
dollars in thousands	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Unrestricted cash	$77	$—	$288	$365
Restricted cash	—	—	131	131
Accounts receivable, net	915	(95)	205	1,025
Advanced agent commissions, net	4,795	(756)	—	4,039
Current assets of discontinued operations	—	851	—	851
Fixed assets, net	35	—	77	112
Goodwill, net	10,087	(4,000)	—	6,087
Other intangible assets, net	3,700	(720)	1,073	4,053
Other assets	37	—	36	73
Non-current assets of discontinued operations	—	4,720	—	4,720
Accounts payable and accrued liabilities	(1,640)	292	(412)	(1,760)
Debt	(2,404)	—	—	(2,404)
Unearned commissions	(3,603)	955	—	(2,648)
Deferred service and enrollment fees, net	(423)	342	(180)	(261)
Deferred tax liability, net	(433)	—	—	(433)
Current liabilities of discontinued operations	—	(1,589)	—	(1,589)

Total	$11,143	$—	$1,218	$12,361

Purchase consideration:
Issuance of common stock	$10,540	$—	$—	$10,540
Cash payment	—	—	1,098	1,098
Acquisition costs	603	—	41	644
Issuance of stock options			79	79

Total	$11,143	$—	$1,218	$12,361

     Judgment was required in the allocation of value to the acquired assets and liabilities, based upon their fair values, especially with regard to the allocation of goodwill and other intangible assets. Goodwill is deemed to have an infinite life and is subject to an annual, or more frequent, analysis for possible impairment. The other intangible assets represent the estimated value, at the date of the acquisition, of:
•	ICM — Policies in force (“Customer Contracts”) of $1,800,000, of which $720,000 was allocated to ACP Agency, and certain agent relationships (“Agent Relationships”) of $1,900,000. These assets are being amortized on a straight-line basis over three years and eight years, respectively.

•	PME — Memberships in force (“Customer Contracts”) of $482,000 and certain dental and vision provider network contracts (“Network Contracts”) of $591,000. These assets are being amortized on a straight-line basis over four and eight years, respectively.
     Goodwill and other intangible assets arising from the ICM acquisition are not deductible for federal income tax purposes. Intangible assets arising from the PME acquisition may be amortizable and deductible for federal income tax purposes pursuant to an available Section 338 election.

     The following pro-forma condensed results of operations have been prepared as if the Company’s acquisitions of ICM and PME occurred on January 1, 2005:

	For the Year Ended December 31,
dollars in thousands	2007	2006	2005
Total Revenue	$37,199	$50,054	$35,474

Loss from continuing operations	$(5,613)	$(5,160)	$(16,173)
Loss from discontinued operations	(7,346)	(3,196)	1,326

Net loss	$(12,959)	$(8,356)	$(14,847)

Basic and diluted net loss per share:
Continuing operations	$(0.28)	$(0.27)	$(0.86)
Discontinued operations	(0.36)	(0.17)	$0.07

Total	$(0.64)	$(0.44)	$(0.79)

Weighted average number of common shares outstanding, basic and diluted	20,242,944	19,188,973	18,678,328

Note 5 — Accounts and Notes Receivable
     The Company records accounts receivable for commissions due to it from insurance carriers. Additionally, during 2007 and 2006, the Company held notes receivable with certain private label clients. Accounts and notes receivable are comprised of the following at December 31,

	December 31,	December 31,
dollars in thousands	2007	2006
Accounts receivable	$1,039	$227
Allowance for doubtful accounts receivable	(75)	(86)

Accounts receivable, net	964	141

Notes receivable	—	154
Allowance for doubtful notes receivable	—	(154)

Notes receivable, net	—	—

Accounts and notes receivable, net	$964	$141

Based on the information available to the Company, the Company believes its allowances for both doubtful accounts and notes receivable are adequate. However, actual write-offs might exceed the recorded allowance. The Company has recognized bad debt expense applicable to accounts and notes receivable of $37,000, $39,000 and $198,000 for 2007, 2006, and 2005 respectively.
Note 6 — Advanced Agent Commissions
     Advanced agent commissions consist of amounts paid to agents at the inception of policies in advance of up to twelve months future commission on policy premiums and are comprised of the following at December 31

	December 31,	December 31,
dollars in thousands	2007	2006
Advances funded by:
Insurance carriers	$3,683	$—
Commercial bank	425	—
Speciality lending corporation	452	—
Self-funded	1,234	—

Sub-total	5,342	—
Allowance for doubtful recoveries	(400)	—

Total advanced agent commissions	$4,942	$—

     The allowance for doubtful recoveries was determined based upon review of the aging of outstanding balances and estimates of future commissions expected to be due to the agents to whom advances are outstanding and the agents responsible for their management. The Company recognized bad debt expense of $312,000 on advanced agent commissions in 2007.
Note 7 — Prepaid Expenses
     Prepaid expenses are comprised of the following at December 31,

	December 31,	December 31,
dollars in thousands	2007	2006
Provider network fees	$—	$435
Administrative service fees	—	296
Insurance	88	327
Other	66	76

Total	$154	$1,134

Note 8 — Fixed Assets
     Fixed assets are comprised of the following at December 31,

	December 31,	December 31,
dollars in thousands	2007	2006
Furniture and fixtures	$83	$23
Leasehold improvements	172	141
Computer and office equipment	1,195	1,066
Software	955	1,117

Total cost	2,405	2,347
Accumulated depreciation and amortization	(1,958)	(1,738)

Fixed assets, net	$447	$609

Note 9 — Goodwill and Other Intangible Assets
     The changes in the carrying amount of the Company’s intangible assets for the years ended December 31, 2007, 2006 and 2005 are as follows:

		Intangible	Combined
dollars in thousands	Goodwill	Assets	Total
Balance at December 31, 2004	19,079	—	19,079
Change during 2005:
Goodwill impairment charge — Capella	(12,900)	—	(12,900)

Balance at December 31, 2005	6,179	—	6,179
Changes during 2006:
Goodwill impairment charge — Capella	(2,800)	—	(2,800)

Balance at December 31, 2006	3,379	—	3,379
Changes during 2007:
Acquisition of ICM	10,087	3,700	13,787
Reclassification of allocated ACP Agency goodwill and intangible assets to discontinued operations	(4,000)	(720)	(4,720)
Acquistion of PME	—	1,073	1,073
Intangible asset amortization charge	—	(591)	(591)
Goodwill impairment charge — Capella	(3,377)	—	(3,377)
Goodwill impairment charge — ICM	(600)	—	(600)

Balance at December 31, 2007	5,489	3,462	8,951

     Impairment charges were recorded related to Capella’s goodwill in 2005 due to continuing decline in the number of members and related revenues to a lower level than previously predicted and pending litigation and regulatory activity that was announced in the second quarter of that year. Impairment charges were again recorded in 2006 and 2007 related to Capella’s goodwill due to continuing decline in members and revenues and the failure of certain new product and marketing initiatives to achieve expected results. In 2007 and 2006, we recorded goodwill impairment charges for Foresight due to the loss of significant contracts. In 2007 we recorded impairment charges for Insurance Marketing due to significant declines in sales of Medicare supplemental policies.
     The above table excludes goodwill impairment charges attributable to discontinued operations. In 2007 Foresight TPA recorded a $4,092,000 impairment charge to reflect the loss of significant contracts and ACP Agency recorded a $4,000,000 impairment charge attributable to the significant decline in sales of Medicare supplemental policies. In 2006, the Foresight TPA operation recorded a $3,640,000 goodwill impairment charge to reflect a decline in the number of lives covered under plans that it administered. There was no recorded goodwill balance for discontinued operations at December 31, 2007.
     To the extent that, in the future, the Company’s revenue and earnings estimates change or the Company’s stock price decreases, further goodwill write-downs may occur.
     Goodwill is subject to impairment valuations as described above but are not subject to amortization. During 2007, the Company recorded additions to intangible assets subject to amortization of $4,773,000, of which $720,000 was allocated to ACP Agency, with a weighted average amortization life of 6.2 years. The components of finite-lived intangible assets acquired during 2007 attributable to continuing operations are: $1,562,000 — Customer contracts (3.2 Years); $1,900,000 — Agent relationships (8 years); and $591,000 — Network contracts (8 years). These assets have no significant residual values. Estimated future amortization expense for those intangible assets for the next five years is as follows:

dollars in thousands	2008	2009	2010	2011	2012	Total
Amortization expense	$780	$780	$450	$391	$307	$2,708

Note 10 — Short-term and Long-term Debt
     Short-term debt is comprised of at December 31,

	December 31,	December 31,
dollars in thousands	2007	2006
Commercial bank — revolving lines of credit	$425	$—
Loan from specialty lending corporation	452	—
Promissory note from related party	378	—

Total short-term debt	$1,255	$—

     The Company has obtained line of credit facilities and short-term notes from a commercial banking institution, specialty lending corporation and a promissory note from a related party (Peter Nauert Estate). The commercial bank outstanding balance at December 31, 2007 of $425,000 comprises credit facilities in which the proceeds are used to fund the advancing of agent commissions for certain programs. These debt obligations are collateralized by certain future commissions and fees. Interest is charged at prime plus 1.5% (8.75% at December 31, 2007). The Company is the primary party on the loan agreement but Peter Nauert, the former Chairman, had executed a personal guarantee. Mr. Nauert passed away on August 19, 2007. As a result, amounts outstanding to the commercial bank became due immediately.
     As part of the ICM acquisition, the Company also assumed a three-year loan that was obtained in November 2006, from a specialty lending corporation in the amount of $600,000 of which $452,000 remains outstanding at December 31, 2007. All of the outstanding balance has been classified as short-term debt. The loan bears interest at prime plus 5.0% (12.25% at December 31, 2007). The Company is the primary party on the loan agreement and Peter Nauert, the former Chairman, had executed a personal guarantee. As stated above, Mr. Nauert passed away on August 19, 2007. As a result, amounts outstanding to that lender became due immediately. On March 24, 2008, we entered into a financing arrangement with the specialty lender and received funding in the amount of $1,604,972 to extinguish debt outstanding to this specialty lender and the commercial bank. The remaining proceeds of $864,467 are also available for general working capital needs, including advances of commissions to agents.
     On September 28, 2007, the Company entered into a loan arrangement with the Peter W. Nauert Revocable Trust U/A/D 8-71978 (the “Nauert Trust”). The Nauert Trust holds approximately 27% of the Company’s issued and outstanding common stock. Under this arrangement, the Nauert Trust lent the Company $500,000 as evidenced by the Revolving Promissory Note (the “Note”) of which $378,000 remains outstanding at December 31, 2007. The Note matures September 28, 2008 and all principal and interest will be due and payable. The outstanding principal balance of the Note accrues interest at a rate of 0.5% below the Prime Rate charged by a designated local bank (6.75% at December 31, 2007). Based upon the current interest rate, the Note requires twelve monthly principal and interest payments of $43,321. The proceeds from this loan were used to pay down existing financing arrangements with an unrelated third-party lender.
Note 11 — Capital Leases
     The Company has several capital leases for office equipment with an aggregate net book value of $11,000, and $63,000 as of December 31, 2007 and 2006, respectively. These lease purchases have been capitalized at the present value of future cash payments discounted using an interest rate of 8.5% for both years and the assets are being depreciated over their estimated useful lives. The present value of the net lease payments as of December 31, 2007, all of which is due in 2008, is $48,000.
     The following is a schedule of equipment under capital leases in effect as of December 31:

	December 31,	December 31,
dollars in thousands	2007	2006
Capitalized lease assets	$582	$582
Accumulated amortization	(571)	(519)

Net book value	$11	$63

Capitalized lease obligation	$48	$238

     For the years ended December 31, 2007, 2006 and 2005, amortization of capitalized lease assets in the amounts of $52,000, $386,000 and $649,000 respectively, were included in depreciation and amortization expense. The fourth quarter of 2006 amortization expense included an impairment charge of $151,000 related to the discontinued use of certain leased equipment due to the Company’s outsourcing initiative.

Note 12 — Accrued Liabilities
     Accrued Liabilities are comprised of the following at December 31,

	December 31,	December 31,
dollars in thousands	2007	2006
Accrued acquisition costs	$—	$162
Accrued payroll and benefits	202	115
Accrued professional fees	530	197
Unrecoverable claims accrual	—	116
Accrued convention costs	170	—
Accrued administrative and processing charges	309	—
Accrued membership refunds	228	23
Other accruals	582	633

Total accrued liabilities	$2,021	$1,246

Note 13 — Stockholders’ Equity
     Pursuant to its Certificate of Incorporation, the Company is authorized to issue up to 102,000,000 shares of capital stock, consisting of 100,000,000 shares of common stock, $0.01 par value per share (the “Common Stock”), and 2,000,000 shares of preferred stock, $1.00 par value per share (the “Preferred Stock”). Preferred stock may be issued in series with rights and preferences as determined by the board of directors.
     On July 8, 2004, the Company’s Board of Directors authorized the repurchase of up to 500,000 shares of the Company’s common stock through open market or private purchase transactions over the next year depending on prevailing market conditions. Through December 31, 2004, the Company had purchased 255,946 shares under this authorization for a total consideration of $682,000 at a weighted average price of $2.66 per share. In 2005, the Company purchased an additional 244,054 shares for a total consideration of $369,000 at a weighted average price of $1.51 per share. No shares were purchased in 2006 or 2007.
Note 14 — Common Stock Options
     Stock-Based Compensation. Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS 123(R) using the modified prospective transition method. In addition, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 “Share-Based Payment” (“SAB 107”) in March, 2005, which provides supplemental SFAS 123(R) application guidance based on the views of the SEC. Under the modified prospective transition method, compensation cost recognized in 2007 and 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and (b) compensation cost for all share-based payments granted beginning January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). In accordance with the modified prospective transition method, results for prior periods have not been restated.
     The binomial lattice option-pricing model was used to estimate the option fair values. The option-pricing model requires a number of assumptions, of which the most significant are, expected stock price volatility, the expected pre-vesting forfeiture rate and the risk-free interest rate. Expected volatility was calculated based upon actual historical stock price movements over the most recent periods ending December 31, 2007 equal to the expected option term. Expected pre-vesting forfeitures were estimated based on actual historical pre-vesting forfeitures over the most recent periods ending December 31, 2007 for the expected option term. The risk-free interest rate is based on the interest rate of zero-coupon United States Treasury securities over the expected option term. The Company’s prior pro-forma presentations used the Black-Scholes option pricing model. If the Company had continued to use the Black-Scholes model the effect on the recorded expense would have been immaterial.

     Prior to the adoption of SFAS 123(R), the Company presented any tax benefits of deductions resulting from the exercise of stock options within operating cash flows in the consolidated statements of cash flow. SFAS 123(R) requires tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (“excess tax benefits”) to be classified and reported as both an operating cash outflow and a financing cash inflow upon adoption of SFAS 123(R).
     For the year ended December 31, 2005, the Company applied the intrinsic value method of accounting for stock options as prescribed by APB 25. Since all options granted during this period had an exercise price equal to the closing market price of the underlying common stock on the grant date, no compensation expense was recognized. If compensation expense had been recognized based on the estimated fair value of each option granted in accordance with the provisions of SFAS 123R, the Company’s net loss would have been increased to the following pro-forma amounts:

dollars in thousands	2005
Loss from continuing operations	$(14,793)
Income (loss) from discontinued operations, net	1,422

Net loss	(13,371)
Deduct: Total stock-based compensation expense determined under fair value based method for all awards, net of tax	(361)

Pro-forma net loss	$(13,732)

     If compensation expense had been recognized based on the estimated fair value of each option granted in accordance with the provisions of SFAS 123R, net loss per share would have increased to the following pro-forma amounts:

	2005 - As	2005-
	Reported	Pro-Forma
Basic and diluted net income (loss) per share:
Continuing operations	$(1.18)	$(1.21)
Discontinued operations	0.11	0.11

Total	$(1.07)	(1.10)

     The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model. The intent of the Black-Scholes option valuation model is to provide estimates of fair values of traded options that have no vesting restrictions and are fully transferable. The following assumptions were used for grants in 2005 and 2004:
•	Risk free interest rate — 4.23%

•	Volatility rate — 72%

•	Dividend yield — none

•	Expected life of options — 5 years
     Stock-Based Compensation Plans. As of December 31, 2007, the Company has two stock-based compensation plans as described below.
     In November 1999, the Company’s Board of Directors restated and adopted the 1999 Stock Option Plan with an effective date of November 30, 1999. The Company has reserved 700,000 shares of the Company’s common stock for issuance upon the exercise of options granted under this plan. Under the 1999 Stock Option Plan, the Board can determine the date on which options can vest and become exercisable as well as the term of the options granted.
     In July 2002, the Company’s stockholders adopted the 2002 IMR Stock Option Plan with an effective date of July 29, 2002. The Company has reserved 500,000 shares of its common stock for issuance upon the exercise of options granted under this plan. Under the 2002 IMR Stock Option Plan, the Board can determine the date on which options can vest and become exercisable as well as the term of the options granted. On January 29, 2003, the Board approved a motion effective June 1, 2003 for the discontinuance of any further stock option grants under the 2002 IMR Stock Option Plan.

     In July 2002, the Company’s stockholders adopted the 2002 Non Employee Stock Option Plan with an effective date of July 29, 2002. The Company has reserved 500,000 shares of its common stock for issuance upon the exercise of options granted under this plan. Under the 2002 Non Employee Stock Option Plan, the Board can determine the date on which options can vest and become exercisable as well as the term of the options granted.
     In connection with the Company’s initial public offering, the Company agreed to sell to the underwriter warrants exercisable for the purchase of 100,000 shares of common stock for $9.00 per share during a five-year period. The holders of these warrants had the right through the expiration date, to include such warrants and the shares of common stock issuable upon their exercise in any registration statement or amendment to a registration statement of the Company at no expense to such holders. As of December 31, 2007, 16,500 of these warrants had been exercised at a per share price of $9.00. All warrants expired February 10, 2005.
     Amendments to the Stock-Based Compensation Plans. The Company has made amendments to the stock-based compensation plans as described below.
     On June 29, 2003, the Company’s stockholders approved an amendment to increase the number of shares reserved under the Company’s 1999 Stock Option Plan from 700,000 to 1,400,000 shares of common stock for issuance upon the exercise of options under this plan. Under the 1999 Stock Option Plan, the Board can determine the date on which options can vest and become exercisable as well as the term of the option granted. As of December 31, 2007, the number of options remaining available for future issuance under the 1999 Stock Option Plan is 579,000.
     On November 8, 2006 the Board of Directors adopted and approved an amendment of the 2002 Non Employee Stock Option Plan. They increased the number of common stock shares reserved for issuance upon the exercise of options granted under the Plan from 500,000 to 1,500,000 shares and the expiration date of the Plan was extended from March 31, 2007 to March 31, 2010. The company’s stockholders approved this amendment on January 30, 2007. As of December 31, 2007, the number of options remaining available for future issuance under the 2002 Non Employee Stock Option Plan is 905,000.
     2007 Stock Option Information. The following table sets forth certain information relating to options granted in 2007 to named officers to purchase shares of our common stock.

		Number of	Exercise
Name	Grant Date	Options	Price
Frank Apodaca (1)	March 26, 2007	50,000	$2.23
Scott Treadway (2)	October 30, 2007	120,000	$1.50

1)	Mr Apodaca’s employment was terminated by us and these options have been forfeited

2)	These options were issued to Mr Treadway in connection with our acquisition of PME, his former employer
     The total outstanding stock options held by Directors as of December 31, 2007 totaled 424,000 shares with a weighted average exercise price of $1.89. During 2007, the Company’s executives and directors exercised no stock options and forfeited 259,560 stock options. Compensation costs of $401,000 for 2007 were included in general and administrative expenses.

     The changes in outstanding stock options for the year ended December 31, 2007 is as follows:

	2007
		Weighted	Weighted	Aggregate
		Average	Average	Intrinsic
	Number of	Exercise	Fair	Value
	Options	Price	Value	(thousands)
Outstanding at January 1, 2007	1,427,354	$2.21	$1.39
Granted	397,500	1.90	0.93
Exercised	—	—	—
Forfeited	(507,354)	2.64	1.61

Outstanding at December 31, 2007	1,317,500	$1.95	$1.16

Vested (exercisable)	1,008,500	$1.98	$1.18	$250
Non-vested	309,000	1.86	1.11	—

Outstanding at December 31, 2007	1,317,500	$1.95	$1.16

     The options outstanding and exercisable are as follows:

	Options Outstanding			Options Exercisable
		Weighted	Weighted		Weighted
		Average	Average		Average
	Outstanding	Remaining	Exercise	Outstanding	Exercise
Price Range	at 12/31/07	Life (Years)	Price	at 12/31/07	Price
$1.05 to $1.75	287,000	4.1	$1.37	287,000	$1.37
$1.76 to $3.55	1,013,500	2.6	2.07	707,250	2.17
$3.56 to $5.25	17,000	1.0	4.36	14,250	4.46

Total	1,317,500		$1.95	1,008,500	$1.98

     2006 Stock Option Information. In November 2006, the Board of Directors granted 310,000 options to Company officers. These stock options have an exercise price of $1.76, a five year life and vest in equal portions over four years. The Company recognized about $16,000 of expense in 2006 related to these grants and expects to recognize a total additional compensation expense of approximately $200,000 over the four year vesting period of these options.
     In November 2006, the Board of Directors voted to reprice all outstanding stock options effective December 27, 2006 with an exercise price greater than $2.00 per share held by the Company’s current directors and officers. As a result, the exercise price of outstanding options on 649,000 shares, subject to repricing, was reduced from a range of $2.24 to $9.50 per share to $2.00 per share. There was no change in the number of shares subject to each repriced stock option, vesting, expiration date, or other terms. The Company expects to recognize a total additional compensation expense of $158,000 over the remaining average vesting life of these options over 1.3 years. Approximately $127,000 was recognized in the fourth quarter of 2006, as a result of repricing currently vested options, and the remaining $31,000 will be recognized in 2007 and 2008.
     The total outstanding stock options held by Directors as of December 31, 2006 were for 475,000 shares with a weighted average exercise price of $1.99. Compensation costs of $231,000 for 2006 were included in general and administrative expenses. The tax benefit related to compensation costs is $85,000.

     The changes in outstanding stock options for the year ended December 31,2006 is as follows:

	2006
		Weighted	Weighted
		Average	Average
	Number of	Exercise	Fair
	Options	Price	Value
Outstanding at January 1, 2006	1,301,354	$3.48	$1.58
Granted	310,000	1.76	0.95
Exercised	—	—	—
Forfeited	(184,000)	4.13	1.77

Outstanding at December 31, 2006	1,427,354	$2.21	$1.39

Vested (exercisable)	832,854	$2.45	$1.58
Non-vested	594,500	1.87	1.12

Outstanding at December 31, 2006	1,427,354	$2.21	$1.39

2005 Stock Option Information. The changes in outstanding stock options for the year ended December 31, 2005 is as follows:

	2005
		Weighted	Weighted
		Average	Average
	Number of	Exercise	Fair
	Options	Price	Value
Outstanding at January 1, 2005	1,489,764	$4.01	$1.78
Granted	224,000	1.37	1.02
Exercised	(20,000)	1.25	0.55
Forfeited	(392,410)	4.39	1.95

Outstanding at December 31, 2005	1,301,354	$3.48	$1.58

Vested (exercisable)	842,229	$3.88	$1.79
Non-vested	459,125	4.18	1.84

Outstanding at December 31, 2005	1,301,354	$3.48	$1.58

Note 15 — Income Taxes
     The income tax provision for the years ended December 31, 2007, 2006 and 2005 consists of:

dollars in thousands	2007	2006	2005
Current provision	$(159)	$(465)	$(916)
Deferred provision	(432)	415	1,146

Total provision for income tax expense (benefit)	$(591)	$(50)	$230

Tax provision (benefit) from continuing operations	$(656)	$14	$47
Tax provision (benefit) from discontinued operations	65	(64)	183

Total provision for income tax expense (benefit)	$(591)	$(50)	$230

     Deferred income tax assets and liabilities as of December 31, 2007 and 2006 are comprised of:

	December 31,	December 31,
dollars in thousands	2007	2006
Deferred tax assets:
Net operating loss carryforwards	$676	$1,047
Provision for losses on accounts receivable and agent advances	221	89
Depreciation and impairment of fixed assets	(30)	41
Accrued expenses	513	201
Valuation allowance	(291)	(862)

Total deferred tax asset	1,089	516

Deferred tax liabilities:
Prepaid expenses	63	516
Intangible asset basis difference	1,026	0

Total deferred tax liability	1,089	516

Net deferred tax asset (liability)	$—	$—

Current deferred tax asset, net	$23	$—
Non-current deferred tax asset, net	—	387
Current deferred tax liability, net	—	(387)
Non-current deferred tax liability, net	(23)	—

Net deferred tax asset (liability)	$—	$—

     At December 31, 2007 and 2006, the Company had federal and state net operating loss (“NOL”) carryforwards of approximately $1,988,000 and $3,081,000, respectively, expiring at various dates through 2020. The NOL carryforwards after tax effects of 34% result in a deferred tax asset of $676,000 and $1,047,000 as of December 31, 2007 and 2006, respectively. Internal Revenue Code Section 382 places a limitation on the amount of taxable income which can be offset by net operating loss (“NOL”) carryforwards after a change in control (generally greater than 50% change in ownership) of a loss corporation. Generally, after a change in control, a loss corporation cannot deduct NOL carryforwards in excess of the Section 382 limitation. Due to these “change in ownership” provisions, utilization of NOL and tax credit carryforwards may be subject to an annual limitation regarding their utilization against taxable income in future periods.
The Company’s effective income tax rate for continuing operations differs from the U.S. federal statutory rate as follows:

	2007	2006	2005
Federal statutory rate	34.0%	34.0%	34.0%
Permanent differences	-21.3%	-20.6%	-26.7%
State rate	1.6%	7.8%	-0.7%
Change in valuation allowance	-11.3%	-20.2%	-3.1%
Impact of purchase accounting — ICM acquisition	6.7%	0.0%	0.0%
Other	0.5%	-1.3%	-3.8%

Effective tax rate	10.2%	-0.3%	-0.3%

Note 16 — Related Party Transactions
     Mr. Frank Apodaca, Foresight’s former Chief Operating Officer, had an agreement with Ready One Industries, formerly National Center for Employment of the Disabled (“NCED”). NCED was the party from whom the Company acquired Foresight in June 2004. This agreement between Mr. Apodaca and NCED predates the Company’s acquisition of Foresight and entitles him to 10% of the proceeds (stock or cash) from the sale of Foresight. Pursuant to this agreement, as of December 31, 2006, Mr. Apodaca has received 214,548 of the Company’s shares and may be entitled to receive $223,000 from NCED.

     The office space we lease for our Foresight operation in El Paso was owned by NCED through January 2007. Total payments of $24,000 were paid to NCED under this agreement through January 2007. In the first quarter of 2007, the property was sold to a non-related party and the lease was assigned to that new landlord. Foresight also earned revenue from NCED of $684,000 and $146,000 in 2006 and 2007, respectively.
     The Company has an arrangement with Insurance Producers Group of America, Inc. (“IPG”). IPG was a subsidiary of ICM before it merged with ICM in January of this year, but was distributed to certain ICM shareholders prior to its merger. IPG markets insurance products through career agents that it has appointed. The Company’s arrangement with IPG allows IPG to use a portion of its office space and also allows certain of the Company’s officers and employees to provide services to IPG. IPG pays the Company, on an arm’s length basis, for the use of the space and the use of its employees. The monthly amount paid to the Company varies but is less than $5,000 per month. IPG is managed by individuals not related to the Company, but Ian Stuart, the Company’s Interim President and CEO, owns approximately 12% of the issued and outstanding shares of IPG and occasionally provides management services to IPG. In addition, the Peter Nauert Revocable Trust, which owns 27% of the Company’s issued and outstanding common stock, owns approximately 47% of the issued and outstanding shares of IPG.
     See Note 10 for a discussion of a note payable to the Nauert Trust.
Note 17 — Commitments and Contingencies
     In the normal course of business, the Company may become involved in litigation or in settlement proceedings relating to claims arising out of the Company’s operations. Except as described below, the Company is not a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, could have a material adverse effect on the Company’s business, financial condition and results of operations.
     Zermeno v Precis, Inc. The case styled “Manuela Zermeno, individually and on behalf of the general public; and Juan A. Zermeno, individually and on behalf of the general public v Precis, Inc., and Does 1 through 100, inclusive” was filed on August 14, 2003 in the Superior Court of the State of California for the County of Los Angeles under case number BC 300788.
     The Zermeno plaintiffs are former members of the Care Entréetm discount healthcare program who allege that they (for themselves and for the general public) are entitled to injunctive, declaratory, and equitable relief under California Health and Safety Code § 445 (“Section 445”). That provision governs medical referral services. The plaintiffs’ also sought relief under Business and Professions Code § 17200, California’s Unfair Competition Law (“Section 17200”).
     On December 21, 2007, the Company received a verdict in our favor. The plaintiffs have indicated that they plan to appeal. A negative result in this case would have a material affect on the Company’s financial condition and would limit the Company’s ability (and that of other healthcare discount programs) to do business in California.
     We believe that the Company has complied with all applicable statues and regulations in the state of California. Although the Company believes the Plaintiffs’ claims are without merit, the Company cannot provide any assurance regarding the outcome or results of this litigation.
     State of Texas v The Capella Group, Inc. et al. The State of Texas filed a lawsuit against Capella and Equal Access Health, Inc. (including various names under which Equal Access Health, Inc. does business) on April 28, 2005. Equal Access Health was a third-party marketer of the Company’s discount medical card programs, but is otherwise not affiliated with the Company’s subsidiaries or the Company. The lawsuit alleges that Care Entréetm, directly and through at least one other party that formerly resold the services of Care Entréetm’s to the public, violated certain provisions of the Texas Deceptive Trade Practices Consumer Protection Act. The lawsuit seeks, among other things, injunctive relief, unspecified monetary penalties and restitution. The Company believes that the allegations are without merit and are vigorously defending this lawsuit. The lawsuit was filed in the 98th District Court of Travis County, Texas as case number GV501264. Unfavorable findings in this lawsuit could have a material adverse effect on the Company’s financial condition and results of operations. No assurance can be provided regarding the outcome or results of this litigation.

     Investigation of National Center for Employment of the Disabled, Inc. and Access HealthSource, Inc. (“Foresight”) In June 2004, we acquired Foresight and its subsidiaries from National Center for Employment of the Disabled, Inc. (now known as Ready One Industries, “NCED”). Robert E. Jones, the C.E.O. of NCED was elected to and served on the Company’s Board of Directors until his March 2006 resignation. Frank Apodaca served as the President and C.E.O. of Foresight from the Company’s acquisition until September 3, 2007, on which his date his employment was terminated by the Company. Mr. Apodaca, who had been placed on leave prior to the termination of his employment, also served as Chief Administrative Officer and a member of the Board of Directors of NCED. Mr. Apodaca also served as the Company’s President from June 10, 2004 to January 30, 2007. Until July 2006, his employment agreement with the Company allowed him to spend up to 20% of his time on matters related to NCED’s operations. NCED is one of the Company’s greater than 10% shareholders as a result of shares it received from the acquisition of Foresight.
     There is an ongoing federal investigation of Mr. Apodaca and Foresight, and there has been publicity in the El Paso, Texas area about the investigation. The investigation involves several elected public officials and over 20 companies that do business with local government entities in the El Paso area. Although no indictments have occurred, the Company believes that the investigation involves, among other things, allegations of corruption relating to contract procurement by Mr. Apodaca and Foresight and other companies from these local governmental entities. The Company can offer no assurance as to the outcome of the investigation. In addition to the negative financial effect from the loss of business, the Company has suffered and may continue to suffer as a result of the investigation and the adverse publicity surrounding the investigation. The Company’s financial condition and the results of its operations will be materially affected should the investigation result in formal allegations of wrongdoing by Foresight. The Company may become obligated to pay fines or restitution and its ability to operate Foresight under licenses may be restricted or terminated. In addition, the publicity and financial effect resulting from the investigation may affect the other divisions’ reputation and ability to attract business, and secure financing.
     States General Life Insurance Company. In February 2005, States General Life Insurance Company (“SGLIC”) was placed in permanent receivership by the Texas Insurance Commission (The State of Texas v States General Life Insurance Company, Cause No. GV-500484, in the 126th District Court of Travis County, Texas.) Pursuant to letters dated October 19, 2006, the Special Deputy Receiver (the “SDR”) of SGLIC asserted certain claims against ICM, its subsidiaries, Peter W. Nauert, ICM’s Chairman and Chief Executive Officer, and G. Scott Smith, a former Executive Officer of ICM, totaling $2,839,000. The SDR is seeking recovery of certain SGLIC funds that it alleges were inappropriately transferred and paid to or for the benefit of ICM, its subsidiaries and Messrs. Nauert and Smith. These claims are based upon assertions of Texas law violations, including prohibitions against self-dealing, participation in breach of fiduciary duty and preferential and fraudulent transfers. Mr. Nauert was in control and Chairman of the Board of SGLIC when it was placed in receivership by the Texas Insurance Commission. The Company, its subsidiaries and Messrs. Nauert and Smith intend to exercise their full rights in defense of the SDR’s asserted claims. The SDR filed its own action against SGLIC, pending in the 126th District Court of Travis County, Texas under cause No. GV-500484 and against Messrs. Nauert and Smith, ICM, certain subsidiaries of ICM and other parties, in the 126th District Court of Travis County, Texas under cause No. D-1-GN-06-4697. Access Plans has been named as a defendant in this action as a successor-in-interest to ICM.
     In connection with the Company’s acquisition of ICM and its subsidiaries, Mr. Nauert and the Peter W. Nauert Revocable Trust have agreed to fully indemnify ICM and the Company against any losses resulting from this matter. Although the Company can provide no assurance, we believe that the ultimate outcome of these claims and lawsuits will not have a material adverse effect on the Company’s consolidated financial condition, results of operation, or liquidity, and no amounts for any potential losses have been accrued at December 31, 2007.
     At December 31, 2007 the Company has accrued $310,000, inclusive of defense costs, for the resolution of these matters. While it is possible that we may incur costs in excess of this amount, we are unable to provide a reasonable estimate of the range of additional costs that may be incurred.

     Restricted Short-Term Investments. In order to arrange for the processing and collection of credit card and automated clearing house payments to it from its customers, the company has pledged cash and short-term investments in the aggregate amounts of $1,231,000 and $1,420,000 as of December 31, 2007 and 2006, respectively.
Note 18 — Operating Leases
     The Company has leased various office spaces through December 15, 2011. Future lease commitments on this space are as follows:

	Less than			More than
dollars in thousands	1 Year	1-2 Years	3-5 Years	5 Years	Total
Total operating leases on real property:
Continuing operations	$353	$587	$247	$—	$1,187
Discontinued operations	294	614	131		1,039

Total	$647	$1,201	$378	$—	$2,226

     The office space we lease for our Foresight operation in El Paso was owned by an affiliated company through January 2007. Total payments of $169,000 were paid to NCED under this agreement in 2006.
     Management expects that leases currently in effect will be renewed or replaced with other leases of a similar nature and term. For the years ended December 31, 2007, 2006 and 2005, the Company recognized rent expense related to office space and equipment in the amounts of $595,000, $733,000 and $629,000 respectively.
Note 19 — Employee Benefit Plan
     The Company has adopted a retirement plan that includes a 401(k) deferred compensation feature. All employees who have completed at least six months of service and are 21 years of age or older may participate in the plan. The Company makes matching contributions of up to 50% of a participant’s contributions limited to 3% of the participant’s annual compensation. The Company matching contributions vest 20% per year and become fully vested after the participant has 6 or more years of service. During 2007, 2006 and 2005, the Company made $51,000, 112,000 and $29,000, respectively, in matching contributions to the Plan. All contributions by participants are fully vested.
Note 20 — Segmented Information
     The Company discloses segment information in accordance with SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information, that requires companies to report selected segment information on a quarterly basis and to report certain entity-wide disclosures about products and services, major customers, and the material countries in which the entity holds assets and reports revenues. The Company’s reportable segments are strategic divisions that offer different services and are managed separately as each division requires different resources and marketing strategies. The Company’s Consumer Plan Division segment, offers savings on healthcare services to persons who are un-insured, under-insured, or who have elected to purchase only high deductible or limited benefit medical insurance policies, by providing access to the same preferred provider organizations (PPOs) that are utilized by many insurance companies and employers who self-fund at least a portion of their employees’ healthcare risk. These programs are sold primarily through private label resellers and a network marketing strategy. The Company’s Insurance Marketing Division provides web-based technology, specialty products and marketing of individual health insurance products and related benefits plans, primarily through a broad network of independent agency channels. Prior to the second quarter of 2008, the Insurance Marketing Division also included the results of ACP Agency, which is now reported as a discontinued operation. The Foresight TPA operations, which were classified as a discontinued operation during the third quarter of 2008, were previously reported as the Regional Healthcare segment. In prior years, the Company reported the financial results of the Company’s wholly-owned subsidiary Care Financial of Texas, L.L.C. (Care Financial) in a separate segment, Financial Services. Financial Services included two divisions — Care Financial which offered high deductible and scheduled benefit insurance policies and Care 125 which offered life insurance and annuities, along with Healthcare Savings Accounts (HSAs), Healthcare Reimbursement Arrangements (HRAs) and medical and dependent care Flexible Spending Accounts (FSAs). Care 125 was discontinued in December 2006 and Care Financial is included with Corporate and Other.
     The accounting policies of the segments are consistent with those described in the summary of significant accounting policies in Note 2. Intersegment sales are not material and all intersegment transfers are eliminated.

The Company evaluates segment performance based on revenues and income before provision for income taxes. The table on this page summarizes segment information for continuing operations:

	Consumer	Insurance		Toal
	Plan	Marketing	Corporate	Continuing
dollars in thousands	Division	Division	and Other	Operations
Year ended December 31, 2007:
Total revenue	$13,690	$15,246	$36	$28,972

Income (loss) before income taxes	(3,396)	(634)	(2,413)	(6,443)
Provision for income taxes (benefit)	16	13	(685)	(656)

Net income (loss)	(3,412)	(647)	(1,728)	(5,787)

Total assets held	$2,557	$14,215	$2,790	$19,562

Year ended December 31, 2006:
Total revenue	$14,443	$—	$82	$14,525

Income (loss) before income taxes	(2,814)	—	(1,829)	(4,643)
Provision for income taxes (benefit)	(9)	—	23	14

Net income (loss)	(2,805)	—	(1,852)	(4,657)

Total assets held	$5,448	$—	$5,887	$11,335

Year ended December 31, 2005:
Total revenue	$20,970	$—	$331	$21,301

Income (loss) before income taxes	(12,333)	—	(2,413)	(14,746)
Provision for income taxes (benefit)	11	—	36	47

Net income (loss)	(12,344)	—	(2,449)	(14,793)

Total assets held	$13,390	$—	$8,419	$21,809

ACCESS PLANS USA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (a)
(dollars in thousands)

	September 30,	December 31,
	2008	2007 (b)
	(unaudited)
ASSETS
Cash and cash equivalents	$1,226	$2,711
Restricted short-term investments	858	1,231

Total cash and short-term investments	2,084	3,942
Accounts receivable, net	824	964
Income taxes receivable	—	70
Advanced agent commissions, net	6,448	4,942
Prepaid expenses	241	154
Deferred tax asset	—	23
Current assets of discontinued operations	63	519

Total current assets	9,660	10,614
Fixed assets, net	542	447
Goodwill, net	5,489	5,489
Other intangible assets, net	2,877	3,462
Other assets	132	69
Non-current assets of discontinued operations	—	738

Total assets	$18,700	$20,819

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$398	$562
Accrued commissions payable	652	478
Other accrued liabilities	1,839	2,021
Income taxes payable	239	267
Short-term debt	530	1,255
Current portion of capital leases	—	48
Unearned commissions	4,545	3,683
Deferred service fees and deferred enrollment fees, net of acquisition costs	308	289
Liabilities of discontinued operations	254	936

Total current liabilities	8,765	9,539
Long-term debt	864	—
Deferred tax liability	—	23

Total liabilities	9,629	9,562

Commitments and contingencies (Note 9)

Preferred stock, $1.00 par value, 2,000,000 authorized shares; none issued	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized; 20,749,145 issued and 20,269,145 outstanding	207	207
Additional paid-in capital	40,630	40,619
Accumulated deficit	(30,757)	(28,560)
Less: Treasury stock (480,000 shares)	(1,009)	(1,009)

Total stockholders’ equity	9,071	11,257

Total liabilities and stockholders’ equity	$18,700	$20,819

a)	The accompanying notes are an integral part of these condensed consolidated financial statements

b)	Reclassified to conform to the current period’s presentation

ACCESS PLANS USA, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (a)
(Dollars in thousands, except earnings per share)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
Dollars in thousands, except per share information	2008	2007 (b)	2008	2007 (b)
Commission and service revenues	$8,452	$7,306	$26,261	$19,912
Interest income on agent advances	231	155	596	367

Total revenue	8,683	7,461	26,857	20,279

Commission expenses	4,834	3,784	14,835	9,562
Provider network fees and other direct costs	1,145	1,281	3,880	3,466
Interest expense from funding agent advances	44	68	119	183

Total direct costs	6,023	5,133	18,834	13,211

Gross margin	2,660	2,328	8,023	7,068

Personnel costs, including benefits	1,504	1,227	4,752	3,875
Other sales, general and administrative expenses	1,002	1,218	3,446	4,294
Depreciation and amortization	252	192	761	554
Restructuring and severance charges	—	—	164	696
Goodwill and intangible asset impairment charges	—	3,977	—	3,977

Total operating expenses	2,758	6,614	9,123	13,396

Operating loss	(98)	(4,286)	(1,100)	(6,328)
Other income (expense)
Interest income	5	21	38	86
Interest expense	(1)	(3)	(11)	(15)

Total other income (expense)	4	18	27	71

Loss from continuing operations before income taxes	(94)	(4,268)	(1,073)	(6,257)
Provision for income tax expense (benefit)	32	(474)	39	(460)

Loss from continuing operations	(126)	(3,794)	(1,112)	(5,797)
Income (loss) from discontinued operations, net	(702)	(3,970)	(1,085)	(7,743)

Net loss	$(828)	$(7,764)	$(2,197)	$(13,540)

Basic and diluted net income (loss) per share:
Continuing operations	$(0.01)	$(0.19)	$(0.06)	$(0.31)
Discontinued operations	(0.03)	(0.19)	(0.05)	(0.42)

Total	$(0.04)	$(0.38)	$(0.11)	$(0.73)

Weighted average number of common shares outstanding, basic and diluted	20,269,145	20,269,145	20,269,145	18,550,701

a)	The accompanying notes are an integral part of these condensed consolidated financial statements

b)	Reclassified to conform to the current period’s presentation

ACCESS PLANS USA, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (a)
(Dollars in thousands)

		Additional			Total
	Common	Paid-In	Accumulated	Treasury	Stockholders’
	Stock	Capital	Deficit	Stock	Equity
Balance, December 31, 2007	$207	$40,619	$(28,560)	$(1,009)	$11,257
Changes during the nine months ended September 30, 2008:
Stock option awards	—	11	—	—	11
Net loss	—	—	(2,197)	—	(2,197)

Balance, September 30, 2008	$207	$40,630	$(30,757)	$(1,009)	$9,071

a)	The accompanying notes are an integral part of these condensed consolidated financial statements

ACCESS PLANS USA, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (a)
(Dollars in thousands)

	For the Nine Months
	Ended September 30,
	2008	2007 (b)
Cash flows from operating activities:
Net loss	$(2,197)	$(13,540)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Loss from discontinued operations	1,085	7,743
Non-cash charges:
Stock option compensation charges	11	367
Depreciation and amortization	761	554
Provision for losses on accounts receivable and agent advances	387	226
Loss on disposal and impairment of fixed assets	—	335
Goodwill impairment charge	—	3,977
Deferred income taxes	—	(433)
Changes in operating assets and liabilities (net of businesses acquired in 2007):
Accounts receivable	3	(355)
Income taxes receivable, net of payable	63	(193)
Advanced agent commissions	(1,756)	(163)
Prepaid expenses and other assets	(149)	1,541
Accounts payable and accrued liabilities, including commissions	(174)	118
Unearned commissions	862	56
Deferred service fees and deferred enrollment fees, net of acquisition costs	19	(97)

Net cash provided by (used in) continuing operating activities	(1,085)	136
Net cash provided by (used in) discontinued operating activities	(592)	553

Net cash provided by (used in) operating activities	(1,677)	689

Cash flows from investing activities:
Decrease in unrestricted short-term investments	—	320
Decrease in restricted short-term investments	373	189
Purchase of fixed assets	(273)	(266)
Cash acquired in business combination, net	—	77

Net cash provided by (used in) investing activities (c)	100	320

Cash flows from financing activities:
Payments of capital leases	(48)	(144)
Increase (decrease) in debt, net	140	(591)

Net cash provided by (used) in financing activities (c)	92	(735)

Net change in cash and cash equivalents	(1,485)	274
Cash and cash equivalents at beginning of period	2,711	3,232

Cash and cash equivalents at end of period	$1,226	$3,506

Supplemental disclosure:
Income taxes paid (recovered), net	$34	$(204)

Interest paid	$131	$198

Non-cash investing and financing activities:
Stock issued in connection with business combination	$—	$10,540

a)	The accompanying notes are an integral part of these condensed consolidated financial statements

b)	Reclassified to conform to the current period’s presentation

c)	All cash provided by (used in) investing and financing activity is attributable to continuing operations other than $25,000 of fixed asset purchases during the nine month period ended September 30, 2007

ACCESS PLANS USA, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
Note 1 — Nature of Operations
Access Plans USA, Inc. (the “Company”) develops and distributes quality affordable consumer driven healthcare programs primarily for individuals. Our products and programs are designed to deal with the rising costs of healthcare. They include health insurance plans and non-insurance healthcare discount programs to help provide solutions for the millions of Americans who need access to affordable healthcare.
On November 13, 2008 the Company announced that its Board of Directors had approved an agreement to merge the Company with Alliance HealthCard, Inc. The merger must be approved by a majority vote of the Company’s shareholders and is conditional upon the Company’s exit from its Regional Healthcare operations based in El Paso and Alliance HealthCard’s registration of the common stock shares to be issued in conjunction with the merger. At closing, Alliance HealthCard will issue up to 7.25 million of its shares to the Company’s shareholders. Immediately after closing, which is anticipated to occur during the first calendar quarter of 2009, it is expected that the Company’s former shareholders will own approximately 33% of the outstanding Alliance HealthCard shares.
The Company’s operations are currently organized under two business divisions:
▪	Consumer Plan Division - develops and markets non-insurance healthcare discount programs and association memberships. Since October 1, 2007, the Consumer Plan Division has included the results of Protective Marketing Enterprises, Inc. which was acquired on that date.

▪	Insurance Marketing Division - markets individual major medical health insurance products through AHCP Agency, a national network of independent agents. Prior to the second quarter of 2008, this division also included the results of ACP Agency (a broad network of independent agents that distributed Medicare insurance programs to individuals), which is now reported as a discontinued operation. The Insurance Marketing division was formed on January 30, 2007, the date the Company completed its merger with Insurance Capital Management USA, Inc. AHCP Agency and ACP Agency are wholly-owned subsidiaries.
Note 2 — Basis of Presentation.
The accompanying unaudited consolidated financial statements, which should be read in conjunction with the Company’s audited financial statements, included in its December 31, 2007 Form 10-K filed with the Securities and Exchange Commission, have been prepared in accordance with generally accepted accounting principles and include the accounts of the Company and its subsidiaries. In the opinion of management, all adjustments considered necessary for a fair presentation have been included.
Certain financial information that is normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America, but not required for interim reporting purposes, has been condensed or omitted. Additionally, certain reclassifications have been made to prior period financial statements to conform to the current presentation of the financial statements, including:
▪	Reclassification of the Regional Healthcare division and ACP Agency’s financial position, results of operations and cash flows as discontinued operations (see Note 3)

▪	Reclassification of cash flows attributable to commission advances received from insurance carriers and paid to agents as an operating activity. Prior to June 30, 2008, these cash flows were classified as financing and investing cash flows, respectively.
Operating results for the three and nine months ended September 30, 2008 are not necessarily indicative of results that may be expected for the entire year.

Note 3 — Discontinued Operation
During the third quarter of 2008, we formally commenced an initiative to exit the third-party administration market. Accordingly, the El Paso-based Regional Healthcare operation has been reclassified as a discontinued operation. Effective December 30, 2008 the Company sold Foresight TPA and incurred a $100,000 net loss in connection with this sale.
Discontinued operations also include the results of ACP Agency. During June 2008, the Company sold all of its rights to future override commissions on substantially all of the Medicare supplement business previously sold by agents contracted with ACP Agency for cash proceeds aggregating $764,000. The Company may also receive, depending upon the policy termination rate of the business sold, up to an additional $190,000 during December 2008. Other business written by ACP Agency has been relatively minor and during 2008 ACP Agency has not actively engaged in the marketing of Medicare insurance programs.
The following sets forth summarized financial information for the discontinued operation:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
{dollars in thousands}	2008	2007	2008	2007
Total Revenue:
Regional Healthcare division	$691	$1,620	$2,224	$4,670
ACP Agency (a)	—	1,344	1,886	3,716

Total revenue	$691	$2,964	$4,110	$8,386

Net income (loss) from:
Regional Healthcare division (b)	$(702)	$(56)	$(1,602)	$(3,900)
ACP Agency (a), (c)	—	(3,914)	517	(3,843)

Total net loss	$(702)	$(3,970)	$(1,085)	$(7,743)

a)	ACP Agency revenue and net income for the nine months ended September 30, 2008 includes a $385,000 gain from the sale of future override commissions. This gain is net of a $400,000 charge for accelerated amortization of the intangible asset balance attributable to the January 2007 acquisition of ACP Agency

b)	Regional Healthcare net loss includes a $173,000 third quarter 2008 fixed asset impairment charge, arising in connection with the valuation of the Regional Healthcare balance sheet at its estimated fair value, and a $4,092,000 second quarter 2007 goodwill impairment charge.

c)	ACP Agency results reflect a $4,000,000 third quarter 2007 goodwill impairment charge.
Note 4 — Business Acquisitions
On January 30, 2007, the Company completed its merger with Insurance Capital Management USA, Inc. (“ICM”). On October 1, 2007, the Company completed its acquisition of Protective Marketing Enterprises, Inc. (PME). The following pro-forma condensed results of operations have been prepared as if the Company’s acquisitions of ICM and PME occurred on January 1, 2007:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
{dollars in thousands}	2008	2007	2008	2007
Total Revenue	$8,688	$9,106	$26,895	$28,010

Loss from continuing operations	$(126)	$(3,796)	$(1,112)	$(6,098)

Basic and diluted net income (loss) per share from continuing operations	$(0.01)	$(0.19)	$(0.05)	$(0.30)
Weighted average number of common shares outstanding, basic and diluted	20,269,145	20,269,145	20,269,145	20,269,145

The pro-forma revenues reflected above include $3,446,000, $2,106,000 and $1,624,000 of revenue from PME’s operations for the three month periods ended March 31, 2007, June 30, 2007 and September 30, 2007, respectively. Because PME had discontinued much of its marketing activities by the beginning of 2007, its revenues declined throughout 2007 to only $1,320,000 for the three months ended December 31, 2007. PME revenue for the three month and nine month periods ended September 30, 2008 aggregated $1,190,000 and $4,004,000, respectively.
Note 5 — Goodwill and Other Intangible Assets
Goodwill and other intangible assets comprise:

	September 30,	December 31,
{dollars in thousands}	2008	2007
Goodwill	$5,489	$5,489
Intangible assets	2,877	3,462

Total	$8,366	$8,951

Goodwill and intangible assets:
Attributable to ICM acquisition	7,478	7,926
Attributable to PME acquisition	888	1,025

Total	$8,366	$8,951

Note 6 — Advanced Agent Commissions
Advanced agent commissions consist of:

	September 30,	December 31,
{dollars in thousands}	2008	2007
Advances funded by:
Insurance carriers	$4,545	$3,683
Speciality lending corporation	1,394	452
Commercial bank	—	425
Self-funded	1,159	782

Sub-total	7,098	5,342
Allowance for doubtful recoveries	(650)	(400)

Total advanced agent commissions	$6,448	$4,942

Note 7— Debt
Short-term and long-term debt consists of:

	September 30,	December 31,
{dollars in thousands}	2008	2007
Short-term debt	$530	$1,255
Long-term debt	864	—

Total	1,394	1,255

Total debt:
Specialty lending corporation — loan	$1,394	$452
Commercial bank — revolving lines of credit	—	425
Related party — promissory note	—	378

Total debt	$1,394	$1,255

During March 2008, the Company obtained a new $1,605,000 loan from Commission Funding Group (CFG), a specialty lending corporation. $731,000 of these proceeds were used immediately to fully pay-off the previous CFG loan, the outstanding commercial bank revolving lines of credit, and the loan origination fee. The current CFG loan matures March 2011, and the principal is repayable in equal monthly installments. The current interest rate charge, which is variable, together with the loan origination fee amortization charge, currently approximates 11%. The loan may be prepaid without penalty. Collateral provided to CFG includes rights, only in the event of a default, to certain AHCP Agency commissions from insurance carriers.

The related party promissory note, which was obtained from the Peter Nauert estate during September 2007 was paid in full during September 30, 2008.
Note 8 — Common Stock Options
During the nine months ended September 30, 2008, the Company granted 25,000 stock options, exercisable over a four year period, at a strike price of $1.25. At September 30, 2008 there were 939,500 outstanding stock options with a weighted remaining average life of 2.4 years and a weighted average exercise price of $1.94. Exercisable stock options at September 30, 2008 aggregated 787,000, with a weighted average exercise price of $1.98. The average stock price during 2008 has been less than $1.00. Stock option compensation expense for the nine months ended September 30, 2008 and 2007, net of the credit arising from cancellation of options previously granted to terminated employees, aggregated $10,000 and $370,000, respectively.
Note 9 — Commitments and Contingencies
In the normal course of business, the Company may become involved in litigation or in settlement proceedings relating to claims arising out of the Company’s operations. Except as described below, the Company is not a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, could have a material adverse effect on the Company’s business, financial condition and results of operations.
a.	Foresight TPA dispute with Tenet. The Demand for Arbitration brought against our Foresight TPA subsidiary by Tenet Hospitals Limited d/b/a Sierra Medical Center and Providence Memorial Hospital and R.H.S.C. El Paso, Inc. d/b/a Rio Vista Physical Rehabilitation Hospital (collectively, “Tenet”) and a separate dispute between Tenet and Foresight regarding the administration of benefit plans by Foresight TPA that include access to Tenet hospitals has been resolved by a confidential settlement agreement entered into by the parties on September 19, 2008. We disclosed these disputes in our 10-Q filed on August 14, 2008.

b.	William Andrew Rivell, M.D. and Alan B. Whitehouse, M.D., individually and on behalf of all persons similarly situated, v. Private Health Care Systems and The Capella Group, Inc.; Civil Action File No: CV106-176. was was filed and remains pending in the United States District Court for the Southern District of Georgia, Augusta Division. The plaintiffs in this case allege that the contracts entered into by medical providers with our subsidiary, The Capella Group, Inc. (“Capella”) through Capella’s relationship with the Private Health Care Systems network of providers (“PHCS”) did not allow for the use of the providers’ names to market a discount medical plan whereby payment for services is made at the point of service by the consumer, and not by a third party payor such as an insurance company. We vigorously contest this assertion and intend to defend this case. The Plaintiffs are, however, seeking certification of this case as a class action on behalf of all similarly-situated physicians nationwide. If the plaintiffs succeed with such certification and ultimately prevail in the case, it could have a material adverse affect on our financial condition and our results of operation. The case was originally instituted on November 17, 2006, but was thereafter dismissed by the District Court. The United States Court of Appeals for the Eleventh Circuit vacated such dismissal and remanded the case to the District Court on March 24, 2008.

c.	Investigation of National Center for Employment of the Disabled, Inc. and Access HealthSource, Inc. (“Foresight”): In June 2004, the Company acquired Foresight (formerly Access Healthsource, Inc.) and its subsidiaries from National Center for Employment of the Disabled, Inc. (now known as Ready One Industries, “NCED”). Robert E. Jones, the C.E.O. of NCED was elected to and served on our Board of Directors until his March 2006 resignation. Frank Apodaca served as the President and C.E.O. of Foresight from the date of our acquisition until September 3, 2007, on which date we terminated his employment. Mr. Apodaca, who had been placed on leave prior to the termination of his employment, also served as Chief Administrative Officer and a member of the Board of Directors of NCED. Mr. Apodaca also served as our President from June 10, 2004 to January 30, 2007. Until July 2006, his employment agreement with us allowed him to spend up to 20% of his time on matters related to NCED’s operations. NCED holds 9.7% of our common stock as a result of shares it received from the acquisition of Foresight.

There is an ongoing federal investigation of Mr. Apodaca and Foresight, and there has been publicity in the El Paso, Texas area about the investigation. The investigation involves several elected public officials and over 20 companies that do business with local government entities in the El Paso area. Although no indictments have occurred, we believe that the investigation involves, among other things, allegations of corruption relating to contract procurement by Mr. Apodaca and Foresight and other companies from these local governmental entities. We can offer no assurance as to the outcome of the investigation. In addition to the negative financial effect from the loss of business, we have suffered and may continue to suffer as a result of the investigation and the adverse publicity surrounding the investigation. Our financial condition and the results of our operations will be materially affected should the investigation result in formal allegations of wrongdoing by Foresight. We may become obligated to pay fines or restitution and our ability to operate Foresight under licenses may be restricted or terminated. In addition, the publicity and financial effect resulting from the investigation may affect our other divisions’ reputation and ability to attract business, and secure financing.

d.	State of Texas v The Capella Group, Inc. et al. The State of Texas filed a lawsuit against Capella and Equal Access Health, Inc. (including various names under which Equal Access Health, Inc. does business) on April 28, 2005. Equal Access Health was a third-party marketer of our discount medical card programs, but is otherwise not affiliated with us. The lawsuit alleges that Care Entréetm, directly and through at least one other party that formerly resold the services of Care Entréetm’s to the public, violated certain provisions of the Texas Deceptive Trade Practices Consumer Protection Act. The lawsuit seeks, among other things, injunctive relief, unspecified monetary penalties and restitution. We believe that the allegations are without merit and are vigorously defending this lawsuit. The lawsuit was filed in the 98th District Court of Travis County, Texas as case number GV501264. Unfavorable findings in this lawsuit could have a material adverse effect on our financial condition and results of operations. No assurance can be provided regarding the outcome or results of this litigation.

e.	Zermeno v Precis, Inc. The case styled “Manuela Zermeno, individually and on behalf of the general public; and Juan A. Zermeno, individually and on behalf of the general public v Precis, Inc., and Does 1 through 100, inclusive” was filed on August 14, 2003 in the Superior Court of the State of California for the County of Los Angeles under case number BC 300788.

The Zermeno plaintiffs are former members of the Care Entréetm discount healthcare program who allege that they (for themselves and for the general public) are entitled to injunctive, declaratory, and equitable relief under California Health and Safety Code § 445 (“Section 445”). That provision governs medical referral services. The plaintiffs’ also sought relief under Business and Professions Code § 17200, California’s Unfair Competition Law (“Section 17200”).

On December 21, 2007, we received a favorable verdict. The plaintiffs have indicated that they plan to appeal. A negative result in this case could have a material affect on our financial condition and would limit our ability (and that of other healthcare discount programs) to do business in California.

We believe that we have complied with all applicable statues and regulations in the state of California. Although we believe the Plaintiffs’ claims are without merit, we cannot provide any assurance regarding the outcome or results of this litigation.

f.	States General Life Insurance Company. In February 2005, States General Life Insurance Company (“SGLIC”) was placed in permanent receivership by the Texas Insurance Commission (The State of Texas v States General Life Insurance Company, Cause No. GV-500484, in the 126th District Court of Travis County, Texas.) Pursuant to letters dated October 19, 2006, the Special Deputy Receiver (the “SDR”) of SGLIC asserted certain claims against ICM, its subsidiaries, Peter W. Nauert, ICM’s Chairman and Chief Executive Officer, and G. Scott Smith, a former Executive Officer of ICM, totaling $2,839,000. The SDR is seeking recovery of certain SGLIC funds that it alleges were inappropriately transferred and paid to or for the benefit of ICM, its subsidiaries and Messrs. Nauert and Smith. These claims are based upon assertions of Texas law violations, including prohibitions against self-dealing, participation in breach of fiduciary duty and preferential and fraudulent transfers. Mr. Nauert was in control and Chairman of the Board of SGLIC when it was placed in receivership by the Texas Insurance Commission. The Company, its subsidiaries and Messrs. Nauert and Smith intend to exercise their full rights in defense of the SDR’s asserted claims. The SDR filed its own action against SGLIC, pending in the 126th District Court of Travis County, Texas under cause No. GV-500484 and against Messrs. Nauert and Smith, ICM, certain subsidiaries of ICM and other parties, in the 126th District Court of Travis County, Texas under cause No. D-1-GN-06-4697. Access Plans has been named as a defendant in this action as a successor-in-interest to ICM.

On May 6, 2008 our Motion for Summary Judgment on various matters was granted. The order granting our motion dismissed the Special Deputy Receiver’s causes of action related to recovery from affiliates, fraudulent transfers, avoidable preferences and under the Uniform Fraudulent Transfer Act. While the granting of our motion does not summarily dismiss the case, it narrowed the issues significantly and makes it less likely that the Special Deputy Receiver will obtain any monetary recovery from us

In connection with the Company’s acquisition of ICM and its subsidiaries, Mr. Nauert and the Peter W. Nauert Revocable Trust agreed to fully indemnify ICM and the Company against any losses resulting from this matter. Although the Company can provide no assurance, we believe that the ultimate outcome of these claims and lawsuits will not have a material adverse effect on the Company’s consolidated financial condition, results of operation, or liquidity, and no amounts for any potential losses have been accrued at September 30, 2008.
At September 30, 2008, the Company had accrued $625,000, inclusive of defense costs, for the resolution of the above matters. While it is possible that we may incur costs in excess of this amount, we are unable to provide a reasonable estimate of the range of additional costs that may be incurred.

Note 10 — Segment Information
The following table sets forth segment information for continuing operations:

	Three Months Ended September 30, 2008
	Consumer	Insurance	Corporate
{dollars in thousands}	Plan	Marketing	and Other	Total
Total revenue	$3,304	$5,376	$8	$8,688

Income (loss) from continuing operations before income taxes	120	259	(473)	$(94)
Provision for income tax (benefit) expense	22	10		32

Income/(loss) from continuing operations	$98	$249	$(473)	$(126)

Total assets held	$2,113	$15,003	$1,521	$18,637

	Three Months Ended September 30, 2007
	Consumer	Insurance	Corporate
	Plan	Marketing	and Other	Total
Total revenue	$3,146	$4,331	$5	$7,482

Income (loss) from continuing operations before income taxes	(3,179)	(543)	(546)	$(4,268)
Provision for income tax (benefit) expense	13	6	(493)	(474)

Income/(loss) from continuing operations	$(3,192)	$(549)	$(53)	$(3,794)

Total assets held	$1,628	$14,399	$3,722	$19,749

	Nine Months Ended September 30, 2008
	Consumer	Insurance	Corporate
	Plan	Marketing	and Other	Total
Total revenue	$11,302	$15,567	$26	$26,895

Income (loss) from continuing operations before income taxes	(32)	631	(1,672)	$(1,073)
Provision for income tax (benefit) expense	26	26	(13)	39

Income/(loss) from continuing operations	$(58)	$605	$(1,659)	$(1,112)

	Nine Months Ended September 30, 2007
	Consumer	Insurance	Corporate
	Plan	Marketing	and Other	Total
Total revenue	$9,556	$10,778	$31	$20,365

Income (loss) from continuing operations before income taxes	(3,663)	(774)	(1,820)	$(6,257)
Provision for income tax (benefit) expense	12	7	(479)	(460)

Income/(loss) from continuing operations	$(3,675)	$(781)	$(1,341)	$(5,797)

APPENDIX A
SECTION 1091 APPRAISAL RIGHTS
     A. Any shareholder of a corporation of this state who holds shares of stock on the date of the making of a demand pursuant to the provisions of subsection D of this section with respect to the shares, who continuously holds the shares through the effective date of the merger or consolidation, who has otherwise complied with the provisions of subsection D of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to the provisions of Section 1073 of this title shall be entitled to an appraisal by the district court of the fair value of the shares of stock under the circumstances described in subsections B and C of this section. As used in this section, the word “shareholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and “depository receipt” means an instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository. The provisions of this subsection shall be effective only with respect to mergers or consolidations consummated pursuant to an agreement of merger or consolidation entered into after November 1, 1988.
     B. 1. Except as otherwise provided for in this subsection, appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation, or of the acquired corporation in a share acquisition, to be effected pursuant to the provisions of Section 1081, other than a merger effected pursuant to subsection G of Section 1081, and Section 1082, 1086, 1087, 1090.1 or 1090.2 of this title.
     2. a. No appraisal rights under this section shall be available for the shares of any class or series of stock which stock, or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders to act upon the agreement of merger or consolidation, were either:
          (1) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or
          (2) held of record by more than two thousand holders.
No appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the shareholders of the surviving corporation as provided in subsection G of Section 1081 of this title.
     b. In addition, no appraisal rights shall be available for any shares of stock, or depository receipts in respect thereof, of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the shareholders of the surviving corporation as provided for in subsection F of Section 1081 of this title.
     3. Notwithstanding the provisions of paragraph 2 of this subsection, appraisal rights provided for in this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to the provisions of Section 1081, 1082, 1086, 1087, 1090.1 or 1090.2 of this title to accept for the stock anything except:
     a. shares of stock of the corporation surviving or resulting from the merger or consolidation or depository receipts thereof, or
     b. shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than two thousand holders, or

     c. cash in lieu of fractional shares or fractional depository receipts described in subparagraphs a and b of this paragraph, or
     d. any combination of the shares of stock, depository receipts, and cash in lieu of the fractional shares or depository receipts described in subparagraphs a, b, and c of this paragraph.
     4. In the event all of the stock of a subsidiary Oklahoma corporation party to a merger effected pursuant to the provisions of Section 1083 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Oklahoma corporation.
     C. Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections D and E of this section, shall apply as nearly as is practicable.
     D. Appraisal rights shall be perfected as follows:
     1. If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of shareholders, the corporation, not less than twenty (20) days prior to the meeting, shall notify each of its shareholders entitled to appraisal rights that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in the notice a copy of this section. Each shareholder electing to demand the appraisal of the shares of the shareholder shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of the shares of the shareholder. The demand will be sufficient if it reasonably informs the corporation of the identity of the shareholder and that the shareholder intends thereby to demand the appraisal of the shares of the shareholder. A proxy or vote against the merger or consolidation shall not constitute such a demand. A shareholder electing to take such action must do so by a separate written demand as herein provided. Within ten (10) days after the effective date of the merger or consolidation, the surviving or resulting corporation shall notify each shareholder of each constituent corporation who has complied with the provisions of this subsection and has not voted in favor of or consented to the merger or consolidation as of the date that the merger or consolidation has become effective; or
     2. If the merger or consolidation is approved pursuant to the provisions of Section 1073 or 1083 of this title, either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within ten (10) days thereafter shall notify each of the holders of any class or series of stock of the constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of the constituent corporation, and shall include in the notice a copy of this section. The notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify the shareholders of the effective date of the merger or consolidation. Any shareholder entitled to appraisal rights may, within twenty (20) days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of the holder’s shares. The demand will be sufficient if it reasonably informs the corporation of the identity of the shareholder and that the shareholder intends to demand the appraisal of the holder’s shares. If the notice does not notify shareholders of the effective date of the merger or consolidation either:
     a. each constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of the constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation, or
     b. the surviving or resulting corporation shall send a second notice to all holders on or within ten (10) days after the effective date of the merger or consolidation; provided, however, that if the second notice is sent more than twenty (20) days following the mailing of the first notice, the second notice need only be sent to each shareholder

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who is entitled to appraisal rights and who has demanded appraisal of the holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the shareholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than ten (10) days prior to the date the notice is given; provided, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be the effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
     E. Within one hundred twenty (120) days after the effective date of the merger or consolidation, the surviving or resulting corporation or any shareholder who has complied with the provisions of subsections A and D of this section and who is otherwise entitled to appraisal rights, may file a petition in district court demanding a determination of the value of the stock of all such shareholders; provided, however, at any time within sixty (60) days after the effective date of the merger or consolidation, any shareholder shall have the right to withdraw the demand of the shareholder for appraisal and to accept the terms offered upon the merger or consolidation. Within one hundred twenty (120) days after the effective date of the merger or consolidation, any shareholder who has complied with the requirements of subsections A and D of this section, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of the shares. The written statement shall be mailed to the shareholder within ten (10) days after the shareholder’s written request for a statement is received by the surviving or resulting corporation or within ten (10) days after expiration of the period for delivery of demands for appraisal pursuant to the provisions of subsection D of this section, whichever is later.
     F. Upon the filing of any such petition by a shareholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which, within twenty (20) days after service, shall file, in the office of the court clerk of the district court in which the petition was filed, a duly verified list containing the names and addresses of all shareholders who have demanded payment for their shares and with whom agreements regarding the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such duly verified list. The court clerk, if so ordered by the court, shall give notice of the time and place fixed for the hearing on the petition by registered or certified mail to the surviving or resulting corporation and to the shareholders shown on the list at the addresses therein stated. Notice shall also be given by one or more publications at least one (1) week before the day of the hearing, in a newspaper of general circulation published in the City of Oklahoma City, Oklahoma, or other publication as the court deems advisable. The forms of the notices by mail and by publication shall be approved by the court, and the costs thereof shall be borne by the surviving or resulting corporation.
     G. At the hearing on the petition, the court shall determine the shareholders who have complied with the provisions of this section and who have become entitled to appraisal rights. The court may require the shareholders who have demanded an appraisal of their shares and who hold stock represented by certificates to submit their certificates of stock to the court clerk for notation thereon of the pendency of the appraisal proceedings; and if any shareholder fails to comply with this direction, the court may dismiss the proceedings as to that shareholder.
     H. After determining the shareholders entitled to an appraisal, the court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining the fair value, the court shall take into account all relevant factors. In determining the fair rate of interest, the court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any shareholder entitled to participate in the appraisal proceeding, the court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the shareholder entitled to an appraisal. Any shareholder whose name appears on the list filed by the surviving or resulting corporation pursuant to the provisions of subsection F of this

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section and who has submitted the certificates of stock of the shareholder to the court clerk, if required, may participate fully in all proceedings until it is finally determined that the shareholder is not entitled to appraisal rights pursuant to the provisions of this section.
     I. The court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the shareholders entitled thereto. Interest may be simple or compound, as the court may direct. Payment shall be made to each shareholder, in the case of holders of uncertificated stock immediately, and in the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing the stock. The court’s decree may be enforced as other decrees in the district court may be enforced, whether the surviving or resulting corporation be a corporation of this state or of any other state.
     J. The costs of the proceeding may be determined by the court and taxed upon the parties as the court deems equitable in the circumstances. Upon application of a shareholder, the court may order all or a portion of the expenses incurred by any shareholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.
     K. From and after the effective date of the merger or consolidation, no shareholder who has demanded appraisal rights as provided for in subsection D of this section shall be entitled to vote the stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions payable to shareholders of record at a date which is prior to the effective date of the merger or consolidation; provided, however, that if no petition for an appraisal shall be filed within the time provided for in subsection E of this section, or if the shareholder shall deliver to the surviving or resulting corporation a written withdrawal of the shareholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within sixty (60) days after the effective date of the merger or consolidation as provided for in subsection E of this section or thereafter with the written approval of the corporation, then the right of the shareholder to an appraisal shall cease; provided further, no appraisal proceeding in the district court shall be dismissed as to any shareholder without the approval of the court, and approval may be conditioned upon terms as the court deems just.
     L. The shares of the surviving or resulting corporation into which the shares of any objecting shareholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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